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As filed with the Securities and Exchange Commission on May 6, 2004

Registration No. 333-112375

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INFRASOURCE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation of Organization)	1623 (Primary Standard Industrial Classification Code Number)	03-0523754 (I.R.S. Employer Identification Number)

500 West Dutton Mill Road
Aston, Pennsylvania 19014
(610) 619-3000
(Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

David R. Helwig
Chief Executive Officer and President
InfraSource Services, Inc.
500 West Dutton Mill Road
Aston, Pennsylvania 19014
(610) 619-3000
(Name, Address, Including Zip Code, and Telephone Number Including Area Code, of Agent For Service)

Copies to:
Jeffrey H. Cohen, Esq. Jennifer A. Bensch, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Mark Stegemoeller, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 485-1234

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 6, 2004.

PROSPECTUS

10,000,000 Shares

InfraSource Services, Inc.

Common Stock

We are offering 8,500,000 shares of our common stock in this initial public offering. The selling stockholders included in this prospectus are offering an additional 1,500,000 shares of common stock. No public market currently exists for our common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

We have applied to list our common stock on the New York Stock Exchange under the symbol "IFS." We anticipate that the initial public offering price of our common stock will be between $13.00 and $15.00 per share.

Investing in our common stock involves risk. See "Risk Factors" beginning on page 12.

	Per Share	Total
Public Offering Price	$
Underwriting Discount	$
Proceeds to InfraSource Services, Inc. (before expenses)	$
Proceeds to the Selling Stockholders (before expenses)	$

The selling stockholders have granted the underwriters a 30-day option to purchase up to 1,500,000 additional shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about                       , 2004.

LEHMAN BROTHERS

     Sole Book-Running Manager

                      MERRILL LYNCH & CO.

                           Joint-Lead Manager

                                            BEAR, STEARNS & CO. INC.

                                                   D.A. DAVIDSON & CO.

                                                                FIRST ALBANY CAPITAL

                                                                                STIFEL, NICOLAUS & COMPANY
                                                                                                     INCORPORATED

                       , 2004

U.S. Electric Transmission Bottlenecks

Western Interconnection
Eastern Interconnection
ERCOT Interconnection
Transmission Bottleneck
Source: U.S. Department of Energy and Electric Reliability Council of Texas Inc.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where such offer or any sale of shares would be unlawful. The information in this prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this prospectus or of any sale of shares.

        We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

        This prospectus refers to brand names, trademarks, service marks and trade names of other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective holders.

        Until                        , 25 days after the date of this offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including our consolidated financial statements and related notes appearing elsewhere in this prospectus and the "Risk Factors" section, before making an investment decision. All references in this prospectus to "InfraSource Services," "InfraSource," "the Company," "we," "us," "our company" or "our" refer to InfraSource Services, Inc. and its consolidated subsidiaries, except where it is clear that such terms mean only InfraSource Services, Inc. As used in this prospectus, "pro forma consolidated" means that the information presented gives effect to our acquisition of InfraSource Incorporated and our acquisition of Maslonka & Associates, Inc. on January 27, 2004, in each case as if such transaction or transactions occurred on January 1, 2003 with respect to statement of operations data, and with respect to balance sheet data, the information presented gives effect to the Maslonka acquisition as if it occurred on December 31, 2003. "Pro forma consolidated as adjusted" as used in this prospectus means that the information presented gives effect to the foregoing acquisitions and the completion of this offering, including the application of the net proceeds as described under "Use of Proceeds," in each case, as if such transaction or transactions occurred on January 1, 2003 with respect to statement of operations data, and with respect to balance sheet data, the information presented gives effect to the Maslonka acquisition and this offering as if such transaction or transactions occurred on December 31, 2003.

InfraSource Services, Inc.

        We are one of the largest specialty contractors servicing the utility transmission and distribution infrastructure in the United States based on market share. Our broad range of services includes the design, engineering, procurement, construction, testing, maintenance and leasing of utility infrastructure. The following chart depicts our revenue mix by end market for the year ended December 31, 2003, on a pro forma consolidated basis:

        Our customers rely on us to design, construct and maintain reliable electric, natural gas and other utility infrastructure. We believe we are able to combine our broad geographic footprint, integrated service offerings, skilled workforce and experienced management team to deliver a compelling value proposition to our customers. Our customers primarily include electric power utilities, natural gas utilities, government entities and heavy industrial companies, such as petrochemical, processing and refining businesses. Our representative customers include:

  •
  Electric power: Exelon Corporation, American Transmission Company, TXU Corporation and Pacific Gas & Electric Co.;

  •
  Natural gas: Exelon Corporation, Consumers Energy, Michigan Consolidated Gas Company and the Columbia Gas companies; and

  •
  Telecommunications and other: Verizon Communications and Merck & Co., Inc.

        Our blanket master service agreements and new construction projects provide a balanced mix of recurring and project-based work. The broad range of customers, geographic regions and industries we serve provides us with diversified revenues, and a number of our specialized services generate strong margins. For the year ended December 31, 2003, on a pro forma consolidated basis, we had revenues of approximately $559.2 million. On a pro forma basis after giving effect to the Exelon Transaction as if it occurred on January 1, 2003, but not the Maslonka acquisition, our revenues for this period were $520.6 million.

Industry Trends

        We believe growth in our end markets will benefit from the following principal factors:

        Inadequacy of Current Electric Infrastructure. We believe the electric transmission infrastructure in the United States will require significant spending to cure historical underinvestment and to respond to increasing electricity demand. The increase in demand for electricity and growth in electric power generation capacity have outpaced the increase in transmission expenditures. This relative underinvestment in transmission has contributed to the current inadequacy of the electric power grid, which was one of the causal factors in the August 2003 blackouts in the Midwest and Northeast United States and Canada, the rolling blackouts in California in 2001, the power outages in Chicago, Long Island and New Jersey in the summer of 1999 and the increase in the number of emergency relief procedures needed to avoid overloading of transmission lines. In its 2002 National Transmission Grid Study, the U.S. Department of Energy emphasized the urgent need to modernize the nation's transmission system.

        Increased Outsourcing of Infrastructure Services. Utilities are constantly seeking ways to improve cost efficiencies, driven by pressure from investors, regulators and consumer advocates. We believe that utilities are frequently able to reduce operating costs and increase efficiencies by outsourcing a range of services to third parties. Specialty contractors can often provide services in a more efficient and cost-effective manner, in part by managing their flexible labor forces across various projects and multiple customers, while utilities generally must employ their labor forces full-time. As a result, many utilities are continuing to reduce the size of their labor forces and increase their reliance on third-party service providers.

        Favorable Regulatory, Legislative and Political Environment. The Federal Energy Regulatory Commission, or FERC, states in its Strategic Plan FY2004-2008 that its top priority is to "promote a secure, high-quality, environmentally responsible infrastructure." This goal includes objectives to expedite appropriate energy infrastructure development to ensure sufficient energy supplies and provide for timely cost recovery by infrastructure investors. We believe our end markets are well positioned to benefit from initiatives focused on these and related objectives. Examples of recent and proposed actions are:

  •
  Transmission Rate Incentives. In January 2003, FERC proposed a new incentive pricing policy to encourage investment in transmission infrastructure and improve grid performance. Specifically, FERC is proposing to increase the allowed return on equity to eligible transmission entities. These proposed incentives, if adopted, should help attract capital from existing owners as well as new entrants seeking to capitalize on the higher rates of return.

  •
  More Stringent Reliability Requirements and Enforcement. Some state utility commissions have begun to hold utilities accountable for failing to meet established minimum reliability standards or are considering such measures. In many cases, they are requiring minimum levels of capital spending to upgrade and maintain the electric power transmission and distribution network. FERC is developing an order that will require transmission system operators to publicly report violations of the electric power grid reliability standards.

  •
  Facilitation of Infrastructure Investment. Federal energy legislation proposed in 2003 contained several key provisions that we believe would, if included in legislation that is passed, contribute to increased investment in the U.S. electric power grid. Although it appears unlikely that any legislation will be passed as a comprehensive energy bill, the provisions granting transmission and other energy infrastructure incentives could be included as attachments to other bills or as separate pieces of legislation.

  •
  Clarification of Generator Interconnection Policies. In July 2003, FERC issued new standards for interconnection of large power generators to the transmission grid. These standards are intended to facilitate infrastructure development by clarifying interconnection procedures and by reducing interconnection time and cost. FERC reaffirmed its basic approach to standard generator interconnection policies in a rehearing order issued on March 3, 2004.

Competitive Strengths

        Leadership in Attractive Markets. As a result of our market leadership and reputation for high-quality service, we believe we are well positioned to benefit from anticipated spending by customers in our end markets.

        Breadth of Capabilities. We believe that customers in our end markets are increasingly seeking to improve their efficiencies by contracting with fewer service providers that can rapidly and effectively design, construct and maintain their infrastructure, in some cases across multiple geographic regions. We are one of the few utility infrastructure service providers capable of meeting a broad range of service needs in multiple service territories. We believe these capabilities are particularly advantageous because many of our competitors are small, regional firms.

        Strong Reputation for Project Execution and Safety. Our reputation as a premier service contractor has been built on an excellent performance record of delivering projects on time, on budget and to customer specifications. Most of our operating companies have been building this reputation for decades. Our strong reputation is reflected in our long-standing relationships with most of our major customers. In addition, the safety record of most of our operating subsidiaries has historically been better than industry averages, which provides us with a competitive advantage in bidding for many projects.

        Highly Skilled and Flexible Workforce. We have an experienced and skilled workforce trained to handle technically complex projects, including high-voltage electric power work and specialized subsurface work. In addition, we are generally able to quickly vary the size of our workforce to efficiently staff our projects and to meet the needs of our customers. This provides us with a variable cost structure that permits us to effectively respond to changes in demand for our services. Moreover, our labor force consists of both union and non-union personnel, which enables us to satisfy the varied labor requirements of customers in our end markets.

        Financial Strength. Financial strength is often an important consideration for customers in selecting service providers. We believe our diverse revenue base, attractive operating margins and strong cash flow contribute to our financial strength, which provides us with an advantage over many of our competitors. In addition, our financial strength, combined with our reputation and experience, improves our access to surety bonding to support our projects. We believe the consummation of this equity offering will further enhance our financial strength and our access to surety bonding to support our growth in what has become, in recent years, a difficult bonding environment.

        Experienced Management Team. We have a strong management team with extensive industry experience. The key members of our senior management team have worked in the utility or contracting industries for most of their careers and average over 20 years of industry experience.

Business Strategy

        Capitalize on Favorable Industry Trends in Utility Infrastructure Markets. Large utility customers continue to present growth opportunities for us. We believe we are well positioned to capitalize on growth opportunities resulting primarily from expected increases in spending on utility infrastructure and increased outsourcing by customers in our end markets.

        Increase Our Market Share. We intend to leverage our competitive strengths to increase our market share by:

  •
  gaining a greater share of our existing customers' spending for outsourced services we currently provide to them;

  •
  expanding cross-selling of additional services to our existing customers;

  •
  obtaining business from new customers in the territories we currently serve; and

  •
  introducing services to new and existing customers in regions we do not currently serve.

        Focus on Specialized Services that Generate High Margins. We intend to continue to increase our focus on technically complex projects where the specialized capabilities of our highly skilled personnel differentiates us from many of our competitors. For example, we have targeted turnkey substation services as a core competency, where our expertise enables us to perform the work efficiently and generate high margins.

        Pursue Highly Strategic Acquisitions. Although we do not consider acquisitions fundamental to the achievement of our objectives, we intend to evaluate and pursue acquisition opportunities to bolster our presence in select regional markets or to broaden our service offerings. For example, our acquisition of Maslonka & Associates, Inc., or Maslonka, will enhance our capabilities for large, high-voltage transmission projects and will allow us to cross-sell other services across a broader territory. We are currently evaluating certain potential acquisition opportunities to expand our capabilities and have delivered indications of interest with respect to two such opportunities with an aggregate proposed indicative price of less than $30 million. We have no commitments to purchase any of these businesses, nor are any of the acquisitions currently probable.

Risks Related to Our Business and Strategy

        Although we believe that focusing on the key areas set forth above will provide us with opportunities to reach our goals, there are a number of risks and uncertainties that may affect our financial and operating performance, including that:

  •
  demand for our services is cyclical and vulnerable to downturns in the industries we serve, which could result in extended periods of low demand for our services;

  •
  we currently derive a significant portion of our revenues from a small group of customers and, if we are unable to maintain and further develop our relationships with these customers or to obtain sufficient new customers, our business will be negatively affected;

  •
  the outcome of federal energy legislation and regulation is uncertain, and resolution could adversely affect our growth opportunities;

  •
  the expected increased investment in electric infrastructure may not materialize, and, as a result, there could be reduced demand or slower growth in demand for our services;

  •
  shortages of qualified personnel could adversely affect our ability to expand into new geographic markets or to meet current or expected demand for our services;

  •
  we may be unsuccessful at integrating companies that we acquire or have acquired, in which case our overall profitability could be adversely affected.

        In addition to the preceding risks, you should also consider the risks discussed under "Risk Factors" and elsewhere in this prospectus.

Recent Developments

        First Quarter 2004 Financial Highlights.    Our revenues for the quarter ended March 31, 2004, increased $37.7 million, or 34.7%, to $146.5 million, compared to $108.8 million for the quarter ended March 31, 2003 on an actual basis. This increase was primarily attributable to the Maslonka acquisition. Our backlog for the first quarter of 2004 was $790.4 million, compared to $589.0 million for the same period in 2003, representing an increase of 34.2%. In addition, we expect that our gross margin as a percentage of revenues for the first quarter of 2004 will exceed our gross margin as a percentage of revenues for the comparable period in 2003, primarily as a result of the transmission work resulting from the Maslonka acquisition and improvements in our margins on our natural gas infrastructure services. Although full results for the first quarter of 2004 are not yet available, based upon information available to us and except as otherwise described in this prospectus: we are not aware of nor do we anticipate that our results for the first quarter will be adversely impacted, in the aggregate, by material or unusual adverse events, and we do not believe that, during the first quarter, we incurred material additional borrowings or other liabilities, contingent or otherwise, or, except as set forth in Note 18 to our consolidated financial statements included in this prospectus, defaulted under our debt covenants. However, our actual results may differ from our expectations. We cannot assure you that our results for this interim period will be indicative of our results for a full year, and we do not expect to sustain the rate of increase in revenue we experienced in the first quarter. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Outlook" included elsewhere in this prospectus for information regarding trends and other factors that we expect will influence our operating performance in 2004.

        Maslonka Acquisition.    On January 27, 2004, we acquired Maslonka & Associates, Inc. The consideration for the Maslonka acquisition consisted of $38.3 million in cash and 4,330,820 shares of our common stock, which are both subject to a final working capital adjustment and a holdback provision as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments," and the assumption of certain liabilities. Maslonka specializes in the construction and installation of aerial transmission interconnection systems primarily in the Western and Southwestern United States. Maslonka concentrates on projects that involve challenging requirements, including accelerated construction schedules, complex excavation, helicopter-assisted installation, environmental impact mitigation and difficult terrain.

        In May 2003, Maslonka won its largest project to date, the transmission line portion of one of the largest electric power transmission projects awarded in 2003, the upgrade of Path 15. Path 15 is an 84-mile stretch of electric high-voltage transmission lines in the central valley of California connecting Southern California with Northern California. We believe the Maslonka acquisition will significantly enhance our opportunities to win high-voltage transmission infrastructure projects in multiple service territories. For more information regarding the Maslonka acquisition and the financing thereof, please refer to "InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments" and "Certain Relationships and Related Transactions" included elsewhere in this prospectus.

        PowerUp Wisconsin. On December 15, 2003, the Public Service Commission of Wisconsin issued an authorization to proceed for the construction of a 210-mile high-voltage transmission line linking Duluth, Minnesota and Wauasau, Wisconsin. We were awarded a contract relating to the project over three years ago. Our portion of the work had a contract value of approximately $75-90 million, but the authorization to proceed was not immediately issued. Within days after the August 2003 blackout, the Governor of Wisconsin made a commitment to reform Wisconsin's regulatory process to ensure a reliable, modern transmission system and in December 2003 signed a bill containing legislative changes required to streamline the regulatory review process for siting energy projects. Since January, we have received authorizations to proceed on various portions of this project, and we expect additional project authorizations throughout 2004.

        Bonneville Power Administration. In January 2004, Bonneville Power Administration, or BPA, a division of the Department of Energy, selected and awarded to Maslonka a $33.5 million contract to construct the Schultz-Wautoma Transmission Line, a new 63.7 mile 500kV transmission line that is part of the Schultz-Hanford Area Project in Washington state. The line is scheduled to be completed prior to the end of 2005. This project is intended to improve reliability of the transmission grid and ensure that BPA can continue to meet its statutory and contractual obligations to deliver power in the Pacific Northwest.

Corporate Information

        OCM/GFI Power Opportunities Fund, L.P. and OCM Principal Opportunities Fund II, L.P. (together, the "Principal Stockholders"), investment funds managed by GFI Energy Ventures LLC ("GFI") and Oaktree Capital Management, LLC ("Oaktree"), formed our company in May 2003 as a Delaware corporation to acquire InfraSource Incorporated and certain of its subsidiaries from Exelon Enterprises Company, LLC ("Exelon"). The transaction was completed on September 24, 2003. We refer to this acquisition as the "Exelon Transaction." In connection with the Exelon Transaction, we entered into a senior credit facility with a syndicate of lenders, consisting of a $40 million revolving credit facility and a $140 million term loan. In addition, we issued a $29 million subordinated promissory note payable to Exelon, which was increased to $30 million in December 2003 upon completion of our acquisition of an additional entity from Exelon. The proceeds from the term loan and the initial Exelon note, together with equity contributions from the Principal Stockholders and certain of our executive officers, were used to fund the Exelon Transaction.

        For additional information regarding the Exelon Transaction, please refer to "InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions" included elsewhere in this prospectus. After completion of this offering, the Principal Stockholders, together with our executive officers, will beneficially own in the aggregate approximately 63.2% of our fully diluted common stock.

        Our principal executive offices are located at 500 West Dutton Mill Road, Aston, Pennsylvania 19014. Our telephone number is (610) 619-3000.

The Offering

Issuer	InfraSource Services, Inc.
Total common stock offered	10,000,000 shares
Common stock offered by InfraSource Services, Inc.	8,500,000 shares
Common stock offered by selling stockholders	1,500,000 shares
Underwriters' option to purchase additional shares from the selling stockholders	1,500,000 shares
Common stock outstanding after this offering	39,167,163 shares
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $109.0 million. We intend to use the net proceeds from this offering to repay debt and for general corporate purposes, which may include acquisitions. See "Use of Proceeds." We will not receive any of the proceeds from the sale of shares by the selling stockholders.
Proposed New York Stock Exchange symbol	IFS

        Except as otherwise indicated, all share information in this prospectus is based on the number of shares outstanding on April 30, 2004 and:

  •
  assumes an initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus;

  •
  assumes completion of an approximate 21.8-for-1 split of our common stock;

  •
  excludes 2,212,969 shares of common stock subject to outstanding stock options with a weighted average exercise price of $7.53 per share; and

  •
  excludes 197,561 shares of common stock available for future grant or issuance under our 2004 omnibus stock incentive plan and 2,000,000 shares of common stock available for issuance under our 2004 employee stock purchase plan.

Summary Consolidated Financial and Other Data

        The summary consolidated statement of operations and comprehensive income (loss) data for the years ended December 31, 2001 and 2002 and the periods January 1, 2003 to September 23, 2003 and May 30, 2003 to December 31, 2003 and the consolidated balance sheet data as of December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which include, with respect to the periods presented below, the results of our predecessor entity, InfraSource Incorporated, for the years ended December 31, 2001 and 2002 and for the period January 1, 2003 to September 23, 2003, and our results for the period May 30, 2003 (date of inception) to December 31, 2003 and as of December 31, 2003. We had no operating activity prior to the Exelon Transaction on September 24, 2003.

        The summary pro forma consolidated as adjusted financial data as of and for the year ended December 31, 2003 have been derived from our unaudited pro forma condensed consolidated financial data included elsewhere in this prospectus. The pro forma consolidated as adjusted statement of operations and comprehensive income (loss) data for the year ended December 31, 2003 give effect to the Exelon Transaction and the Maslonka acquisition and the completion of this offering, including the application of the net proceeds as described under "Use of Proceeds," as if such events occurred on January 1, 2003. The pro forma consolidated as adjusted balance sheet data as of December 31, 2003 give effect to the Maslonka acquisition and the completion of this offering, including the application of the net proceeds as described under "Use of Proceeds," as if such events occurred on that date. Our unaudited pro forma consolidated financial data is based on currently available information and is not necessarily indicative of our financial position or results of operations that would have occurred had these transactions taken place on the dates indicated, nor are they necessarily indicative of future results. The pro forma adjustments and the allocation of the purchase price for the Exelon Transaction are subject to adjustment based upon the outcome of certain estimates and contingencies, including the valuation of certain specialty equipment acquired and the finalization of a working capital adjustment. The pro forma adjustments and the allocation of the purchase price for the Maslonka acquisition are preliminary and are based on management's estimates of the fair value of the assets acquired and liabilities assumed. The final allocations of acquisition consideration will be based on management's final valuation analyses. Any adjustments based on these final valuations analyses may change the allocations of the acquisition consideration, which could affect the fair value assigned to our assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data.

        You should read the following financial information together with the information under "InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes of InfraSource Services, Inc., and Maslonka & Associates, Inc. included elsewhere in this prospectus.

	For the Year Ended December 31,		For the Period January 1 to September 23,
					Pro Forma Consolidated As Adjusted(1)
				For the Period May 30 to December 31,
	2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries)	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries)	2003 (Predecessor entity— InfraSource Incorporated and Subsidiaries)
					Year Ended December 31, 2003
				2003

					(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations and Comprehensive Income (Loss) Data:
Contract revenues	$609,327	$566,469	$382,627	$137,996	$559,172
Cost of revenues	502,788	459,706	330,681	114,195	467,577

Gross profit	106,539	106,763	51,946	23,801	91,595
Selling, general and administrative expenses	70,691	63,237	49,315	14,144	67,026
Merger related costs(2)	—	—	16,242	—	—
Provision for uncollectible accounts	8,676	7,964	236	178	414
Amortization of intangible assets and goodwill	16,047	—	—	2,600	13,500

Income (loss) from operations	11,125	35,562	(13,847)	6,879	10,655
Interest income	186	1,438	1,376	60	1,504
Interest expense	(1,896)	(388)	(27)	(3,970)	(8,245)
Other income (expense)	976	8,189	(3,478)	(336)	(3,708)

Income (loss) before income taxes	10,391	44,801	(15,976)	2,633	206
Income tax expense (benefit)	7,049	14,564	(4,774)	1,086	1,793

Net income (loss) from continuing operations(3)	3,342	30,237	(11,202)	1,547	(1,587)
Discontinued operations, net of tax	(9,386)	(1,574)	(12,316)	(288)	—

Income (loss) before cumulative effect of a change in accounting principle, net of tax	(6,044)	28,663	(23,518)	1,259	(1,587)
Extraordinary item, net of tax	—	—	—	76	—
Cumulative effect of a change in accounting principle, net of tax(4)	—	(204,100)	—	—	—

Net income (loss)(3)	(6,044)	(175,437)	(23,518)	1,335	(1,587)
Other comprehensive income (loss), net of tax	—	—	(75)	14	—

Comprehensive income (loss)	$(6,044)	$(175,437)	$(23,593)	$1,349	$(1,587)

Basic Income (loss) per Common Share:
Weighted average basic common shares outstanding	48,154,877	48,085,793	47,585,472	10,782,278	36,927,967
Basic income (loss) per share—continuing operations	$0.07	$0.62	$(0.24)	$0.14	$(0.04)
Basic income (loss) per share—discontinued operations	(0.20)	(0.03)	(0.26)	(0.03)	—
Basic income (loss) per share—extraordinary item	—	—	—	0.01	—
Basic income (loss) per share—cumulative effect of a change in accounting principle, net of tax	—	(4.24)	—	—	—

	$(0.13)	$(3.65)	$(0.50)	$0.12	$(0.04)

Diluted Income (loss) per Common Share:
Weighted average diluted common shares outstanding	48,154,877	48,085,793	47,585,472	11,030,764	36,927,967
Diluted income (loss) per share—continuing operations	$0.07	$0.62	$(0.24)	$0.14	$(0.04)
Diluted income (loss) per share—discontinued operations	(0.20)	(0.03)	(0.26)	(0.03)	—
Diluted income (loss) per share—extraordinary item	—	—	—	0.01	—
Diluted income (loss) per share—cumulative effect of a change in accounting principle, net of tax	—	(4.24)	—	—	—

	$(0.13)	$(3.65)	$(0.50)	$0.12	$(0.04)

Other Financial Data from Continuing Operations:
Cash flow provided by (used in) operating activities from continuing operations	$60,364	$22,474	$17,834	$(2,053)
Cash flow provided by (used in) investing activities from continuing operations	(78,396)	(14,491)	(12,541)	(210,698)
Cash flow provided by (used in) financing activities from continuing operations	29,117	(1,063)	(10,188)	224,831
Capital expenditures, net of disposals	(48,043)	(16,649)	(12,541)	(2,833)
EBITDA from continuing operations, before extraordinary items and cumulative effect of a change in accounting principle, net of tax(3)(5)	$56,466	$73,239	$3,592	$14,474	$42,283

	As of December 31, 2003
	Actual	Pro Forma Consolidated As Adjusted(1)
	(unaudited)
Consolidated Balance Sheet Data:
Working capital	$64,906	$79,195
Total assets	367,577	497,919
Total debt	164,463	86,379
Total shareholders' equity	92,849	270,132

(1)
The pro forma as adjusted consolidated statement of operations and comprehensive income (loss) data for the year ended December 31, 2003 give effect to the Exelon Transaction, the Maslonka acquisition and this offering, including the application of the net proceeds as set forth under "Use of Proceeds," as if these transactions occurred on January 1, 2003. The pro forma as adjusted consolidated balance sheet data give effect to the Maslonka acquisition and this offering, including the application of the net proceeds as set forth under "Use of Proceeds," as if these transactions occurred as of December 31, 2003.

(2)
Represents fees and expenses related to the Exelon Transaction, including severance and retention costs and professional service fees.

(3)
Net income (loss) from continuing operations, net income and EBITDA from continuing operations, before extraordinary items and cumulative effect of a change in accounting principle, net of tax, for the years ended December 31, 2002 and 2003 include certain historical items that, in management's opinion, are not indicative of our core operating performance. We believe it is helpful to an understanding of our business to assess the effects of these items on our results of operations to provide a better means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar charges will not recur or that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business. These items are presented below on a pre-tax basis.

Year ended December 31, 2002:
•	Gain on acquisition purchase price settlement(a)	$(5.2) million
•	Insurance reserve adjustment(b)	(0.4) million

2002 Total		$(5.6) million

Year ended December 31, 2003:
•	Expenses related to the Exelon Transaction(c)	$16.2 million
•	Insurance reserve adjustment(b)	8.6 million
•	Litigation judgment and related costs(d)	3.8 million

2003 Total:		$28.6 million

          (a)   We recognized a gain of $5.2 million relating to an arbitration settlement of a dispute regarding a purchase price adjustment with respect to an acquisition completed in 1999.

          (b)   Since the formation of InfraSource Incorporated in 1999, we have utilized an actuarial analysis to assist management in estimating the accrual for our self-insured workers' compensation, auto and general liability insurance on an annual basis. In late 2002, we revised our estimate based on available loss data and adjusted our reserve for losses attributable to 2002 and prior periods. In September 2003, we had an updated actuarial analysis performed. As a result of the updated actuarial analysis and an increase in data available for loss history, we revised our estimate and increased our insurance reserve by $8.6 million for losses attributable to periods prior to 2003. For 2002, after giving effect to the portion of the adjustment in 2003 attributable to 2002 and the portion of the adjustment in 2002 attributable to periods prior to 2002, we had a net adjustment of $(0.4) million in 2002.

          (c)   In connection with our acquisition of InfraSource Incorporated and certain of its subsidiaries on September 24, 2003, we incurred $16.2 million of expenses, including severance and retention costs and professional service fees.

          (d)   We recognized a $3.8 million charge in connection with a litigation judgment entered against us in January 2004 related to a proposed 1999 acquisition. We filed a notice of appeal on February 19, 2004, and the plaintiff filed a notice of cross-appeal on March 2, 2004.

(4)
Upon adoption of SFAS No. 142, we recorded a non-cash charge of $204.1 million (net of tax) to reduce the carrying amount of goodwill and other intangibles to their implied fair value. See Note 4 to our consolidated financial statements included elsewhere in this prospectus.

(5)
EBITDA from continuing operations, before extraordinary items and cumulative effect of a change in accounting principle, net of tax (collectively, "EBITDA from continuing operations before other items"), represents net income (loss) before cumulative effect of a change in accounting principle, net of tax, extraordinary items, net of tax, discontinued operations, net of tax, interest expense, interest income, income tax expense, depreciation and amortization. We present EBITDA from continuing operations, before other items primarily as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense) and the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because EBITDA from continuing operations, before other items facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA from continuing operations, before other items for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. In addition, we believe EBITDA from continuing operations, before other items and similar measures are widely used by financial analysts as a measure of financial performance of other companies in our industry. EBITDA from continuing operations, before other items has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  it does not reflect our cash expenditures for capital expenditures or contractual commitments;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA from continuing operations, before other items does not reflect cash requirements for such replacements;

  •
  it does not reflect changes in, or cash requirements for, our working capital requirements;

  •
  it does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

  •
  it does not reflect adjustments for earnings or charges resulting from matters we consider not to be indicative of our core operations, as discussed in footnote (3) above; and

  •
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

        Because of these limitations, EBITDA from continuing operations, before other items should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA from continuing operations, before other items only supplementally. For more information, see our consolidated financial statements and the related notes included elsewhere in this prospectus.

        A reconciliation of EBITDA from continuing operations, before other items to net income (loss), the most directly comparable GAAP performance measure, is provided below:

	For the Year Ended December 31,		For the Period January 1 to September 23,		Pro Forma Consolidated As Adjusted
				For the Period May 30 to December 31,
	2001 (Predecessor entity—InfraSource Incorporated and Subsidiaries)	2002 (Predecessor entity—InfraSource Incorporated and Subsidiaries)	2003 (Predecessor entity—InfraSource Incorporated and Subsidiaries)		Year Ended December 31, 2003
				2003
Net income (loss)	$(6,044)	$(175,437)	$(23,518)	$1,335	$(1,587)
Cumulative effect of a change in accounting principle, net of tax	—	204,100	—	—	—
Extraordinary item, net of tax	—	—	—	(76)	—
Discontinued operations, net of tax	9,386	1,574	12,316	288	—
Interest expense	1,896	388	27	3,970	8,245
Interest income	(186)	(1,438)	(1,376)	(60)	(1,504)
Income tax expense (benefit)	7,049	14,564	(4,774)	1,086	1,793
Depreciation	28,318	29,488	20,917	5,331	21,836
Amortization of intangible assets and goodwill	16,047	—	—	2,600	13,500

EBITDA from continuing operations, before extraordinary items and cumulative effect of a change in accounting principle, net of tax	$56,466	$73,239	$3,592	$14,474	$42,283

RISK FACTORS

        Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," could materially harm our business, financial condition, future results and cash flow. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to Our Business and Industry

Demand for our services is cyclical and vulnerable to downturns in the industries we serve, which may result in extended periods of low demand for our services.

        The demand for infrastructure services in the industries we serve has been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the U.S. economy. A number of other factors, including financial conditions in the industries we serve, could adversely affect our customers and their ability or willingness to fund capital expenditures in the future. For example, telecommunications customers' spending on network construction has been in decline since 2000, and reductions in our revenues in 2003 partially reflect the significant decline in construction activity and new construction awards for power generation projects by independent power producers. Many of these customers encountered financing and liquidity problems, including a number of bankruptcies. Further, the demand for our services to natural gas distribution customers is affected by the level of new housing construction. In addition, our petrochemical customers' demand has recently been restrained by the impact of high natural gas prices. We are also dependent on the amount of infrastructure services that our customers outsource. During downturns in the economy, our customers may determine to outsource fewer projects resulting in decreased demand for our services. In addition, the historical trend toward outsourcing of infrastructure services may not continue as we expect. As a result, demand for our services could substantially decline for extended periods, particularly during economic downturns.

The award of new contracts and the timing of these awards may result in unpredictable fluctuations in our cash flow and profitability.

        A substantial portion of our revenues is derived from project-based work. It is generally very difficult to predict whether and when we will be awarded contracts for these projects, resulting in unpredictability in our cash flow and profitability. We expect to have a higher percentage of revenues from large-scale projects going forward, further exacerbating the unpredictability of our operating results. For example, Maslonka's transmission line portion of the Path 15 contract is an approximately $88 million contract that will be performed primarily in 2004. There can be no assurance that we will be awarded contracts for other projects to replace the revenues generated from the Path 15 contract.

        In addition, some of our contracts are subject to financing and other contingencies that may delay or result in termination of projects. In certain circumstances, customers may require us to provide credit enhancements, including surety bonds, letters of credit and, in rare instances, cash collateral, which we may be unable to satisfactorily obtain or provide, placing us at a competitive disadvantage compared to providers with more liquidity. The uncertainty of our contract award timing can also present difficulties in matching workforce size with contract needs. In some cases, we maintain and bear the cost of a ready workforce that is larger than necessary in anticipation of future workforce needs for expected contract awards. If an expected contract award is delayed or not received, we could incur costs that could be substantial without receipt of any corresponding revenues.

We derive a significant portion of our revenue from a small group of customers. The loss of one or more of these customers could negatively impact our revenues.

        Our top ten customers accounted for approximately 46% and 48% of our revenues during 2002 and 2003, which includes work performed for those customers as a subcontractor through others. Sales to Exelon Corporation accounted for 15.8% of our revenues during 2003. In September 2003, we entered into a volume agreement with Exelon, pursuant to which we are assured a continuing level of business from Exelon through 2006 at approximately the same levels as in 2003, subject to earlier termination under limited circumstances. Revenue under the contract may vary significantly from period-to-period and may be concentrated later in the contract period. We may be unable to sustain our volume of business with Exelon after expiration of the contract.

        In May 2003, Maslonka was awarded an approximately $88 million transmission line contract, relating to the Path 15 upgrade project, scheduled to be substantially completed in 2004. We expect that the Western Area Power Authority, which manages the Path 15 project, will be a key customer in 2004. We may not be able to replace this contract after its completion.

The anticipated investment in electric infrastructure may not be as large as expected, which could reduce demand for our services or slow our growth.

        Our business strategy is dependent, in part, upon the expected increased investment in the electric power grid, which may not materialize. This expected increase is based, in part, upon prospects for passage of certain Federal energy legislation and incentive-based ratemaking initiatives being considered by FERC. There is considerable uncertainty as to when or whether the United States Congress will pass comprehensive Federal energy legislation as proposed in 2003, or whether it will enact any other form of energy legislation that would improve the prospects for increased investment in energy infrastructure. Even if Federal energy legislation is passed, the provisions may not incentivize increased investments in electric power transmission infrastructure in a manner that will increase demand for our services. In addition, it is uncertain whether FERC will establish incentive-based ratemaking for all interstate transmission under the control of regional transmission operators. Continued uncertainty may result in decreased demand or slower growth in demand for our services.

Seasonal and other variations may cause significant fluctuations in our cash flows and profitability, which may cause the market price of our common stock to fall in certain periods.

        Due to the fact that a significant portion of our business is performed outdoors, our results of operations are subject to seasonal variations. Less work is performed by us in the winter months and work is hindered during other inclement weather events. Our profitability often decreases during the winter months and during severe weather conditions because work performed during these periods is more costly to complete. For example, in the first half of 2003, severe cold and wet conditions increased the cost and reduced the profitability of many of our subsurface construction projects. In addition, during periods of peak electricity demand, utilities generally are unable to remove their electric power transmission and distribution equipment from service, decreasing the demand for our maintenance services during this period. If our operating results fall below the public's or analysts' expectations in some future period or periods, the market price of our common stock will likely fall in such period or periods.

Our dependence upon fixed-price contracts could result in reduced profitability or losses on projects.

        We currently generate, and expect to continue to generate, the majority of our revenues under fixed-price contracts. Under fixed-price contracts, we agree to perform the entire project for a fixed price on an agreed upon schedule. We may be unable to recover any cost overruns to the approved contract price. For example, in 2003 we experienced delays and additional costs that we have been unable to recover resulting from severe weather conditions and the required replacement of defective materials from a third party that we installed. As a result, our actual revenue and gross profits for a project may differ from those we originally estimated and could result in reduced profitability or losses on projects. Depending on the size of a particular project, variations from the estimated contract costs can have a significant impact on our operating results for any fiscal quarter or year. We expect that industry trends and our acquisition of Maslonka will result in an increase in the proportion of our fixed-price contracts, as most of Maslonka's business is on a fixed-price basis.

Our customers often have no obligation to assign work to us and many of our contracts may be terminated on short notice. As a result, we are at risk of losing significant business on short notice.

        Certain of our customers assign work to us under master service agreements. Under these arrangements, our customers generally have no obligation to assign work to us. Most of our contracts, including our master service agreements, may be terminated by our customers on short notice, typically 30 to 90 days, sometimes less. Moreover, our reported backlog includes estimated work to be performed under these agreements, and our reported backlog may not be realized as revenues if these contracts are cancelled. In addition, many of our contracts, including our master service agreements, are open to competitive bidding at the expiration of their terms. As a result, we have been displaced on these contracts by competitors from time to time. Our revenues could materially decline if our customers do not assign work to us or if they cancel a significant number of contracts and we cannot replace them with similar projects.

Project delays or cancellations may result in additional costs to us, reductions in revenues or the payment of liquidated damages.

        In certain circumstances, we guarantee project completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels. Failure to meet any of these schedules or performance requirements could result in additional costs or penalties, including liquidated damages, and these amounts could exceed expected project profit margins. Many of our projects involve challenging engineering, procurement and construction phases that may occur over extended time periods, sometimes up to two years. We may encounter difficulties in engineering, equipment and supply delivery, schedule changes, weather-related delays and other factors, some of which are beyond our control, that impact our ability to complete the project in accordance with the original delivery schedule. In addition, we occasionally contract with third-party subcontractors to assist us with the completion of contracts. Any delay by suppliers or by subcontractors in the completion of their portion of the project, or any failure by a subcontractor to satisfactorily complete its portion of the project may result in delays in the overall progress of the project or may cause us to incur additional costs, or both. We also may encounter project delays due to local public opposition against the siting of transmission lines or other facilities, which may include injunctive actions as well as public protests. For example, the construction of the PowerUp Wisconsin transmission line project was delayed for several years due to such factors.

        Delays and additional costs may be substantial, and, in some cases we may be required to compensate the project customer for these delays. We may not be able to recover all of these costs. In extreme cases, the above-mentioned factors could cause project cancellations, and we may not be able to replace such projects with similar projects or at all.

        In addition, our project contracts may require that our customers or other parties provide us with design or engineering information or with equipment or materials to be used on a project. In some cases, we may be provided with deficient design or engineering information or equipment or provided with information or equipment later than required by the project schedule. Our customers may also determine, after commencement of the project, to change various elements of the project. Under these circumstances, we generally negotiate with the customer with respect to the amount of additional time required and the compensation to be paid to us. We are subject to the risk that we are unable to obtain, through negotiation, arbitration, litigation or otherwise, adequate amounts to compensate us for the additional work or expenses incurred by us due to customer-requested change orders or failure by the customer to timely provide items required to be provided by the customer. A failure to obtain adequate compensation for these matters could require us to record a negative adjustment to amounts of revenue and gross profit that were recognized in prior periods under the percentage of completion accounting method. Any such adjustments could be substantial.

Skilled labor shortages and increased labor costs could negatively affect our ability to operate efficiently and implement our growth strategy.

        We have from time-to-time experienced shortages of certain types of qualified personnel. For example, there is currently a shortage of linemen capable of working on and supervising the construction of high-voltage lines, and linemen are frequently recruited across geographic regions to satisfy demand. The supply of experienced linemen and supervisors may not be sufficient to meet current or expected demand. Further, we may not be able to allocate or hire sufficient project managers for new electric power transmission projects. As a result, we may not be able to pursue certain projects and we may not be able to maintain an adequate skilled labor force necessary to operate efficiently and support our growth strategy.

Our use of percentage-of-completion accounting could result in a reduction or elimination of previously reported profits.

        As is more fully discussed in "Critical Accounting Policies" and in the notes to our consolidated financial statements, all of which are included elsewhere in this prospectus, a significant portion of our revenues is recognized on a percentage-of-completion method of accounting, using the cost-to-cost method. This method is used because management considers expended costs to be the best available measure of progress on these contracts. This accounting method is standard for fixed-price contracts. The percentage-of-completion accounting practice we use results in our recognizing contract revenues and earnings ratably over the contract term in proportion to our incurrence of contract costs. The earnings or losses recognized on individual contracts are based on estimates of contract revenues, costs and profitability. Contract losses are recognized in full when determined, and contract profit estimates are adjusted based on ongoing reviews of contract profitability. Further, a substantial portion of our contracts contain various cost and performance incentives. Penalties are recorded when known or finalized, which is generally during the latter stages of the contract. In addition, we record cost recovery claims when we believe recovery is probable and the amounts can be reasonably estimated. Actual collection of claims could differ from estimated amounts and could result in a reduction or elimination of previously recognized earnings. In certain circumstances, it is possible that such adjustments could be significant.

Provisions of our credit facility restrict our business operations and may restrict our access to sufficient funding, including letters of credit, in the future to finance desired growth.

        We have a credit facility with a group of financial institutions secured by substantially all of our assets. The terms of the credit facility contain customary events of default and covenants that limit us from taking certain actions without obtaining the consent of the lenders. In addition, our credit facility requires us to achieve certain financial ratios described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." These restrictions and covenants limit our ability to respond to changing business and economic conditions and we may be prevented from engaging in transactions that might otherwise be considered beneficial to us, including strategic acquisitions. Covenants in our credit facility also restrict our ability to incur indebtedness, subject to certain exceptions, including domestic intercompany indebtedness, guarantee obligations incurred in the ordinary course of business, up to $20.0 million of secured indebtedness incurred to acquire fixed or capital assets, indebtedness in respect of performance bonds, letters of credit and similar obligations incurred in the ordinary course of business, and up to $20.0 million of additional indebtedness. We also had $17.7 million of availability under our secured revolving credit facility as of December 31, 2003 (after giving effect to $22.3 million of outstanding letters of credit at that date). Subsequent to December 31, 2003, our outstanding letters of credit increased to $27.7 million. We intend to increase the size of our revolving credit facility (and the letter of credit availability thereunder) in the near term (but not necessarily prior to consummation of this offering), enabling us to incur additional amounts of secured indebtedness and obtain additional letters of credit, but we cannot assure you that this will occur.

        Our business also frequently requires us to post letters of credit, which reduces availability under our revolving credit facility. If we are required to post letters of credit in excess of the $25 million sublimit to be in effect under our credit facility after this offering, we would be required either to increase this sublimit or cash collaterize the letters of credit. We cannot assure you that we would be able to increase the sublimit under our credit facility or that we would have sufficient cash to obtain the required letters of credit.

        A breach of our credit agreement, including our inability to comply with the required financial ratios, could result in a default under our credit facility. In the event of any default under our credit facility, the lenders thereunder would be entitled to accelerate the repayment of amounts outstanding, plus accrued and unpaid interest. Moreover, these lenders would have the option to terminate any obligation to make further extensions of credit under our credit facility. In the event of a default under any of our secured indebtedness, including our credit facility which is secured by substantially all of our assets, the lenders thereunder could proceed to foreclose against the assets securing such obligations. In the event of a foreclosure on all or substantially all of our assets, we may not be able to continue to operate as a going concern.

If we are unsuccessful at integrating companies that we acquire or have acquired, we may not achieve the expected benefits and our profitability could suffer.

        One of our business strategies is to pursue highly strategic acquisitions. We have completed several acquisitions and plan to continue to consider strategic acquisitions now and in the future. Integrating acquisitions is often costly, and delays or other operational or financial problems may result that interfere with our operations. In addition, our operating subsidiaries have generally maintained their own procedures and operating systems, which makes it more difficult for us to evaluate and integrate their systems and controls on a reliable company-wide basis. We have, however, imposed or are imposing specific company-wide requirements on our operating subsidiaries in a number of areas as we continue the process of integrating our acquired businesses, but these requirements may not be effective. We plan to introduce a company-wide internal audit function to replace the Exelon corporate internal audit function and to enhance our controls and procedures, including those necessary for a public company. We may experience difficulties implementing these new company-wide systems. If we fail to implement proper overall business controls, including as required to support our growth, inconsistent operating and financial practices at companies we acquire or have acquired could result.

A significant portion of our business depends on our ability to provide surety bonds. We may be unable to compete for or work on certain projects if we are not able to obtain the necessary surety bonds.

        Surety market conditions are currently difficult as a result of significant losses incurred by many sureties in recent periods, both in the construction industry as well as in certain larger corporate bankruptcies. As a result, less bonding capacity is available in the market and terms have become more expensive and restrictive. After the Exelon Transaction, we were required to post letters of credit to support a new surety bond program. Further, under standard terms in the surety market, sureties issue bonds on a project-by-project basis and can decline to issue bonds at any time. Historically, approximately 10% to 20% of our annual volume of business, including a number of our fixed-price contracts, has required bonds. These percentages may increase depending on our mix of contracts.

Current or future market conditions, as well as changes in our surety's assessment of our operating and financial risk, could cause our surety providers to decline to issue, or substantially reduce the amount of, bonds for our work and could increase our bonding costs. These actions can be taken on short notice. If our surety providers were to limit or eliminate our access to bonding, our alternatives include seeking bonding capacity from other sureties, finding more business that does not require bonds and posting other forms of collateral for project performance, such as letters of credit or cash. We may be unable to secure these alternatives in a timely manner, on acceptable terms or at all. Accordingly, if we were to experience an interruption or reduction in the availability of bonding capacity, we may be unable to compete for or work on certain projects.

We are subject to the risks associated with being a government contractor.

        We are a provider of services to government agencies, primarily the U.S. Department of Energy's Federal power marketing agencies, such as the Western Area Power Authority and the Bonneville Power Administration, and therefore are exposed to the risks associated with government contracting. For example, a reduction in spending by these government agencies could limit the continued funding of existing contracts with these agencies and could limit our ability to obtain additional contracts, which could result in lower revenues from these customers. The risks of government contracting also include the risk of civil and criminal fines and penalties for violations of applicable regulations and statutes and the risk of public scrutiny of our performance on high profile sites. In addition, our failure to comply with the terms of one or more of our government contracts, other government agreements, or government regulations and statutes could result in our being suspended or barred from future government contract projects for a significant period of time.

        In addition, government customers typically can terminate or modify any of their contracts with us at their convenience, and some of these government contracts are subject to renewal or extension annually. If a government customer terminates a contract or fails to renew or extend a contract, our backlog or revenue may be reduced or we may incur a loss, either of which could impair our financial condition and operating results. A termination due to our unsatisfactory performance could expose us to liability and adversely affect our ability to compete for future contracts and orders. In cases where we might be a subcontractor, the prime contract under which we would be a subcontractor could be terminated, regardless of the quality of our services as a subcontractor or our relationship with the relevant government agency. Our government customers can also reduce the value of existing contracts, issue modifications to a contract, and control and potentially prohibit the export of our services and associated materials.

Our projects are subject to numerous hazards. If we do not maintain an adequate safety record, we may be ineligible to bid on certain projects, could be terminated from existing projects and could have difficulty procuring adequate insurance.

        Hazards related to our activities include electrocutions, fires, natural gas explosions, mechanical failure, transportation accidents and damage to equipment we work on. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and other consequential damages, including blackouts, and may result in suspension of operations, large damage claims, and, in extreme cases, criminal liability. At any given time, we are subject to multiple workers' compensation and personal injury claims. We maintain substantial loss accruals for workers' compensation claims, and our workers' compensation and insurance costs have been rising for several years notwithstanding our emphasis on safety. Our insurance does not cover all types or amounts of liabilities. Our third-party insurance is subject to large deductibles for which we establish reserves and, accordingly, we effectively self-insure for much of our exposures. In addition, for a variety of reasons such as increases in claims, a weak economy, projected significant increases in medical costs and wages, lost compensation, and reductions in coverage, insurance carriers may be unwilling to provide the current levels of coverage without a significant increase in collateral requirements to cover our deductible obligations. We recently increased the amount of our outstanding letters of credit to support our insurance programs. We may not be able to maintain adequate insurance at reasonable rates or meet collateral requirements. Further, regulatory changes implemented by OSHA could impose additional costs on us.

        Our safety record is an important consideration for our customers. If serious accidents or fatalities occur or our safety record were to deteriorate, we may be ineligible to bid on certain projects and could be terminated from existing projects. In addition, our reputation and our prospects for future projects could be negatively affected. The OSHA Recordable rate of certain of our subsidiaries has historically been higher than the industry average. If we cannot improve on these subsidiaries' safety records, we may not be able to bid successfully on future projects.

Our unionized workforce could cause interruptions in our provision of services. In addition, we contribute to multiemployer plans that could result in liabilities to us if these plans are terminated or we withdraw.

        A significant percentage of our workforce is covered by collective bargaining agreements. Strikes or work stoppages could occur that would adversely impact our relationships with our customers and our ability to conduct our business.

        In addition, we contribute to several multiemployer pension plans for employees covered by collective bargaining agreements. These plans are not administered by us, and contributions are determined in accordance with provisions of negotiated labor contracts. The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended by the Multiemployer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multiemployer plan in the event of the employer's withdrawal from, or upon termination of, such plan. We do not have information on the net assets and actuarial present value of the multiemployer pension plans' unfunded vested benefits allocable to us, if any, or the amounts, if any, for which we may be contingently liable if we were to withdraw from any of these plans.

If the FCC changes or terminates regulations that provide subsidies for leasing dark fiber, demand for certain of our telecommunications services could decrease substantially. In addition, additional regulation of our telecommunications services could reduce the profitability of those services.

        Many of our telecommunications customers are schools that benefit from the Universal Service "E-rate" program, a program set up by the federal government under the oversight of the Federal Communications Commission ("FCC"). To remain eligible for this program in any state, we must maintain our telecommunications authorizations in that state. Under the E-rate program, schools and libraries may receive subsidies for certain approved telecommunications services, Internet access and internal connections. However, the FCC recently sought comment from the industry and the public on whether it should provide funding for dark fiber. The organization that administers the E-rate subsidies issued a statement that, pending an FCC determination regarding the regulatory classification of dark fiber, it may not be eligible for E-rate funding beginning July 1, 2004. If this funding for leasing dark fiber is no longer available, it could result in a decrease in the demand for our telecommunications infrastructure services by certain school district customers.

        If funding for leasing dark fiber is no longer available, we may provide lit fiber to these customers. We have taken the position to date that, except for those dark fiber facilities offered by us where such facilities physically cross state lines, our other telecommunications-related services are not subject to regulation by the FCC as interstate telecommunications services. We currently believe that any such lit fiber leasing to school districts would not be subject to FCC regulation. It is possible that the FCC may take the position, as a result of an interpretation of existing regulations and/or a change to such regulations, that some or all of our other telecommunications services are subject to FCC regulation as interstate telecommunications services. In addition, we may expand our service offerings to include activities that are subject to FCC regulation as interstate telecommunications services. To the extent that we are subject to FCC regulation for interstate telecommunications services, we would be required to comply with a number of FCC regulations, including filing or contribution requirements related to the federal universal services fund, which could reduce the profitability of our telecommunications business. We could also be subject to fines if it were determined that any of our activities violated FCC regulations.

Risks Relating to this Offering

Our controlling stockholders may take actions that conflict with your interests.

        Immediately following this offering and assuming the sale of all of the shares being registered on behalf of our Principal Stockholders, 61.6% of our common stock will be held by our Principal Stockholders, which are funds managed by Oaktree and GFI (57.8% if the underwriters exercise their over-allotment option in full). If any of our Principal Stockholders sells less than all of the shares being registered on its behalf, these percentages would increase. Oaktree manages one of the funds and jointly manages with GFI the other fund. Because of these holdings, these stockholders, if they choose to act together, will be able to significantly influence matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant influence over our management and policies. The directors elected by these stockholders will be able to significantly influence decisions affecting our capital structure. This influence may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

There has been no prior market for our common stock, and an active trading market may not develop.

        Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value and increase the volatility of your shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The price of our common stock may fluctuate substantially.

        The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

  •
  actual or anticipated fluctuations in our results of operations;

  •
  variance in our financial performance from the expectations of market analysts;

  •
  conditions and trends in the end markets we serve and changes in the estimation of the size and growth rate of these markets;

  •
  announcements of significant contracts by us or our competitors;

  •
  loss of one or more of our significant customers;

  •
  legislation;

  •
  changes in market valuation or earnings of our competitors;

  •
  the trading volume of our common stock; and

  •
  general economic conditions.

        In addition, the stock market in general, and the New York Stock Exchange and the market for infrastructure service companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

        We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. Further, the payment of dividends by us is restricted by our credit facility. See "Dividend Policy" for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit.

Future sales of our common stock may depress our share price.

        After this offering, we will have 39,167,163 shares of common stock outstanding. The 10,000,000 shares sold in this offering, or 11,500,000 shares if the underwriters' over-allotment is exercised in full, will be freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates. The remaining 29,167,163 shares of common stock outstanding after this offering are subject to lock-up agreements, will be available for sale in the public market beginning 180 days after the date of this prospectus, and will be subject to certain volume limitations under Rule 144 of the Securities Act. Lehman Brothers Inc. may waive the lock-up provisions in its sole discretion.

        Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline. Under our registration rights agreement, some of our stockholders, including our Principal Stockholders, are entitled to registration rights. Subject to the terms of the lock-up agreements, registration of the sale of these shares of our common stock would generally permit their sale into the market immediately after registration. These registration rights of our stockholders could impair our ability to raise capital by depressing the price at which we could sell our common stock. See "Shares Eligible for Future Sale" for more information.

This offering will cause substantial dilution in net tangible book value of your shares.

        The initial public offering price of our common stock is considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will contribute 38.2% of the total amount invested to fund our company, but will own only 20.5% of the shares of common stock outstanding after this offering. See "Dilution" for more information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements made in this prospectus are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events. When used in this prospectus, the words "believe," "anticipate," "intend," "estimate," "expect," "will," "should," "may" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. The forward-looking statements in this prospectus are primarily located in the material set forth under the headings "Prospectus Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Overview of Electric Power Transmission and Distribution Infrastructure" and "Business," but are found in other locations as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. Except as required by law with respect to statements in this prospectus, we will not update forward-looking statements even though our situation may change in the future.

        Specific factors that might cause actual results to differ from our expectations or may affect the value of our common stock include, but are not limited to:

  •
  technological, structural and cyclical changes that could reduce the demand for the services we provide;

  •
  loss of key customers;

  •
  the uncertainty of the outcome of federal energy legislation;

  •
  the nature of our contracts, particularly our fixed-price contracts;

  •
  work hindrance due to inclement weather events;

  •
  the award of new contracts and the timing of the performance of those contracts;

  •
  project delays or cancellations;

  •
  the failure to meet schedule or performance requirements of our contracts;

  •
  our failure to attract and retain qualified personnel;

  •
  the effect of our percentage-of-completion accounting policies;

  •
  significant competition in our industry;

  •
  the presence of competitors with greater financial resources and the impact of competitive products, services and pricing;

  •
  our ability to successfully identify, integrate and complete acquisitions;

  •
  our ability to obtain surety bonds;

  •
  infrastructure construction accidents;

  •
  the impact of our unionized workforce on our operations; and

  •
  a change in government laws or regulations.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $109.0 million based on an assumed initial public offering price of $14.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        We intend to use the net proceeds to us from this offering to repay approximately $84.5 million of outstanding indebtedness and to retain approximately $24.5 million for general corporate purposes, which may include acquisitions, although we have no specific agreements or commitments to consummate any acquisitions. Accordingly, we will have considerable discretion in the application of these remaining proceeds. We are required to repay outstanding indebtedness under our senior credit facility in an amount equal to at least 50% of the net proceeds from this offering received by us. In addition, we are required to repay the subordinated promissory note payable to Exelon upon the sale of our common stock by the Principal Stockholders in this offering. Interest on the Exelon note has been paid in kind since issuance. The repayment of indebtedness consists of the following:

  •
  approximately $54.5 million to repay a portion of the term loans under our senior credit facility;

  •
  approximately $30.0 million to repay the subordinated promissory note payable to Exelon; and

  •
  interest accrued on the subordinated promissory note payable to Exelon through the closing date of this offering.

        We incurred all of this debt to finance the Exelon Transaction, including the acquisition of the additional entity in December 2003. As of December 31, 2003, the term loans, which mature on September 30, 2010, bore interest at a blended annual rate of 6.28%, and the subordinated promissory note payable to Exelon, which matures on September 30, 2011, bore interest at an annual rate of 6%. Pending the uses described above, we intend to invest the net proceeds from this offering received by us in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

        We currently do not anticipate paying any cash dividends in the foreseeable future. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used to repay debt, for working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments, our future earnings, capital requirements, financial condition, future prospects and the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits. We are currently restricted from declaring or paying cash dividends pursuant to the terms of our senior credit facility.

CAPITALIZATION

        The following table summarizes our capitalization as of December 31, 2003 on:

  •
  an actual basis; and

  •
  a pro forma consolidated as adjusted basis, after giving effect to the Maslonka acquisition and the completion of this offering, including the application of the estimated net proceeds to us from this offering as described under "Use of Proceeds."

        You should read the following table in conjunction with "InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of December 31, 2003
	Actual	Pro Forma Consolidated As Adjusted
	(in thousands)
Cash and cash equivalents	$12,080	$43,775

Debt:
Senior credit facility(1)	$139,650	$85,155
Subordinated promissory note payable to Exelon(2)	24,589	—
Note payable to former owner(3)	—	1,000
Bank notes	128	128
Capital lease obligations	96	96

Total debt	164,463	86,379
Shareholders' equity:
Common stock, $0.001 par value; authorized 120,000,000 shares, 19,914,840 shares issued and outstanding, actual; 120,000,000 shares authorized and 39,167,163 oustanding, pro forma consolidated as adjusted	20	39
Additional paid-in capital	91,480	274,155
Accumulated earnings (deficit)	1,349	(4,062)

Total shareholders' equity	92,849	270,132

Total capitalization	$257,312	$356,511

(1)
As of December 31, 2003, we had no borrowings and approximately $22.3 million of letters of credit outstanding under our senior credit facility. Subsequent to December 31, 2003, we borrowed $10.0 million under our senior credit facility, and our outstanding letters of credit increased to $27.7 million. The level of borrowing under our senior credit facility does not reflect changes that may arise due to adjustments to the purchase price for the Exelon Transaction or the Maslonka acquisition.

(2)
Represents the note issued in connection with the Exelon Transaction in an aggregate principal amount of $29 million, which was increased to $30 million upon completion of our acquisition of an additional entity from Exelon in December 2003. The discounted value of the note at December 31, 2003 was $24.6 million.

(3)
Represents the note we assumed in connection with the Maslonka acquisition. See "InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data" for more information.

DILUTION

        At December 31, 2003, the net tangible book value of our common stock was approximately $18.6 million, or approximately $0.93 per share of our common stock. After giving effect to the issuance of 10,262,770 shares of common stock in connection with the Maslonka acquisition, the issuance of 2,702,518 shares of common stock upon exercise of outstanding options (489,549 of which were exercised subsequent to December 31, 2003) and the sale of 8,500,000 shares of our common stock in this offering at an assumed initial public offering price of $14.00 per share, and after deducting estimated underwriting discounts and commissions paid by us and the estimated offering expenses of this offering, the pro forma consolidated as adjusted net tangible book value at December 31, 2003 attributable to common stockholders would have been approximately $157.5 million, or approximately $3.81 per share of our common stock. This represents a net increase in pro forma consolidated as adjusted tangible book value of $2.33 per share, and an immediate dilution in pro forma consolidated as adjusted net tangible book value of $10.19 per share to new stockholders. The following table illustrates this per share dilution to new stockholders:

Assumed initial public offering price per share		$14.00
Net tangible book value per share as of December 31, 2003	$0.93
Increase per share attributable to issuance of 10,262,770 shares of common stock in connection with the Maslonka acquisition	$0.05
Increase per share attributable to issuance of 2,702,518 shares of common stock upon exercise of all outstanding options (489,549 of which were exercised subsequent to December 31, 2003)	$0.50

Pro forma consolidated net tangible book value per share	$1.48

Increase per share attributable to this offering	$2.33

Pro forma consolidated as adjusted net tangible book value per share after this offering		$3.81

Dilution per share to new stockholders		$10.19

        The table below summarizes, as of April 30, 2004, the differences for (1) our existing stockholders, (2) shares issuable upon exercise of options, and (3) investors in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting fees and expenses.

	Shares Issued		Total Consideration
					Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	30,667,163	74.1%	$175,575,524	56.4%	$5.73
Shares issuable upon exercise of options	2,212,969	5.4%	16,670,727	5.4%	$7.53
New stockholders in this offering	8,500,000	20.5%	119,000,000	38.2%	$14.00

Total	41,380,132	100.0%	$311,246,251	100.0%	$7.52

        The discussion and tables above exclude 2,197,561 shares of our common stock available for future grant or issuance under our stock plans.

INFRASOURCE SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated financial data of InfraSource Services, Inc. as of December 31, 2003 have been derived by applying pro forma adjustments attributable to the Exelon Transaction, the Maslonka acquisition and this offering, including the application of net proceeds from this offering as set forth under "Use of Proceeds," to the historical financial statements of InfraSource Services, Inc., InfraSource Incorporated (predecessor entity) and Maslonka & Associates, Inc., included elsewhere in this prospectus. We have based our unaudited pro forma adjustments upon available information and assumptions that we consider reasonable. Our unaudited pro forma condensed consolidated financial data is not necessarily indicative of what our actual financial position or results of operations would have been had the Transactions occurred as of the date or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

        The unaudited pro forma condensed consolidated balance sheet data as of December 31, 2003 give effect to the Maslonka acquisition and this offering as if they were consummated on December 31, 2003. The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 give effect to the Exelon Transaction, the Maslonka acquisition and this offering as if they were consummated on January 1, 2003.

        In our unaudited pro forma condensed consolidated financial data, we have accounted for each of the Exelon Transaction and the Maslonka acquisition as a purchase in accordance with SFAS No. 141, "Business Combinations." Under purchase accounting, the total acquisition consideration is allocated to our assets and liabilities based upon preliminary estimates of fair value. The final allocations of acquisition consideration will be based on management's final valuation analyses, which we expect to be completed in the second quarter of 2004. Any adjustments based on these final valuation analyses may change the allocations of the acquisition consideration, which could affect the fair value assigned to our assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data.

        The unaudited pro forma condensed consolidated financial data is presented for information purposes only and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes of InfraSource Services, Inc. and Maslonka & Associates, Inc., included elsewhere in this prospectus.

InfraSource Services, Inc.
Unaudited Pro Forma Condensed Consolidated Income Statement
For The Period January 1—December 31, 2003
(in thousands, except share and per share data)

	Historical
	InfraSource Services, Inc. For the Period May 30 to December 31, 2003	InfraSource Incorporated (Predecessor) For the Period January 1 to September 23, 2003	Exelon Transaction Adjustments		Pro Forma	Historical Maslonka	Maslonka Acquisition Adjustments		Pro Forma Consolidated	Offering Adjustments		Pro Forma Consolidated As Adjusted
	(1)	(1)	(2)			(1)	(3)			(4)
Contract revenues	$137,996	$382,627	$—		$520,623	$38,549	$—		$559,172	$—		$559,172
Cost of revenues	114,195	330,681	(3,579)	(a)	441,297	26,457	(177)	(g)	467,577	—		467,577

Gross profit	23,801	51,946	3,579		79,326	12,092	177		91,595	—		91,595
Selling, general and administrative expenses	14,144	49,315	75	(b)	63,534	6,955	(3,463)	(h)	67,026	—	(k)	67,026
Merger-related costs	—	16,242	(16,242)	(c)	—	—	—		—	—		—
Provision for uncollectible accounts	178	236	—		414	—	—		414	—		414
Amortization of intangible assets and goodwill	2,600	—	1,500	(d)	4,100	—	9,400	(i)	13,500	—		13,500

Income (loss) from operations	6,879	(13,847)	18,246		11,278	5,137	(5,760)		10,655	—		10,655
Interest income	60	1,376	—		1,436	68	—		1,504	—		1,504
Interest expense and amortization of debt discount	(3,970)	(27)	(9,687)	(e)	(13,684)	(94)	9	(g)	(13,769)	5,524	(l)	(8,245)
Other income (expense)	(336)	(3,478)	—		(3,814)	106	—		(3,708)	—		(3,708)

Income (loss) before taxes	2,633	(15,976)	8,559		(4,784)	5,217	(5,751)		(5,318)	5,524		206
Income tax expense (benefit)	1,086	(4,774)	3,509	(f)	(179)	2,065	(2,358)	(j)	(472)	2,265	(m)	1,793

Income (loss) from continuing operations	$1,547	$(11,202)	$5,050		$(4,605)	$3,152	$(3,393)		$(4,846)	$3,259		$(1,587)

Weighted average basic common shares outstanding(5)	10,782,278											36,927,967
Weighted average diluted common shares outstanding(5)	11,030,764											36,927,967
Basic (loss) per share—continuing operations	$0.14											$(0.04)
Diluted (loss) per share—continuing operations	0.14											(0.04)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

INFRASOURCE SERVICES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands, except share data)

(1)   Historical Financial Statements

        The historical consolidated statement of operations data of InfraSource Services, Inc. have been derived from the historical audited consolidated financial statements of InfraSource Services, Inc. included elsewhere in this prospectus, which include results for InfraSource Services, Inc. for the period May 30, 2003 (date of inception) to December 31, 2003 and results for the predecessor entity, InfraSource Incorporated, for the period January 1, 2003 to September 23, 2003. InfraSource Services, Inc. had no operating activity prior to the acquisition of InfraSource Incorporated and certain of its subsidiaries on September 24, 2003. The historical consolidated statement of operations data of Maslonka & Associates, Inc. have been derived from the historical audited financial statements of Maslonka & Associates, Inc. for the year ended December 31, 2003 included elsewhere in this prospectus.

(2)   Exelon Transaction

        The adjustments for the year ended December 31, 2003 relating to the Exelon Transaction in Notes (a), (b), (d) and (e) below reflect adjustments related to the period January 1, 2003 through September 23, 2003.

  (a)
  Reflects a $5,529 decrease in depreciation expense for the period resulting from the net effect of changes in the estimated lives and basis of certain fixed assets in conjunction with the Exelon Transaction. The change in the value of assets as a result of the application of SFAS No. 141, which required valuing these assets at fair value, was as follows:

Total
Land and buildings	$1,438
Vehicles and equipment	(9,762)
Fiber optic cable	14,149

$5,825

    Also reflects an increase of $1,950 in our insurance premiums to be incurred by us as an independent company after completion of the transaction, based on our 2003 estimate.

  (b)
  Reflects the incremental board fees of $75 for retaining an independent chairman and an independent director.

  (c)
  Reflects merger related costs of $16,242 relating to the Exelon Transaction incurred by us as of December 31, 2003, including investment banking and attorneys' fees, severance and retention costs and change in control payments.

  (d)
  Reflects an increase of $1,500 for the amortization expense recorded in conjunction with the Exelon Transaction relating to the backlog and volume agreement intangible assets.

  (e)
  Represents pro forma adjustments to interest expense computed as follows:

Senior credit facility:
Interest expense on $69,650 variable rate term loan (5.67% at December 31, 2003) and $70,000 term loan (hedged at 6.895% on December 31, 2003)	$6,419
Letter of credit fees under the revolving credit facility based on $22,346 outstanding (3.75% per annum)	629
Commitment fees under the revolving credit facility based on $17,654 availability (0.5% per annum)	66
Amortization of capitalized financing costs of $6,344 over 7 years, the life of the facility	744
Subordinated promissory note payable to Exelon:
Amortization of $27,316 discount on an effective rate basis over the life of the note(1)	1,829

Increase in interest expense	$9,687

    (1)
    For additional information relating to the amortization of the subordinated promissory note payable to Exelon, please refer to Note 8 to our historical financial statements included elsewhere in this prospectus.

  If variable interest rates were to increase 0.125%, interest expense on our senior credit facility would increase by approximately $87 per year, after giving effect to the hedge applicable to a notional amount of $70,000 relating to the term loan.

  (f)
  Represents the income tax expense (benefit) resulting from the foregoing adjustments based on an estimated tax rate of 41%, an assumed statutory rate.

(3)   Maslonka Acquisition

  (g)
  Reflects the elimination of interest expense of $271 resulting from the repayment in full of Maslonka's long-term debt and capital leases of $10,293 and the addition of interest expense of $85 on the assumed $1,000 note to seller at an interest rate of 8.5% per annum.

  (h)
  Reflects costs associated with the acquisition totaling $3,463, including compensation expenses of $2,320, deferred compensation expense of $840 and professional fees of $303.

  (i)
  Reflects the addition of amortization expense in the amount of $9,400 related to an intangible asset recorded in conjunction with the Maslonka acquisition to account for the portion of the value of the acquisition attributable to existing backlog.

  (j)
  Represents the income tax expense (benefit) resulting from the foregoing adjustment based on an estimated tax rate of 41%, an assumed statutory rate.

(4)   Offering

        The offering adjustments do not include a loss on extinguishment of the subordinated promissory note payable to Exelon in an amount equal to the difference between the face value and the discounted value.

  (k)
  No adjustment has been made to reflect anticipated costs attributable to operating as a public company. We anticipate these costs to be approximately $2.0 million to $3.0 million per year resulting from the addition of independent directors, additional staff in accounting and financial reporting, performance of independent quarterly reviews, preparation and filing of public reporting statements, cost of internal audit and public relations functions, incremental insurance costs, and other costs relating to compliance with the Sarbanes-Oxley Act.

  (l)
  Represents pro forma adjustments to interest expense for the year computed as follows:

Senior Credit facility:
Repayment of $54,495 of variable rate term loan (5.67% at December 31, 2003)	$3,090
Subordinated promissory note payable to Exelon:
Amortization of $27,316 discount on an effective rate basis over the life of the note(1)	2,434

Decrease in interest expense	$5,524

    (1)
    For additional information relating to the amortization of the subordinated promissory note payable to Exelon, please refer to Note 8 to our historical financial statements included elsewhere in this prospectus.

  (m)
  Represents the income tax expense (benefit) resulting from the foregoing adjustments based on an estimated tax rate of 41%, an assumed statutory rate.

(5)   Basic and Diluted Income (Loss) Per Share

        Basic income (loss) per share—continuing operations is computed by dividing net income (loss) from continuing operations by the weighted average common shares outstanding during the period. Diluted income (loss) per share—continuing operations is computed by dividing net income (loss) from continuing operations by the weighted average diluted shares outstanding during the period.

Pro forma consolidated as adjusted weighted average common shares outstanding are comprised of the following issuances:
Shares issued in formation of InfraSource Services, Inc.	2,178
Shares issued in conjunction with the Exelon Transaction	19,912,662
Shares issued to the sellers in the Maslonka acquisition	4,330,820
Shares issued to the Principal Stockholders and certain executive officers in the Maslonka acquisition	5,931,950
Primary shares issued in this offering excluding share amounts associated with residual cash proceeds	6,750,357

Pro forma consolidated as adjusted weighted average common shares outstanding	36,927,967

InfraSource Services, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2003
(in thousands)

	Historical InfraSource Services, Inc.	Historical Maslonka	Maslonka Acquisition Adjustments		Pro Forma Consolidated	Offering Adjustments		Pro Forma Consolidated As Adjusted
	(1)		(2)			(3)
Cash and cash equivalents	$12,080	$7,200	$—	(a)	$19,280	$24,495	(k)	$43,775
Contract receivables, net	85,522	8,343	—		93,865	—		93,865
Costs and estimated earnings in excess of billings	34,003	—	—		34,003	—		34,003
Other current assets	24,887	646	6,561	(b)	32,094	—		32,094

Total current assets	156,492	16,189	6,561		179,242	24,495		203,737
Property plant and equipment, net	123,784	5,887	3,244	(c)	132,915	—		132,915
Goodwill, net	68,877	—	61,804	(d)	130,681	—		130,681
Other assets, net	13,767	5,790	11,029	(e)	30,586	—		30,586

	$362,920	$27,866	$82,638		$473,424	$24,495		$497,919

Current portion of long-term debt	$1,433	$3,589	$(3,589)	(f)	$1,433	$—		$1,433
Accounts payable and accrued expenses	75,651	6,848	600	(g)	83,099	—		83,099
Billings in excess of costs and estimated earnings	8,019	1,619	—		9,638	—		9,638
Other current liabilities	10,745	4,075	15,552	(h)	30,372	—		30,372

Total current liabilities	95,848	16,131	12,563		124,542	—		124,542
Long-term debt, net of current portion	162,934	7,630	(6,630)	(f)	163,934	(79,084)	(k)	84,850
Other liabilities	15,946	305	2,144	(i)	18,395	—		18,395

Total liabilities	274,728	24,066	8,077		306,871	(79,084)		227,787
Redeemable stock	—	700	(700)	(j)	—	—		—
Shareholders' equity	88,192	3,100	75,261	(j)	166,553	103,579	(k)	270,132

	$362,920	$27,866	$82,638		$473,424	$24,495		$497,919

INFRASOURCE SERVICES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

(1)   Historical Financial Statements

        The historical condensed consolidated balance sheet data of InfraSource Services, Inc. has been derived from the historical audited consolidated financial statements of InfraSource Services, Inc. as of December 31, 2003 included elsewhere in this prospectus. The historical consolidated balance sheet data of Maslonka & Associates, Inc. has been derived from the historical audited financial statements of Maslonka & Associates, Inc. as of December 31, 2003 included elsewhere in this prospectus.

(2)   Maslonka Acquisition

        On January 27, 2004, we acquired Maslonka for total consideration, including assumed indebtedness and liabilities, as set forth below. Because the amounts included below are presented as if the acquisition occurred as of December 31, 2003, they differ from the amounts included elsewhere in this prospectus, which are presented as of the closing date of the Maslonka acquisition. In addition, the amounts below are calculated using an assumed price of $12.60 per share of our common stock.

Cash paid to sellers, net of cash acquired	$7,949
Equity issued to sellers	52,920
Transaction costs	600
Repayment of debt and capital leases	10,293
Liability to seller for time deposit refund and prior income taxes paid	5,604
Liability to sellers for cash holdback of purchase price	1,100

Total purchase price consideration	$78,466

        The preliminary allocation of purchase price to the assets acquired is as follows:

Contract receivables	$8,343
Deferred tax asset	6,561
Other current assets	646
Property, plant and equipment	9,131
Goodwill	61,804
Identifiable intangibles attributable to existing backlog	11,500
Other non-current assets	5,319
Accounts payable and accrued expenses	(6,847)
Other liabilities	(15,642)
Long-term debt	(1,000)
Deferred tax liability	(1,349)

Total net assets acquired	$78,466

        The final allocation of purchase price is subject to the completion of appraisals of certain property, plant and equipment, a final working capital adjustment and final settlement of the holdback adjustments to the purchase price in accordance with the terms of the acquisition agreement. We expect the appraisals and working capital adjustments to be finalized during the second quarter of 2004, and we expect the holdback amount, less any amounts retained by us, will be released to the sellers in part in 2005 and the remainder in 2006. Any adjustments made as a result of the appraisals, the working capital adjustment and the holdback adjustments could result in a change to goodwill, which could be material. See Notes (i) and (j) below for information regarding the holdback.

  (a)
  Reflects no net change in cash as a result of the sources and uses of cash in the acquisition.

Sources of cash:
Proceeds from the issuance of the common equity to the Principal Stockholders and certain of the executive officers	$26,141
Uses of cash:
Cash paid to sellers	15,848
Repayment of long-term debt	10,219
Repayment of capital leases	74

$26,141

  (b)
  Reflects the addition of a current deferred income tax asset of $10,584 resulting from compensation expense on certain equity transactions before the acquisition offset by elimination of existing current income taxes payable of $4,023. The equity transactions are described in Note 16 to Maslonka's historical financial statements included elsewhere in this prospectus. Pursuant to the terms of the acquisition agreement, we retained the tax benefit generated from a compensation expense to Maslonka arising from the acquisition, as described in such Note 16.

  (c)
  Reflects the $3,244 increase in fixed assets resulting from a fair market valuation of equipment performed in conjunction with the acquisition.

  (d)
  Represents the recording of goodwill of $61,804 resulting from the preliminary allocation of the purchase price to the assets acquired. Goodwill arising from the Maslonka acquisition will not be amortized.

  (e)
  Reflects the elimination of the cash surrender value of an officer's life insurance of $471 that was not acquired and the addition of an $11,500 backlog intangible asset recorded in conjunction with the acquisition.

  (f)
  Reflects the repayment of Maslonka's long-term debt, including current portion, of $10,219 in accordance with the terms of the acquisition agreement.

  (g)
  Reflects the estimated amount of accrued and unpaid transaction costs of $600 at the closing of the acquisition.

  (h)
  Reflects the following:

Liability to sellers for reimbursement in connection with the acquisition of time deposit account	$5,000
Liability to sellers for taxes paid	604
Liability for the distribution of taxes withheld on compensation	9,250
Repayment of the current portion of capital leases	(52)
Current portion of deferred tax liability on recorded intangible assets and step-up in fair market value of fixed assets	4,773
Elimination of tax liability against other current assets	(4,023)

$15,552

  (i)
  Reflects (i) the long-term portion of the deferred tax liability associated with the step-up in fair market value of fixed assets and recorded intangible assets of $1,066, (ii) a $1,100 liability to sellers for the non-contingent portion of the $6,600 in cash held back from the purchase price in accordance with the terms of the acquisition agreement and (iii) the repayment of the non-current portion of capital leases of $22. The remaining $5,500 of the holdback is contingent on Maslonka's achievement of certain performance targets as well as the satisfaction of any indemnification obligations owed to us, which may also be set-off against all other portions of the holdback. Subject to resolution of the contingencies, the contingent holdback, less any amounts retained by us, will be released to the sellers in part in 2005 and the remainder in 2006. At the time of settlement, the final amount of the holdback due to the former owners will be recorded as a liability and additional goodwill.

  (j)
  Reflects (i) the issuance of $26,141 of common equity to the Principal Stockholders and certain of our executive officers, (ii) elimination of redeemable stock of $700 and historical shareholders' equity of $3,100, and (iii) the issuance of $52,920 of common equity to the sellers in the Maslonka acquisition. In accordance with the terms of the acquisition agreement, 957,549 shares of common stock were held back at closing pursuant to the terms of a holdback. The settlement and payment of the purchase price holdback is subject to Maslonka's achievement of certain performance targets as well as satisfaction of any indemnification obligations owed to us under the acquisition agreement. We expect the holdback amount, less any amounts retained by us, will be released to the sellers in part in 2005 and the remainder in 2006.

(3)   Offering

  (k)
  Represents the effects of this offering, including the repayment in full of our subordinated promissory note payable to Exelon, the partial repayment of the term loan under our senior credit facility and the application of the estimated net proceeds from this offering to be used for general corporate purposes. See "Use of Proceeds" included elsewhere in this prospectus.

	Cash	Total Liabilities	Total Equity	Total Liabilities & Equity
Estimated net proceeds from this offering	$108,990	$0	$108,990	$108,990

Repayment of subordinated promissory note payable to Exelon and related loss on extinguishment	(30,000)	(24,589)	(5,411)	(30,000)
Repayment of term loan	(54,495)	(54,495)	0	(54,495)

Estimated net proceeds available for general corporate purposes	$24,495	$(79,084)	$103,579	$24,495

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The consolidated statement of operations and comprehensive income (loss) data for the period June 8, 1999 through December 31, 1999 and for the year ended December 31, 2000 and the consolidated balance sheet data as of December 31, 1999, 2000 and 2001 have been derived from the audited consolidated financial statements of our predecessor entity, Infrasource Incorporated, and are not included in this prospectus. Infrasource Incorporated was organized on June 8, 1999, commenced operations on October 15, 1999 with the acquisition of certain businesses, including MRM Technical Group, Inc. ("MRM"), and was acquired by us on September 24, 2003. For purposes of this presentation, the unaudited consolidated statement of operations and other financial data of Infrasource Incorporated's predecessor entity, MRM, are included for the period January 1, 1999 through October 14, 1999. The consolidated statement of operations and comprehensive income (loss) data for the years ended December 31, 2001, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2002 and 2003 have been derived from our consolidated financial statements included elsewhere in this prospectus, which include the results of our predecessor entity, InfraSource Incorporated, for the year ended December 31, 2001, as of and for the year ended December 31, 2002, and for the period January 1, 2003 to September 23, 2003, and our results for the period May 30, 2003 (date of inception) to December 31, 2003 and as of December 31, 2003. We had no operating activity prior to the Exelon Transaction on September 24, 2003.

        It is important that you read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

			For the Year Ended December 31,
						For the Period January 1 to September 23, 2003 (Predecessor entity—InfraSource Incorporated and Subsidiaries
							For the Period May 30 to December 31, 2003
	MRM Jan-Oct 1999	InfraSource Jun-Dec 1999	2000 (Predecessor entity—InfraSource Incorporated and Subsidiaries	2001 (Predecessor entity—InfraSource Incorporated and Subsidiaries	2002 (Predecessor entity—InfraSource Incorporated and Subsidiaries
	(in thousands, except share and per share data)
Consolidated Statement of Operations and Comprehensive income (loss) Data:
Contract revenues	$117,768	$68,047	$452,941	$609,327	$566,469	$382,627	$137,996
Cost of revenues	85,826	48,246	368,573	502,788	459,706	330,681	114,195

Gross profit	31,942	19,801	84,368	106,539	106,763	51,946	23,801
Selling, general and administrative expenses	15,498	12,344	59,350	70,691	63,237	49,315	14,144
Merger related costs(1)	—	—	—	—	—	16,242	—
Provision for uncollectible accounts	—	209	10,049	8,676	7,964	236	178
Amortization of intangible assets and goodwill	—	1,048	7,269	16,047	—	—	2,600

Income (loss) from operations	16,444	6,200	7,700	11,125	35,562	(13,847)	6,879
Interest income	224	60	344	186	1,438	1,376	60
Interest expense	(2,063)	(498)	(2,071)	(1,896)	(388)	(27)	(3,970)
Other income (expense)	—	399	1,287	976	8,189	(3,478)	(336)

Income (loss) before income taxes	14,605	6,161	7,260	10,391	44,801	(15,976)	2,633
Income tax expense (benefit)	6,949	2,599	4,406	7,049	14,564	(4,774)	1,086

Net income (loss) from continuing operations	7,656	3,562	2,854	3,342	30,237	(11,202)	1,547
Discontinued operations, net of tax	—	(326)	(843)	(9,386)	(1,574)	(12,316)	(288)

Income (loss) before cumulative effect of a change in accounting principle, net of tax	7,656	3,236	2,011	(6,044)	28,663	(23,518)	1,259
Extraordinary item, net of tax	—	—	—	—	—	—	76
Cumulative effect of a change in accounting principle, net of tax(2)	—	—	—	—	(204,100)	—	—

Net income (loss)	7,656	3,236	2,011	(6,044)	(175,437)	(23,518)	1,335
Other comprehensive income (loss), net of tax	—	51	(126)	—	—	(75)	14

Comprehensive income (loss)	$7,656	$3,287	$1,885	$(6,044)	$(175,437)	$(23,593)	$1,349

Basic Income (loss) per Common Share:
Weighted average basic common shares outstanding		24,694,000	31,716,904	48,154,877	48,085,793	47,585,472	10,782,278
Basic income (loss) per share—continuing operations		$0.14	$0.09	$0.07	$0.62	$(0.24)	$0.14
Basic income (loss) per share—discontinued operations		(0.01)	(0.03)	(0.20)	(0.03)	(0.26)	(0.03)
Basic income per share—extraordinary item		—	—	—	—	—	0.01
Basic income (loss) per share—cumulative effect of a change in accounting principle		—	—	—	(4.24)	—	—

		$0.13	$0.06	$(0.13)	$(3.65)	$(0.50)	$0.12

Diluted Income (loss) per Common Share:
Weighted average diluted common shares outstanding		24,694,000	31,716,904	48,154,877	48,085,793	47,585,472	11,030,764
Diluted income (loss) per share—continuing operations		$0.14	$0.09	$0.07	$0.62	$(0.24)	$0.14
Diluted income (loss) per share—discontinued operations		(0.01)	(0.03)	(0.20)	(0.03)	(0.26)	(0.03)
Diluted income per share—extraordinary item		—	—	—	—	—	0.01
Diluted income (loss) per share—cumulative effect of a change in accounting principle		—	—	—	(4.24)	—	—

		$0.13	$0.06	$(0.13)	$(3.65)	$(0.50)	$0.12

Other Financial Data from Continuing Operations:
Cash flow provided by (used in) operating activities from continuing operations	$5,762	$14,707	$70,813	$60,364	$22,474	$17,834	$(2,053)
Cash flow provided by (used in) investing activities from continuing operations		(205,533)	(253,469)	(78,396)	(14,491)	(12,541)	(210,698)
Cash flow provided by (used in) financing activities from continuing operations		197,649	184,598	29,117	(1,063)	(10,188)	224,831
Capital expenditures, net of disposals	(6,586)	(7,244)	(38,152)	(48,043)	(16,649)	(12,541)	(2,833)
Non-GAAP Financial Information:
EBITDA from continuing operations, before extraordinary items and cumulative effect of change in accounting principle, net of tax(3)			$35,082	$56,466	$73,239	$3,592	$14,474

	As of December 31,
	1999 (Predecessor entity—InfraSource Incorporated and Subsidiaries	2000 (Predecessor entity—InfraSource Incorporated and Subsidiaries	2001 (Predecessor entity—InfraSource Incorporated and Subsidiaries	2002 (Predecessor entity—InfraSource Incorporated and Subsidiaries	2003
	(in thousands)
Consolidated Balance Sheet Data:
Working capital	$79,672	$100,574	$97,546	$156,379	$64,906
Total assets	398,760	688,628	749,689	509,266	367,577
Total debt	21,456	163	1,046	439	164,463
Total shareholders' equity	268,172	519,337	557,474	373,721	92,849

(1)
Represents fees and expenses related to the Exelon Transaction, including severance and retention costs and professional service fees.

(2)
Upon adoption of SFAS No. 142, we recorded a non-cash charge of $204.1 million (net of tax) to reduce the carrying amount of goodwill and other intangibles to their implied fair value. See Note 4 to our consolidated financial statements included elsewhere in this prospectus.

(3)
EBITDA from continuing operations, before extraordinary items and cumulative effect of a change in accounting principle, net of tax (collectively, "EBITDA from continuing operations before other items") represents net income (loss) before cumulative effect of a change in accounting principle, net of tax, extraordinary items, net of tax, discontinued operations, net of tax, interest expense, interest income, income tax expense, depreciation and amortization. We present EBITDA from continuing operations, before other items primarily as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense) and the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because EBITDA from continuing operations, before other items facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA from continuing operations, before other items for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. In addition, we believe EBITDA from continuing operations, before other items and similar measures are widely used by financial analysts as a measure of financial performance of other companies in our industry. EBITDA from continuing operations, before other items has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  it does not reflect our cash expenditures for capital expenditures or contractual commitments;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA from continuing operations, before other items does not reflect cash requirements for such replacements;

  •
  it does not reflect changes in, or cash requirements for, our working capital requirements;

  •
  it does not reflect the interest expense or the cash requirements necessary to service interest or principal payments, on our indebtedness;

  •
  it does not reflect adjustments for earnings or charges resulting from matters we consider not to be indicative of our core operations, as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-Core Items;" and

  •
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

        Because of these limitations, EBITDA from continuing operations, before other items should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA from continuing operations, before other items only supplementally. For more information, see our consolidated financial statements and the related notes included elsewhere in this prospectus.

        A reconciliation of EBITDA from continuing operations, before other items to net income (loss), the most directly comparable GAAP performance measure, is provided below:

				For the Period January 1 to September 23, 2003 (Predecessor entity—InfraSource Incorporated and Subsidiaries)
	For the Year Ended December 31,
					For the Period May 30, to December 31, 2003
	2000 (Predecessor entity—InfraSource Incorporated and Subsidiaries)	2001 (Predecessor entity—InfraSource Incorporated and Subsidiaries)	2002 (Predecessor entity—InfraSource Incorporated and Subsidiaries)
	(in thousands)
Net income (loss)	$2,011	$(6,044)	$(175,437)	$(23,518)	$1,335
Cumulative effect of a change in accounting principle, net of tax	—	—	204,100	—	—
Extraordinary item, net of tax	—	—	—	—	(76)
Discontinued operations, net of tax	843	9,386	1,574	12,316	288
Interest expense	2,071	1,896	388	27	3,970
Interest income	(344)	(186)	(1,438)	(1,376)	(60)
Income tax expense (benefit)	4,406	7,049	14,564	(4,774)	1,086
Depreciation	18,826	28,318	29,488	20,917	5,331
Amortization of intangible assets and goodwill	7,269	16,047	—	—	2,600

EBITDA from continuing operations, before extraordinary items and cumulative effect of a change in accounting principle, net of tax	$35,082	$56,466	$73,239	$3,592	$14,474

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our results of operations, financial condition and liquidity in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion gives effect to our acquisition of InfraSource Incorporated and certain of its subsidiaries as of September 24, 2003. As a result, our consolidated financial statements reflect our financial position as of December 31, 2003 and the results of operations and cash flows for the period May 30, 2003 (the date of our inception) to December 31, 2003, and the financial position of our predecessor entity, InfraSource Incorporated and the acquired subsidiaries, as of December 31, 2002 and the results of operations and cash flows for the years ended December 31, 2001 and 2002 and for the period January 1, 2003 to September 23, 2003. We had no operating activity prior to the acquisition on September 24, 2003. Unless specifically stated otherwise, references to balances and results of operations in this prospectus do not include the businesses not acquired from Exelon, which are reflected in our consolidated financial statements as discontinued operations as of September 23, 2003 and for all periods prior to the acquisition. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements. Please refer to "Special Note Regarding Forward-Looking Statements" included elsewhere in this prospectus for more information.

Formation

        OCM/GFI Power Opportunities Fund, L.P. and OCM Principal Opportunities Fund II, L.P., funds managed by Oaktree Capital Management, LLC ("Oaktree") and GFI Energy Ventures LLC ("GFI"), formed our company in May 2003 to acquire InfraSource Incorporated and certain of its subsidiaries from Exelon Enterprises Company, LLC ("Exelon"). InfraSource Incorporated was originally organized in 1999 as a subsidiary of PECO Energy Company. Between 1999 and January 2001, InfraSource Incorporated selectively acquired its operating subsidiaries. In this prospectus, we refer to the funds managed by Oaktree and GFI as our "Principal Stockholders" and the acquisition of Infrasource Incorporated by the investment funds on September 24, 2003 as the "Exelon Transaction."

        Certain subsidiaries of InfraSource Incorporated that did not fit our strategic direction were transferred to Exelon immediately prior to the Exelon Transaction and, therefore, were not acquired. These non-acquired subsidiaries, which were principally commercial electrical contractors, are shown as "Discontinued Operations" in the accompanying consolidated financial statements for periods prior to the acquisition date of September 24, 2003.

        In connection with the Exelon Transaction, on September 24, 2003 we entered into a senior secured credit facility with a syndicate of lenders, consisting of a $40 million revolving credit facility and a $140 million term loan. In addition, we entered into a volume agreement with Exelon, pursuant to which we are assured a continuing level of business from Exelon through 2006. Revenue under the contract may vary significantly from period-to-period and may be concentrated later in the contract period. For additional information relating to the Exelon Transaction and the financing therefore, please refer to "—Liquidity and Capital Resources—Financing Agreements" below.

Overview

        We are one of the largest specialty contractors servicing the utility transmission and distribution infrastructure in the United States based on market share. Our broad range of services includes the design, engineering, procurement, construction, testing, maintenance and leasing of utility infrastructure. Our customers primarily include electric power utilities, natural gas utilities, government entities and heavy industrial companies, such as petrochemical, processing and refining businesses.

        Our historical performance is affected by the capital spending of our customers. In the last several years, our business has been impacted by several important trends affecting our end markets.

  •
  Electric utilities are key customers and provide us with a diversified variety of projects, including aerial transmission work, substations, in-plant engineering, maintenance and upgrades. In recent years, our business from these customers has been relatively stable despite financial pressures on some utilities. Although some utilities have restrained their overall capital spending, the effects on third-party contractors have been partially offset by an increase in the proportion of work that these customers outsource.

  •
  The deregulation of the electric utility industry in the 1990s created opportunities for independent power producers, or IPPs, which constructed or acquired substantial generating capacity resulting in an increased demand for our services, particularly in providing "turnkey" substations, switching yards and interconnections. In these projects, we would typically engineer, procure materials for, and construct the entire project. These turnkey projects have a substantial impact on our revenues because, when we procure materials for our customers in addition to providing services, the value of those materials results in higher revenues than in a services-only contract. These projects had a strong positive impact on our 2001 and 2002 performance. As a number of large IPPs have been under significant financial stress, IPP spending declined significantly in 2003, with a substantially reduced contribution to our 2003 financial performance.

  •
  We provide a variety of electrical design, engineering and construction services to heavy industrial customers, including petrochemical, processing and refining businesses. Higher oil prices have enhanced the financial performance of many of our refinery customers, which has contributed to increased spending and consequently greater demand for our services. By contrast, high natural gas prices have negatively impacted the financial performance of some of our petrochemical customers, leading to decreases in their capital spending and consequently reduced demand for our services.

  •
  During the late 1990s, service contractors like us benefited from rapidly expanding demand for telecommunications infrastructure, as telecommunications providers installed new long-haul optical fiber networks nationwide. This demand peaked in 2000 and declined significantly through 2003 as many of these customers have experienced bankruptcies and have been unable to access capital. Construction of long-haul optical fiber networks was not a meaningful contributor to our 2002 and 2003 financial performance.

  •
  The decline in telecommunications spending on fiber-optic network construction led to an overcapacity of contractors serving this market. In response, many of these contractors began competing for opportunities in other industries, such as natural gas distribution infrastructure. This led to increased competition for projects from natural gas utilities, and pricing pressure, resulting in lower gross margins for us, particularly in 2002 and the first half of 2003. We believe some of these new market entrants have begun to exit the natural gas distribution market. In addition, there has been continued strength in the housing construction market. As a result of these factors, we experienced improved bidding conditions and profit margins in the latter half of 2003.

In addition to industry trends described above, during 2002 we completed a review of our existing natural gas distribution contracts. As a result of this review, we exited or renegotiated a number of underperforming contracts. This strategy reduced our revenues during 2002 and 2003. Additionally, the effects of extreme adverse weather and losses on certain contracts completed in 2003 contributed to lower gross margins in the first half of the year. As has been common in our industry, we also experienced increases in workers' compensation and insurance expenses in recent years.

Outlook

        The statements in this section are based on our current expectations. These statements are forward looking, and actual results may differ materially. Please refer to "Risk Factors" and "Special Note Regarding Forward-Looking Statements" included elsewhere in this prospectus for more information on what may cause our actual results to differ.

        Like many companies that provide specialty contracting services, we are subject to market cycles in our end markets that can affect our results of operations. Our customer diversity provides some insulation from these effects. We focus on the elements of the business we can control, including improved bidding, cost control, the margins we accept on projects, collecting receivables, and providing quality service to the markets we serve. Although other factors may impact us, including some we do not foresee, we believe our 2004 performance will be affected by the following:

  •
  We expect an increase in demand for our electric transmission infrastructure services, as evidenced by the Path 15 contract, our recent receipt of authorization to proceed on a portion of the PowerUp Wisconsin project and the BPA contract. This expected increase is due in part to the August 2003 blackout which impacted the Midwest and Northeast United States and Canada and heightened awareness of the need to improve our nation's electric power transmission and distribution infrastructure.

  •
  We expect a shift in our contract mix to more fixed-price contracts as a result of the increase in the proportion of our electric power transmission projects.

  •
  We do not expect any rebound in spending relating to long-haul telecommunications construction or IPP generation capacity.

  •
  We expect continued demand for our services from our natural gas customers, assuming continued strength in the housing construction market.

  •
  We expect that our 2002 initiative to exit underperforming natural gas distribution contracts, largely completed in 2003, together with a somewhat improved competitive landscape, should enable us to increase the margins realized on our natural gas infrastructure services.

  •
  Pro forma for the Maslonka acquisition, our backlog for work expected to be realized in the next 12 months increased from approximately $310 million at December 31, 2002 to approximately $408 million at December 31, 2003. Based on this increase and as a result of the Maslonka acquisition, we expect an increase in our revenue in 2004 compared to our pro forma consolidated revenue for 2003.

  •
  Our insurance premiums are expected to increase by approximately $2.6 million on an annual basis, primarily as a result of being independent of Exelon.

  •
  We expect an increase in our selling, general and administrative expenses related to the costs of operating as a public company of $2.0 million to $3.0 million per year, which should be partially offset by the recent streamlining of our corporate services in the second half of 2003, primarily related to overhead reductions made possible because we no longer own the non-acquired subsidiaries.

  •
  We expect that our effective tax rate will increase and will be near statutory levels.

  •
  We expect our depreciation and amortization expenses to be affected by purchase accounting for the Exelon Transaction and the Maslonka acquisition and that annual amortization of identifiable intangible assets will increase. We estimate our depreciation expense for the assets acquired in the Exelon Transaction will decrease by approximately $5 million to $6 million during 2004, and our amortization expenses relating to intangible assets arising from purchase accounting for the Exelon Transaction and the Maslonka acquisition will increase by approximately $11 million to $12 million during the same period. We also expect an increase in our depreciation expense related to the valuation of the Maslonka assets, which is not yet complete.

  •
  The increase in interest expense associated with the debt used to finance the Exelon Transaction will be offset in part by the application of the net proceeds from this offering to repay a portion of our outstanding indebtedness. In addition, we expect interest rates under our credit facility to decrease as a result of a proposed amendment, which we expect to complete in the near term (but not necessarily prior to consummation of this offering).

  •
  We expect to recognize a one-time loss on extinguishment of debt in connection with the repayment of the subordinated promissory note payable to Exelon in an amount equal to the difference between the face amount and the discounted value.

        For a discussion of other expected changes resulting from the Exelon Transaction, the Maslonka acquisition and this offering, please refer to "InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data."

Recent Developments

        On January 27, 2004, we acquired Maslonka & Associates, Inc. The total consideration for the Maslonka acquisition was $81.4 million, consisting of $38.3 million in cash and 4,330,820 shares of our common stock, which are both subject to a final working capital adjustment and a holdback provision, and the assumption of certain liabilities. Please refer to Note 18 to our consolidated financial statements for additional information regarding the breakdown of the total consideration. We accounted for the acquisition as a purchase in accordance with SFAS No. 141. Under purchase accounting, the value of the shares of common stock issued to the Maslonka stockholders was determined to be $54.5 million. Under the terms of the holdback provision, we withheld $6.6 million in cash payable at closing and 957,549 shares of our common stock issued to the sellers from the consideration payable at closing. We will be able to retain amounts from the holdback to satisfy any indemnification obligations to us. In addition, if Maslonka fails to achieve specified financial targets, we will be entitled to retain a portion of the holdback amount. We expect that the holdback amount, less any amounts retained by us, will be released to the sellers in part in 2005 and the remainder in 2006. Additionally, at the time of the acquisition, Maslonka had an outstanding letter of credit collateralized with a $5.0 million time deposit account provided by the Maslonka stockholders, which we acquired in the acquisition. We are required to reimburse these stockholders an aggregate of approximately $5.0 million within six months after the closing date. After giving effect to the holdback and the reimbursement for the time deposit account, the amount paid at closing was $26.7 million in cash and 3,373,271 shares of our common stock. Because our unaudited pro forma condensed consolidated financial data included elsewhere in this prospectus is presented as if the acquisition occurred on December 31, 2003, certain amounts contained therein differ from those set forth in this paragraph, which are presented as of the closing date of the Maslonka acquisition. In addition, the amounts included in our unaudited pro forma condensed consolidated financial data are calculated using an assumed price of $12.60 per share of our common stock.

        We financed the cash portion of the Maslonka acquisition consideration with available cash and the issuance of an aggregate of 5,931,950 shares of our common stock to the Principal Stockholders and certain of our executive officers for cash of approximately $27.3 million. See further discussion of the Maslonka acquisition in "Prospectus Summary," "InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data" and "Certain Relationships and Related Transactions."

        In connection with the Maslonka acquisition, Maslonka will record a deferred compensation expense of $31.6 million in the aggregate. Of this amount, approximately $0.8 million was recorded by Maslonka in the fourth quarter of 2003 and approximately $30.8 million is expected to be recorded by Maslonka in the first quarter of 2004 prior to the acquisition. Please refer to Note 11 of Maslonka's consolidated financial statements included elsewhere in this prospectus.

        We plan to use a portion of the net proceeds from this offering to repay approximately $54.5 million of term loans outstanding under our senior credit facility and the full $30 million in principal amount of our promissory note payable to Exelon, plus accrued and unpaid interest on the Exelon note. The remaining portion of the net proceeds, approximately $24.5 million, will be available for general corporate purposes. See "Use of Proceeds."

Basis of Reporting

        Revenues.    We derive our revenues from one reportable segment by providing specialized contracting services. We had pro forma revenues for the year ended December 31, 2003 of $520.6 million, of which we estimate 56% was attributable to electric power customers, including utilities and industrial customers, 30% to natural gas customers, 11% to telecommunications customers, and 3% for ancillary services, such as water and sewer pipeline work primarily for municipal customers. We enter into contracts principally on the basis of competitive bids, the final terms and prices of which we frequently negotiate with the customer, and which are often subject to changes in work scope during execution of the contract. Although the terms of our contracts vary considerably, most are made on either a unit-price or fixed-price basis in which we agree to perform the work for a price per unit of work performed (unit-price) or for a fixed amount for the entire project (fixed-price). We also perform services on a cost-plus or time-and-materials basis.

        We complete most installation projects within one year, while we frequently provide maintenance and repair work under open-ended, unit-price or cost-plus master service agreements that are generally renewable in one- to three-year increments. Most of our revenues are derived from contractual services provided to customers, and are reported as earned by the completion of specific components of the contracts. Please see "—Critical Accounting Policies—Revenue Recognition" below for a discussion of our revenue recognition policy. Our fixed-price contracts often include payment provisions pursuant to which the customer withholds a 5% to 10% retainage from each progress payment, which we record as a receivable, and remits the retainage to us upon completion and approval of our services.

        Cost of Services.    Cost of services consists primarily of salaries, wages and benefits to employees, depreciation, fuel and other vehicle expenses, equipment rentals, subcontracted services, insurance, facilities expenses, materials and parts and supplies. Our gross margins, which are gross profits expressed as a percentage of revenues, are typically higher on projects where labor, rather than materials, constitutes a greater portion of the cost of services. We can generally estimate materials costs more accurately than labor costs, which can vary based upon site conditions, weather, project duration and the degree to which third-party subcontractors are involved on a project. Therefore, to compensate for the potential variability of labor costs, we seek higher margins on labor-intensive projects.

        Due to the nature of our work, insurance represents a significant portion of the cost of our services. We have a deductible of $500,000 per occurrence related to workers' compensation, employer's liability, automobile and general liability claims, which we believe is an appropriate balance of insurance cost and risk retention. Our non-union employee-related health care benefit plan is subject to a deductible of $100,000 per claimant per year. Losses up to the deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. Fluctuations in insurance accruals related to these deductibles could have an impact on operating margins in the period in which such adjustments are made. During 2003, we increased our insurance reserves for periods prior to 2003 by $8.6 million due to a change in estimate resulting from an updated actuarial analysis. Our accruals at December 31, 2003 are based upon known facts and historical trends and management believes such accruals to be adequate. As of January 1, 2004, we have replaced our large deductible non-union health care benefit program with a fully indemnified program at a comparable cost. We regularly evaluate our level of self-insured retentions versus the cost of fully insured policies.

        Selling, general and administrative expenses.    Selling, general and administrative expenses consist primarily of compensation and related benefits to management, administrative salaries and benefits, marketing, office rent and utilities, communications and professional fees at both the corporate level and the operating units.

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities known to exist at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates on an ongoing basis, based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from those estimates. We believe the following to be the most important accounting policies including those that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

        Revenue Recognition.    We record revenues from fixed-price contracts on a percentage-of-completion basis, using the cost-to-cost method based on the percentage of total costs incurred to date in proportion to total estimated costs to complete the contract. Changes in job performance, job conditions and final contract settlements, among others, are factors that influence management's assessment of the total estimated costs to complete these contracts, and therefore management's gross profit recognition. This method is used because management considers expended costs to be the best available measure of progress on these contracts. We regularly review our operating subsidiaries' cost estimates and related revenue recognition. Revenues from master service agreements and maintenance contracts are based on unit prices or time and materials and are recognized as the units are completed for unit-price contracts and when the work is performed for time and materials contracts. Revenues earned on short-term projects and under contracts providing for substantial performance of services are generally recorded under the completed contract method. In limited instances, revenues on short-term projects are recorded on a percentage-of-completion basis. Revenues earned pursuant to fiber-optic facility licensing agreements, including initial fees, are recognized ratably over the expected length of the agreements. We recognize the loss in full on any contract as soon as our estimate of costs to complete exceeds expected revenues. Revenues related to change orders and claims are recognized when it is probable that additional revenues will result, and the amount can be reliably estimated. These estimates involve uncertainties, including the contractual basis for the claim and whether or not the additional costs were foreseeable at the contract date. As a result, actual revenues may differ.

        Self-Insurance.    We are insured for workers' compensation, employer's liability, auto liability and general liability claims, subject to a deductible of $500,000 per occurrence for the periods ended 2002 and 2003, and $250,000 for the year ended December 31, 2001. Our non-union employee-related health care benefit plan was subject to a deductible of $100,000 per claimant per year. We replaced this plan as of January 1, 2004 with a fully indemnified program at a comparable cost. Losses up to the deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. Management utilizes known facts and historical trends, as well as actuarial valuations, in order to determine our self-insurance liabilities.

        Current and Long-Term Accounts Receivable, Provision for Doubtful Accounts and Classification of Construction Contract-related Accounts.    In accordance with industry practice, the classification of construction contract-related current assets and current liabilities are based on our contract performance cycle, which may exceed one year. Accordingly, retainage receivables that are classified as current, will include certain amounts that may not be collected within one year. We provide an allowance for doubtful accounts when collection of an account or note receivable is considered doubtful. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, historical collection experience, our customer's access to capital, our customer's willingness or ability to pay, general economic conditions and the ongoing relationship with the customer. For example, certain of our customers, primarily telecommunications carriers, filed for bankruptcy in the years ended December 31, 2001 and December 31, 2002, or had been experiencing financial difficulties, and, as a result, we increased our allowance for doubtful accounts to reflect that certain customers may be unable to meet their obligations to us in the future. Should additional customers file for bankruptcy or experience difficulties, or should anticipated recoveries relating to the receivables in existing bankruptcies and other workout situations fail to materialize, we could experience reduced cash flows and losses in excess of current reserves.

        Valuation of Long-lived Assets.    Long-lived assets, including property and equipment and intangibles, are reviewed for impairment as events or changes in circumstances occur indicating that the carrying amounts may not be recoverable. Discounted cash flow analyses are used to assess non-amortizable intangible asset impairment, while undiscounted cash flow analyses are used to assess other long-lived asset impairment. The estimation of future cash flows involves considerable management judgment and is based upon assumptions about expected future operating performance, including sales volumes, selling prices, labor and other employee benefit costs, capital additions and other economic factors. Assumptions used in these forecasts are consistent with internal planning. However our projections may vary from cash flows eventually realized.

        Income Taxes.    Income taxes are accounted for using the provision of SFAS No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). Deferred income taxes are provided at the currently enacted income tax rates for the difference between the financial statement and income tax basis of assets and liabilities and carry-forward items. The effective tax rate and the tax bases of assets and liabilities reflect management's estimates of the ultimate outcome of various tax audits and issues. In addition, valuation allowances are established for deferred tax assets where the amount of expected future taxable income from operations does not support the realization of the asset. We believe that the current assumptions and other considerations used to estimate the current year effective and deferred tax positions are appropriate. However, if the actual outcome of future tax consequences differs from our estimates and assumptions, the resulting change to the provision for income taxes could have a material impact on our consolidated financial statements.

Non-Core Items

        Our results of operations for the years ended December 31, 2002 and 2003 include certain historical items that, in management's opinion, are not indicative of our core operating performance. We believe it is helpful to an understanding of our business to assess the effects of these items on our results of operations to provide a better means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar charges will not recur or that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business. These items are presented on a pre-tax basis.

Year ended December 31, 2002:
•	Gain on acquisition purchase price settlement	$(5.2) million
•	Insurance reserve adjustment	(0.4) million

2002 Total		$(5.6) million

Year ended December 31, 2003:
•	Expenses related to the Exelon Transaction	$16.2 million
•	Insurance reserve adjustment	8.6 million
•	Litigation judgment and related costs	3.8 million

2003 Total:		$28.6 million

        Gain on acquisition purchase price settlement:    We recognized a gain of $5.2 million relating to an arbitration settlement of a dispute regarding a purchase price adjustment with respect to an acquisition completed in 1999.

        Insurance reserve adjustment:    Since the formation of InfraSource Incorporated in 1999, we have utilized an actuarial analysis to assist management in estimating the accrual for our self-insured workers' compensation, auto and general liability insurance on an annual basis. In late 2002, we revised our estimate based on available loss data and adjusted our reserve for losses attributable to 2002 and prior periods. In September 2003, we had an updated actuarial analysis performed. As a result of the updated actuarial analysis and an increase in data available for loss history, we revised our estimate and increased our insurance reserve by $8.6 million for losses attributable to periods prior to 2003. For 2002, after giving effect to the portion of the adjustment in 2003 attributable to 2002, and the portion of the adjustment in 2002 attributable to periods prior to 2002, we had a net adjustment of $(0.4) million in 2002.

        Expenses related to the Exelon Transaction:    In connection with our acquisition of InfraSource Incorporated and certain of its subsidiaries on September 24, 2003, we incurred $16.2 million of expenses, including severance and retention costs and professional service fees.

        Litigation judgment and related costs:    We recognized a $3.8 million charge in connection with a litigation judgment entered against us in January 2004 related to a proposed 1999 acquisition. We filed a notice of appeal on February 19, 2004, and the plaintiff filed a notice of cross-appeal on March 2, 2004.

Results of Operations

        The tables below set forth select statement of operations data expressed in dollars and as a percentage of revenues for the periods indicated. Our results of operations for the period May 30, 2003 (date of inception) through December 31, 2003 include the effects of the Exelon Transaction that occurred on September 24, 2003. We accounted for the Exelon Transaction as a purchase in accordance with SFAS No. 141, which impacted our operations as discussed in more detail below. Information for the year ended December 31, 2003 is presented on a pro forma basis after giving effect to the Exelon Transaction as if it occurred on January 1, 2003, but not the Maslonka acquisition or this offering. We have presented the 2003 information on a pro forma basis because we believe it provides a more meaningful comparison of results for investors. We have also included a brief summary of the 2003 historical results of our predecessor entity for the period January 1, 2003 through September 23, 2003 and of our 2003 historical results for the period May 30, 2003 through December 31, 2003. For additional information regarding pro forma adjustments relating to the Exelon Transaction, please refer to "InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere in this prospectus.

						Pro Forma for Exelon Transaction Year Ended December 31, 2003
	Year Ended December 31,
			Period January 1 to September 23, 2003	Period May 30 to December 31, 2003
					Exelon Transaction Adjustments
	2001	2002
	(in thousands)
Consolidated Statement of Operations Data:
Contract revenues	$609,327	$566,469	$382,627	$137,996	$—	$520,623
Cost of revenues	502,788	459,706	330,681	114,195	(3,579)	441,297

Gross profit	106,539	106,763	51,946	23,801	3,579	79,326
Selling, general and administrative expenses	70,691	63,237	49,315	14,144	75	63,534
Merger related costs	—	—	16,242	—	(16,242)	—
Provision for uncollectible accounts	8,676	7,964	236	178	—	414
Amortization of intangible assets and goodwill	16,047	—	—	2,600	1,500	4,100

Income (loss) from operations	11,125	35,562	(13,847)	6,879	18,246	11,278
Interest income	186	1,438	1,376	60	—	1,436
Interest expense	(1,896)	(388)	(27)	(3,970)	(9,687)	(13,684)
Other income (expense)	976	8,189	(3,478)	(336)	—	(3,814)

Income (loss) before taxes	10,391	44,801	(15,976)	2,633	8,559	(4,784)
Income tax expense (benefit)	7,049	14,564	(4,774)	1,086	3,509	(179)

Net income (loss) from continuing operations	3,342	30,237	(11,202)	1,547	5,050	(4,605)
Discontinued operations, net of tax	(9,386)	(1,574)	(12,316)	(288)	—	(12,604)

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle, net of tax	(6,044)	28,663	(23,518)	1,259	5,050	(17,209)
Extraordinary item, net of tax	—	—	—	76	—	76
Cumulative effect of a change in accounting principle, net of tax	—	(204,100)	—	—	—	—

Net income (loss)	$(6,044)	$(175,437)	$(23,518)	$1,335	$5,050	$(17,133)

			Pro Forma for Exelon Transaction Year Ended December 31, 2003
	Years Ended December 31,
	2001	2002
Consolidated Statement of Operations Data:
Contract revenues	100.0%	100.0%	100.0%
Cost of revenues	82.5	81.2	84.8

Gross profit	17.5	18.8	15.2
Selling, general and administrative expenses	11.6	11.2	12.2
Merger related costs	0.0	0.0	0.0
Provision for uncollectible accounts	1.4	1.4	0.1
Amortization of intangible assets and goodwill	2.6	0.0	0.8

Income from operations	1.9	6.2	2.1
Interest income	0.0	0.3	0.3
Interest expense	(0.3)	(0.1)	(2.6)
Other income (expense)	0.2	1.4	(0.7)

Income (loss) before taxes	1.8	7.8	(0.9)
Income tax expense	1.2	2.6	(0.0)

Net income (loss) from continuing operations	0.6	5.2	(0.9)
Discontinued operations, net of tax	(1.5)	(0.3)	(2.4)

Income (loss) before cumulative effect of a change in accounting principle, net of tax	(0.9)	4.9	(3.3)
Extraordinary item, net of tax	0.0	0.0	0.0
Cumulative effect of a change in accounting principle, net of tax	0.0	(36.0)	0.0

Net income (loss)	(0.9)%	(31.1)%	(3.3)%

Year ended December 31, 2003, pro forma for the Exelon Transaction, compared to the year ended December 31, 2002

        Revenues.    Revenues decreased $45.9 million, or 8.1%, to $520.6 million for the year ended December 31, 2003 compared to $566.5 million for the year ended December 31, 2002. This decrease was in part attributable to an approximate $20 million reduction in revenue from our electric power customers, including an approximate $44 million reduction in IPP power plant construction activities resulting from reduced demand for these services in 2003, partially offset by growth in other electric infrastructure work volumes. The reduction in revenue was also attributable to an approximate $19 million reduction in our volume of natural gas construction, primarily due to a planned elimination of marginally profitable and unprofitable contracts.

        Gross profit.    Gross profit decreased $27.5 million, or 25.7%, to $79.3 million for the year ended December 31, 2003 compared to $106.8 million for the year ended December 31, 2002. This decrease was primarily attributable to the reduction in the profitability in our electric power end-market following the decrease in IPP volume noted above. In addition, the increased costs attributable to the effects of extreme adverse weather conditions, estimated at $3 million to $4 million, and pricing pressure resulting from reduced demand and increased competition from additional providers of natural gas construction work, reduced our gross profit. We also recognized a $4.5 million loss on an electric power fixed-price contract for construction of an underground high voltage transmission line. Additionally, we experienced a pro forma increase in insurance premiums of $1.9 million in 2003 as a result of becoming an independent company following the Exelon Transaction. These factors were offset in part by the improved profitability of our telecommunications leasing operations and a

$8.7 million decrease in depreciation expense. The decrease in depreciation consists of $7.4 million related to the effects of purchase accounting for the Exelon Transaction and decreases in capital expenditures in 2003.

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased $0.3 million, or 0.5%, to $63.5 million for the year ended December 31, 2003 compared to $63.2 million for the year ended December 31, 2002. The net increase was primarily a result of an $8.6 million increase in self insurance reserve costs related to periods prior to 2003 due to an updated actuarial analysis, compared to a $1.2 million charge in 2002, offset in part by reductions in personnel and related expense due to discontinued operations and a reduction in incentive compensation expense of approximately $2.0 million related to the decrease in net income from 2002 to 2003.

        Provision for uncollectible accounts.    Our provision for doubtful accounts decreased $7.6 million, or 95.0%, to $0.4 million for the year ended December 31, 2003 compared to $8.0 million for the year ended December 31, 2002, primarily as a result of our concentrated focus on payment terms and acceptability of customer credit risk and our liquidation of remaining claims against a former telecommunications customer, which resulted in a recovery of $1.4 million. During 2002, we recognized a provision for doubtful accounts related to the bankruptcy filings of several former telecommunications customers, and we created a $2.0 million reserve on collections from a general contractor. During 2003, there were no such bankruptcy filings of our customers nor significant collectibility issues with any of our customers.

        Amortization of intangible assets and goodwill.    We recognized amortization expense of $4.1 million for the year ended December 31, 2003 related to the acquisition of certain intangible assets in the Exelon Transaction, consisting of backlog and the Exelon volume agreements. We had no similar expense in 2002.

        Interest expense and amortization of debt discount.    We incurred interest expense and amortization of debt discount of $13.7 million for the year ended December 31, 2003 related to the debt incurred in connection with the Exelon Transaction as compared to $0.4 million for the year ended December 31, 2002.

        Other income (expense).    Other income (expense) decreased $12.0 million to $(3.8) million for the year ended December 31, 2003 compared to $8.2 million for the year ended December 31, 2002. This decrease was primarily due to the settlement in 2002 of a dispute of $5.2 million related to the purchase of one of our subsidiary companies compared to a charge in 2003 of $3.8 million for a legal judgment against us.

        Provision (benefit) for income taxes.    The benefit from income taxes for the year ended December 31, 2003 was $(0.2) million, compared to a provision of $14.6 million for the year ended December 31, 2002, with an effective tax rate of 32.5%. The effective tax rate for 2002 reflects the reversal of previously recorded valuation allowances against certain net operating loss and other deferred tax assets, based upon our operating performance in 2002 and related expected future taxable income levels. The amount in 2002 excludes the tax effect of implementation of SFAS No. 142 in the period from January 1, 2003 to September 23, 2003, effective January 1, 2002. Our tax benefit of $(0.2) million in 2003 reflects $3.5 million of assumed tax expense, based on an estimated tax rate of 41%, resulting from the Exelon Transaction. These net operating losses arose in part during 2000 and 2001, and also in part in connection with our implementation of SFAS No. 142 effective January 1, 2002.

        Net income (loss) from continuing operations.    As a result of the factors discussed above, we recorded a net loss from continuing operations of $(4.6) million for the year ended December 31, 2003 compared to net income from continuing operations of $30.2 million for the year ended December 31, 2002.

        Discontinued operations, net of tax.    Discontinued operations for periods prior to the Exelon Transaction include the operating results of the non-acquired subsidiaries of Exelon. All prior historical periods have been reclassified consistent with this discontinued operations presentation (see Notes 1 and 2 to our consolidated financial statements included elsewhere herein). The net loss related to discontinued operations for the period January 1, 2003 to September 23, 2003 was $(12.3) million compared to a loss of $(1.6) million for the year ended December 31, 2002. The increase in the net loss was primarily attributable to a 25% decrease in revenues at one of the discontinued businesses as we ceased bidding new work and recognized significantly lower operating margins from that business as a result of losses on several fixed-price commercial electric construction contracts. Overall revenues and gross profit levels for discontinued operations for the period January 1, 2003 to September 23, 2003 as compared to the year ended December 31, 2002 decreased by $189.7 million and $33.2 million, or by 57.2% and 96.3%, respectively. The decline in gross margin was offset by a reduction of selling, general and administrative expenses of $15.7 million, or 46.0%, because of discontinuing the related businesses, and an increase in the benefit for taxes of $7.0 million.

        Discontinued operations for the period May 30, 2003 to December 31, 2003 of $(0.3) million represents the results of operations of our telecommunications craft services business pursuant to our plan to dispose all of that type of work in 2004.

        Cumulative effect of change in accounting principle, net of tax.    Based on our transitional impairment test performed upon adoption of SFAS No. 142, we recognized a charge, net of tax, of $204.1 million to reduce the carrying value of the goodwill of our reporting units to its implied fair value as of January 1, 2002. Under SFAS No. 142, the impairment adjustment recognized at adoption of the new rule was reflected as a cumulative effect of change in accounting principle, net of tax. See Note 4 to our consolidated financial statements included elsewhere in this prospectus for a discussion of assumptions and estimates used to determine the impairment charge.

        Net income (loss).    We recorded a net loss of $(17.1) million for the year ended December 31, 2003 compared to a net loss of $(175.4) million for the year ended December 31, 2002 as a result of the factors discussed above.

Actual 2003

        Period May 30, 2003 to December 31, 2003    InfraSource Services, Inc. was formed in May 2003 by our Principal Stockholders to acquire InfraSource Incorporated and certain of its subsidiaries from Exelon. InfraSource Services, Inc. had no operating activity prior to September 24, 2003. Revenues for the period were $138.0 million, gross profit was $23.8 million and gross margin was 17.2%. Selling, general and administrative expenses were $14.1 million. Our provision for doubtful accounts was $0.2 million. We recognized amortization expense of $2.6 million related to the acquisition of certain identifiable intangible assets in the Exelon Transaction. We recognized interest and amortization of debt discount of $4.0 million related to the debt issued in conjunction with the Exelon Transaction. Other expenses were $0.3 million. The income taxes expense was $1.1 million. Our income from continuing operations was $1.5 million.

        Period January 1, 2003 to September 23, 2003 for InfraSource Incorporated (Predecessor)    Revenues for the period were $382.6 million, gross profit was $51.9 million and gross margin was 13.6%. Gross profit during the period was influenced primarily by adverse winter weather conditions in our natural gas distribution construction business as well as a loss on an underground electric transmission project. Selling, general and administrative expenses of $49.3 million were adversely impacted by an $8.6 million increase in self insurance reserve costs related to periods prior to 2003. Our provision for doubtful accounts was $0.2 million. We incurred $16.2 million of one-time expenses related to the Exelon Transaction, and we recorded interest income of $1.4 million. Other expenses of $3.5 million primarily consisted of a charge related to a legal judgment against us. The benefit from income taxes was $(4.8) million. Our loss from continuing operations was $(11.2) million.

Year ended December 31, 2002 compared to the year ended December 31, 2001

        Revenues.    Revenues decreased $42.9 million, or 7.0%, to $566.5 million for the year ended December 31, 2002 compared to $609.3 million for the year ended December 31, 2001. This decrease was attributable primarily to an approximate $70 million reduction in telecommunications revenue, due in part to the continued decrease in capital spending by telecommunications customers, the inability of certain of those customers to raise new capital, bankruptcies in that sector and the overall downturn in the national economy. In addition, revenue in our natural gas end-market decreased by approximately $12 million, primarily due to a planned reduction initiated in 2002 of marginally profitable and unprofitable contracts. This decrease was partially offset by an approximate $36 million increase in services to electric power customers primarily due to substation projects associated with the construction of IPP power plants by private developers.

        Gross profit.    Gross profit increased $0.2 million, or 0.2%, to $106.8 million for the year ended December 31, 2002 compared to $106.5 million for the year ended December 31, 2001. The increase in gross profit resulted primarily from the increased volume and profitability of electric power projects, driven by a substantial increase in demand for construction of substations for IPPs, which favorably impacted our pricing power. This increase was partially offset by a decrease in volume of telecommunications work due to the factors described above and by a reduction in volume and margins for our natural gas customers resulting from increased competition from other contractors.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $7.5 million, or 10.5%, to $63.2 million for the year ended December 31, 2002 compared to $70.7 million for the year ended December 31, 2001. During the year ended December 31, 2002, we made a concerted effort to reduce our selling, general and administrative expenses by eliminating unprofitable and marginally profitable work as well as the related overhead, which was partially offset by an increase in self-insured costs of approximately $1.2 million related to policy periods prior to and including 2002.

        Provision for uncollectible accounts.    Provision for doubtful accounts decreased by $0.7 million, or 8.2%, to $8.0 million for the year ended December 31, 2002 compared to $8.7 million for the year ended December 31, 2001. The provision for 2002 and 2001 related primarily to the bankruptcy filings and financial difficulties of certain telecommunications customers.

        Other income (expense).    Other income (expense) increased $7.2 million to $8.2 million for the year ended December 31, 2002 compared to $1.0 million for the year ended December 31, 2001. This increase was primarily due to a gain on the settlement of a $5.2 million dispute related to the purchase of one of our subsidiary companies.

        Amortization of intangible assets and goodwill.    Upon adoption of SFAS No. 142 as of January 1, 2002, we ceased the amortization of goodwill. We recorded amortization expense of $16.0 million for the year ended December 31, 2001.

        Provision for income taxes.    Income tax expense, excluding tax benefits recognized in connection with the implementation of SFAS No. 142 effective January 1, 2002, was $14.6 million for the year ended December 31, 2002, with an effective tax rate of 32.5%, compared to a provision for income taxes of $7.0 million for the year ended December 31, 2001, with an effective tax rate of 67.8%. As described above, the lower effective tax rate in 2002 results primarily from the reversal of previously-recorded valuation allowances against certain net operating loss and other deferred tax assets, based upon our operating performance in 2002 and related expected future taxable income levels. The effective tax rate for fiscal 2001 reflects the impact of non-deductible goodwill amortization related to certain stock-based acquisitions, in addition to certain valuation allowances recorded, reflecting the possibility of non-utilization of certain deferred net operating loss tax assets in certain states, based upon our performance in 2001 and related future expected taxable income levels.

        Net income (loss) from continuing operations.    As a result of the factors discussed above, we recorded net income from continuing operations of $30.2 million for the year ended December 31, 2002 compared to net income from continuing operations of $3.3 million for the prior period.

        Discontinued operations.    Discontinued operations include the operating results of the InfraSource Incorporated subsidiaries that were not acquired in the Exelon Transaction. All prior historical periods have been reclassified consistent with this discontinued operations presentation (see Notes 1 and 2 to our consolidated financial statements included elsewhere herein). The net loss related to discontinued operations for the year ended December 31, 2002 of $(1.6) million compared to a loss of $(9.4) million for the year ended December 31, 2001. The net loss for fiscal 2001 included approximately $6.3 million in bad debt charges for uncollectible accounts receivable, primarily attributable to disputed charges for one significant commercial electric services project and to telecommunications customer-related financial difficulties. Fiscal 2001 also included $3.0 million in goodwill amortization expense, as compared to none in fiscal 2002 as a result of the implementation of SFAS No. 142 effective January 1, 2002. In addition, operating revenues and gross profit increased by $21.3 million and $5.1 million, respectively, to $331.5 million and $34.4 million, respectively. These increases reflected slightly improved operating margins in 2002 due to improved service mix and cost efficiencies.

        Cumulative effect of change in accounting principle, net of tax.    Based on our transitional impairment test performed upon adoption of SFAS No. 142, we recognized a charge, net of tax, of $204.1 million to reduce the carrying value of the goodwill of our reporting units to its implied fair value as of January 1, 2002. Under SFAS No. 142, the impairment adjustment recognized at adoption of the new rule was reflected as a cumulative effect of change in accounting principle. See Note 4 to our consolidated financial statements included elsewhere in this prospectus for a discussion of assumptions and estimates used to determine the impairment charge.

        Net income (loss).    We recorded a net loss of ($175.4) million for the year ended December 31, 2002 compared to a net loss of ($6.0) million for the year ended December 31, 2001, primarily due to impairments of goodwill recorded pursuant to SFAS No. 142 and other items described above.

Liquidity and Capital Resources

  Historical

        Amounts included in this section for 2003 are presented on a combined basis, with amounts for the period January 1, 2003 through September 23, 2003 combined with amounts for the period May 30, 2003 through December 31, 2003.

        Prior to the Exelon Transaction, we historically financed our capital and operating needs with cash on hand, cash from operations and borrowings from Exelon, our former parent. As of December 31, 2003, we had cash and cash equivalents of $12.1 million, working capital of $64.9 million and long-term debt of $162.9 million consisting of term loans under our credit facility and the Exelon note. We had no borrowings under our revolving credit facility at December 31, 2003; however, we had $22.3 million in letters of credit outstanding thereunder, leaving $17.7 million available for additional borrowings. Subsequent to December 31, 2003, we borrowed $10.0 million under our revolving credit facility, and our outstanding letters of credit increased to $27.7 million. These amounts do not reflect changes that may arise due to adjustments to the purchase price for the Exelon Transaction or the Maslonka acquisition. As of December 31, 2002, we had cash and cash equivalents of $20.8 million, working capital of $74.9 million and no long-term debt.

        Our working capital needs are influenced by the seasonality of our business. We experience a need for additional working capital during the spring when we increase our level of outdoor construction in weather-affected regions of the country. Conversely, we convert working capital assets to cash during the winter months.

        Cash from operating activities from continuing operations.    During the year ended December 31, 2003, net cash provided by operating activities from continuing operations was $15.8 million compared to net cash provided by operating activities of $22.5 million for the year ended December 31, 2002. The principal source of operating cash during 2003 was payments received from customers for contract services performed. The principal uses of operating cash during 2003 were payments for labor and materials related to performance of services, selling, general and administrative expenses, and costs related to the Exelon Transaction. Changes in operating assets and liabilities during 2003 resulted in a net cash inflow of $4.5 million. The most significant changes were increases in other, net, and accrued expenses, offset in part by an increase in costs and estimated earnings in excess of billings on uncompleted contracts, net, and a decrease in accounts payable. The increase in other, net, of $15.7 million was due primarily to a $5.7 million increase in deferred revenue related to leasing of fiber capacity, a $5.0 million decrease related to income taxes receivable, and an increase of $2.7 million pursuant to an earn-out provision related to an acquisition completed in 2001. The increase in accrued expenses of $11.6 million was due primarily to a reduction in state income tax valuation allowances in the amount of $8.6 million and an increase in insurance reserves of $8.6 million, offset in part by decreases in project related accruals at the end of 2003 as compared to 2002. Costs and estimated earnings in excess of billings on uncompleted contracts, net, increased $17.5 million primarily due to the timing of services performed in advance of billings. The decrease in accounts payable of $5.1 million was due to timing of purchases from and payments to vendors.

        Cash from investing activities from continuing operations.    During the year ended December 31, 2003, net cash used by investing activities was $223.2 million compared to cash used by investing activities of $14.5 million for the year ended December 31, 2002. The primary use of cash for the year ended December 31, 2003 was payments for businesses acquired in the Exelon Transaction of $207.9 million and purchases of equipment of $20.4 million compared to $22.0 million for the year ended December 31, 2002, offset by proceeds from the sale of equipment of $5.4 million in both of the respective periods. Additionally, for the year ended December 31, 2002, we received proceeds of $4.0 million from the settlement of a purchase price dispute related to one of our acquired subsidiaries.

        Cash from financing activities from continuing operations.    During the year ended December 31, 2003, net cash provided by financing activities was $214.6 million compared to cash used in financing activities of $1.1 million for the year ended December 31, 2002. The primary source of cash from financing activities for the year ended December 31, 2003 was the issuance of $140.0 million of debt and $91.5 million of equity used for the Exelon Transaction, offset by $10.0 million used for the redemption of minority shareholders in conjunction with the Exelon Transaction.

        Cash provided by discontinued operations during the year ended December 31, 2003 was $1.5 million compared to cash provided by discontinued operations of $3.0 million for the year ended December 31, 2002.

  Capital Expenditures

        We expect capital expenditures to range from $24.0 million to $30.0 million in 2004, which could vary depending on the expected award and timing of commencement of several large electric power transmission projects. We intend to fund those expenditures primarily from operating cash flow. We have reduced our capital expenditures over the past two years in order to increase the utilization rates of our equipment.

  Financing Agreements

        On September 24, 2003, in connection with the Exelon Transaction, we issued a $29.0 million subordinated promissory note payable to Exelon that bore interest at an annual rate of 6% increasing to 8% on the fifth anniversary and matures in 2011. The amount of the Exelon note was increased to $30.0 million in December 2003 upon completion of our acquisition of an additional entity from

Exelon. On September 24, 2003, we also entered into a senior credit facility consisting of a $40.0 million revolving credit facility (with availability for letters of credit of $25.0 million), which matures in 2009, and a $140.0 million term loan, which matures in 2010. The term loan has mandatory principal repayment of approximately $1.4 million each year until 2009. The senior credit facility is secured by a lien on substantially all of our assets. We expect to continue to utilize a significant portion of our letter of credit availability under our revolving credit facility, which will reduce our available borrowing capacity thereunder. We intend to use a portion of the net proceeds from this offering to repay the Exelon note and approximately $54.5 million of the term loan.

        In anticipation of the Maslonka acquisition, we amended our credit facility on January 22, 2004 to permit the acquisition and to obtain additional liquidity and operating flexibility in connection therewith, including expanding our capacity for making capital expenditures. As of December 31, 2003, we were not in compliance with our capital expenditure covenant. As a result of the amendment, permitted capital expenditure amounts were increased at December 31, 2003 and for future periods. In addition, the commitment under the revolving credit facility was increased by $10.0 million to $50.0 million, and the amount available for letters of credit was increased by $10.0 million to $35.0 million. Within 10 business days after consummation of this offering, these increases will terminate, and our revolving credit facility commitment and availability for letters of credit will return to their prior levels of $40.0 million and $25.0 million, respectively. We intend to amend our credit facility in the near term (but not necessarily prior to consummation of this offering) to, among other things, decrease the interest rate payable thereunder and increase the size of the revolving credit facility commitment and the availability for letters of credit thereunder. For a discussion of our use of these letters of credit please see "Off-Balance Sheet Arrangements" below.

        Loans under the revolving credit facility bear interest, at our option, at a base rate (the greater of the prime interest rate or the federal funds rate plus 0.50%) or LIBOR plus a spread of between 2.50% and 3.50% based upon our current leverage ratio. We are required to pay an annual non-utilization fee equal to 0.50% of the unused portion of the facilities. The term loan bears interest at our option, at the bank's prime interest rate or LIBOR plus a spread of 4.50%, which we pay periodically during the year based upon one to three month periods at our selection. In addition, we pay an annual agent fee of $100,000. As of December 31, 2003, the term loan bore interest at a rate of 6.28%. No amounts were outstanding under our revolving credit facility at December 31, 2003.

        Our senior credit facility requires us to hedge the interest rate risk for one half of the principal of the term loan. We satisfied this requirement by entering into an interest rate swap where we pay a fixed rate of 2.395% in exchange for three month LIBOR until October 10, 2006. We also purchased a 4.00% interest rate cap which matures October 10, 2006 on $20.0 million of term loan principal.

        Our senior credit facility contains certain restrictive covenants, including minimum levels of consolidated adjusted EBITDA (beginning at $45.0 million, increasing to $50.0 million on December 31, 2004 and increasing to $55.0 million on December 31, 2005 through the term of the facility); maximum leverage ratio (beginning at 3.25:1.00, decreasing to 2.75:1.00 on December 31, 2004, to 2.25:1.00 on December 31, 2005, to 2.00:1.00 on December 31, 2006 and to 1.75:1.00 on December 31, 2006 through the term of the facility); minimum interest coverage ratio of 4.00:1.00; minimum fixed charge coverage ratio of 1.50:1.00; maximum amount of capital expenditures (capped at $31.7 million in 2004, $34.4 million in 2005, $37.2 million in 2006, $39.8 million in 2007, $41.1 million in 2008, $42.5 million in 2009 and $44 million in 2010); maximum annual capital expenditures by telecommunications subsidiaries of $15.0 million; and restrictions on indebtedness, liens, fundamental changes, disposition of property, restricted payments, capital expenditures and investments, among other restrictions. We are required to prepay loans outstanding with a percentage of excess free cash flow generated each year and the proceeds of asset sales, additional indebtedness and the sale of common stock in an initial or subsequent public offerings. The senior credit facility also places restrictions on us with respect to subsidiary indebtedness, type of business conducted, and mergers and acquisitions, among other restrictions. Except as set forth above with respect to capital expenditures, as of December 31, 2003, we were in compliance with all covenants and other terms and conditions of our credit facility. In addition, on April 21, 2004, we obtained a waiver under our credit facility for failure to timely obtain liens on certain vehicles and equipment following the Exelon Transaction. Please refer to Note 18 of our consolidated financial statements included elsewhere in this prospectus for additional information regarding the waiver.

  Post-Offering

        We expect to incur greater administrative costs as a result of operating as a public company in the range of $2.0 million to $3.0 million per year, but we also expect to have access to capital markets that were not available to us before this offering. We anticipate that our cash flow from operations, cash on hand (primarily from the net proceeds of this offering) and our senior credit facility will provide sufficient cash to enable us to meet our working capital needs, debt service requirements and planned capital expenditures for property and equipment over the next twelve to eighteen months. However, deterioration in the markets we serve, material changes in our customers' revenues or cash flows or adverse weather conditions could negatively impact our revenues and cash flows. These factors, coupled with restrictive covenants under our senior credit facility, may negatively impact our ability to meet these needs.

Contractual Obligations and Other Commitments

        As of December 31, 2003, our future contractual obligations, including payments under capital leases, were as follows (in thousands), see Notes 3 and 16 to our consolidated financial statements included elsewhere in this prospectus:

Contractual Obligations:

	Payment due by Period
Long-Term Debt
	2004	2005	2006	2007	2008	Thereafter	Total
Senior credit facility	$1,400	$1,400	$1,400	$1,400	$1,400	$132,650	$139,650
Subordinated promissory note to Exelon	0	0	0	0	0	24,589	24,589
Bank notes	33	95	0	0	0	0	128

Total	$1,433	$1,495	$1,400	$1,400	$1,400	$157,239	$164,367

	Payment due by Period
Other Contractual Obligations(1)
	2004	2005	2006	2007	2008	Thereafter	Total
Capital Lease Obligations	$67	$29	$0	$0	$0	$0	$96
Contingent Earnout(2)	0	0	2,662	0	0	0	2,662

Total	$67	$29	$2,662	$0	$0	$0	$2,758

(1)
Trade accounts payable are not included in Contractual Obligations.

(2)
See discussion below in "—Contingent Earnout Payments and Purchase Price Adjustments".

	Amount of Commitment Expiration Per Period
Other Commercial Commitments
	2004	2005	2006	2007	2008	Thereafter	Total
Operating Leases	$1,990	$1,647	$1,213	$515	$219	$17	$5,601

The above tables do not give effect to the Maslonka acquisition or the application of the net proceeds from this offering.

  Contingent Earnout Payments and Purchase Price Adjustments

        We have an obligation to pay an "earnout" pursuant to a Stock Purchase Agreement, dated as of November 15, 2000, among InfraSource, Blair Park Services, Inc., Sunesys, Inc. and the shareholders named therein. As of December 31, 2003, a $2.7 million liability is included in other liabilities-related parties in our consolidated financial statements included elsewhere in this prospectus. This amount will increase if these businesses continue to perform successfully.

        Pursuant to the terms of the Maslonka acquisition agreement, the consideration paid at the closing of the Maslonka acquisition was subject to a holdback provision. Under the terms of the holdback, we withheld $6.6 million in cash payable at closing and 957,549 shares of the common stock we issued to the sellers at closing. If Maslonka fails to achieve specified financial targets, we will be entitled to retain a portion of the holdback amount. We will also be entitled to retain amounts under the holdback to satisfy any indemnification obligations owed to us under the acquisition agreement. We expect that the holdback amount, less any amounts retained by us, will be released to the sellers in part in 2005 and the remainder in 2006. We will pay accrued interest on the cash portion of the holdback amount released to the sellers, and the sellers will be entitled to exercise voting rights in respect of the shares of common stock subject to the holdback provision. In addition, the purchase price for the Maslonka acquisition is subject to a final working capital adjustment, which will be determined in 2004.

        At closing of the Maslonka acquisition, Maslonka had an outstanding letter of credit collateralized with a $5.0 million time deposit account provided by Maslonka, which we acquired in the acquisition. Within six months after the closing date of the Maslonka acquisition, we are required to pay the Maslonka stockholders an aggregate amount of approximately $5.0 million.

        As a condition of the Exelon Transaction, we agreed to a working capital adjustment to the purchase price, based on certain thresholds. We have included in our calculation of the purchase price as goodwill an adjustment reflecting a payment to us of approximately $10.5 million. Exelon has informed us that they believe the adjustment should be a payment to them in the amount of approximately $10.9 million. If we and Exelon do not agree on an amount prior to June 11, 2004, we will enter into arbitration to resolve the amount. Any adjustment to the $10.5 million will be reflected as a change to goodwill.

  Off-Balance Sheet Arrangements

        As is common in our industry, we have entered into certain off-balance sheet arrangements in the ordinary course of business that result in risks not directly reflected in our balance sheets. Our significant off-balance sheet transactions include liabilities associated with non-cancelable operating leases, letter of credit obligations and surety guarantees. We have not engaged in any off-balance sheet financing arrangements through variable interest entities, and we do not guarantee the work or obligations of third parties.

        Operating Leases.    We enter into non-cancelable operating leases for many of our facilities, vehicle and equipment needs. These leases allow us to conserve cash by paying a monthly lease rental fee for use of facilities, vehicles and equipment rather than purchasing them. At the end of the lease, we generally have no further obligation to the lessor. We may decide to cancel or terminate a lease before the end of its term, in which case we are liable to the lessor for the remaining lease payments under the term of the lease.

        We have guaranteed a residual value on certain equipment operating leases. We guarantee the difference between this residual value and the fair market value of the underlying asset at the date of termination of the leases. At December 31, 2003, the maximum guaranteed residual value is minimal. We believe that no significant payments will be made as a result of the difference between the fair market value of the leased equipment and the guaranteed residual value. However, there can be no assurance that future payments will not be required.

        Letters of Credit.    Some customers require us to post letters of credit to guarantee performance under our contracts and to ensure payment to our subcontractors and vendors under those contracts. Certain of our vendors also require letters of credit to ensure reimbursement for amounts they are disbursing on behalf of us, such as to beneficiaries under our self-funded insurance programs, which constitute a significant portion of our outstanding letters of credit. Such letters of credit are issued under our revolving credit facility. The letter of credit commits the issuer to pay specified amounts to the holder of the letter of credit if the holder demonstrates that we have failed to perform specified actions. If this were to occur, we would be required to reimburse the issuer of the letter of credit. Depending on the circumstances of such a reimbursement, we may also have to record a charge to earnings for the reimbursement. To date we have not had a claim made against a letter of credit that resulted in payments by the issuer of the letter of credit or by us and do not believe that it is likely that any claims will be made under a letter of credit in the foreseeable future.

        At December 31, 2003, we had $22.3 million in letters of credit outstanding under our senior credit facility, primarily to secure obligations under our casualty insurance program. Subsequent to December 31, 2003, our outstanding letters of credit increased to $27.7 million. We expect to continue to utilize a significant portion of our letter of credit availability to maintain our insurance availability and cost structure. Although not actual borrowings, letters of credit do reflect potential liabilities under our senior credit facility and therefore are treated as a use of borrowing capacity thereunder, reducing our borrowing availability for other purposes. These are irrevocable stand-by letters of credit with maturities expiring at various times throughout 2004. Upon maturity, we expect that the majority of these letters of credit will be renewed for subsequent one-year periods.

        Surety Guaranties.    Consistent with industry practice, many customers, particularly in connection with fixed-price new construction contracts, require us to post performance and payment bonds issued by a financial institution known as a surety. These bonds provide a guarantee to the customer that we will perform under the terms of a contract and that we will pay subcontractors and vendors. If we fail to perform under a contract or to pay subcontractors and vendors, the customer may demand that the surety make payments or provide services under the bond. We must reimburse the surety for any expenses or outlays it incurs. To date, we have not had any reimbursements to our surety for bond-related costs. As of December 31, 2003, the total amount of outstanding performance bonds was approximately $161.8 million, $91.0 million of which were for the non-acquired subsidiaries that were transferred to Exelon prior to the Exelon Transaction, and for which we are indemnified by Exelon. We expect that our bonding needs will increase with the acquisition of Maslonka, as its business has historically required performance bonds on most of its contracts. We expect that the increase in shareholders' equity on our balance sheet and our tangible net worth as a result of this offering will have a positive effect on our ability to obtain and control the cost of our future bonding needs.

  Concentration of Credit Risk

        We selectively grant credit, generally without collateral, to our customers. Consequently, we are subject to potential credit risk related to changes in business and economic factors throughout the United States. However, we generally are entitled to payment for work performed and have certain lien rights on our services provided. Under certain circumstances such as foreclosures or negotiated settlements, we may take title to the underlying assets in lieu of cash in settlement of receivables. We believe we do not have any significant current exposure to collection of receivables from customers. Certain of our utility customers are experiencing challenges in the current business climate. These economic conditions expose us to increased risk related to collectibility of receivables for services we have performed. One customer, Exelon, accounted for $82.4 million, or 15.8%, of revenues for the year ended December 31, 2003. At December 31, 2003, Exelon represented $14.6 million, or approximately 16% of accounts receivables and one other customer represented $9.6 million, or approximately 11.0% of the accounts receivable. No customers represented 10% or more of accounts receivables or revenues as of, or for, any other periods. Please refer to Note 11 of our consolidated financial statements for additional information.

  Litigation

        As of December 31, 2003, we had accrued a liability of $3.8 million in connection with a judgment entered against us in January 2004 related to a proposed 1999 acquisition. We filed a notice of appeal on February 19, 2004, and the plaintiff filed a notice of cross-appeal on March 2, 2004. We have posted a surety bond pending the appeal of this matter that is secured by a letter of credit. Please see "Business—Legal Proceedings" for further information on this and other litigation matters.

  Employment Agreements

        Certain management employment agreements contained "change-in-control" provisions which were triggered by the Exelon Transaction. Those costs of $2.6 million related to the "change-in-control" provisions are included as a component of merger related costs in our accompanying consolidated financial statements for the period from January 1, 2003 to September 23, 2003. Since September 23, 2003, we have entered into new employment agreements with certain management employees, which, in exchange for non-competition agreements, provide that, if we terminate the employee's employment without cause (as defined in the new employment agreements), the employee terminates employment for good reason (as defined in the new employment agreements), or the employee's employment terminates due to death or disability, we will pay certain amounts to the employee, which may vary with the level of the employee's responsibility. We have the right to extend certain of those non-competition periods in exchange for increased severance payments at our option.

  Related Party Transactions

        In the normal course of business, we from time to time enter into transactions with related parties. Prior to the Exelon Transaction, these transactions included network services work for Exelon or facility leases with prior owners all of the terms of which were negotiated on an "arms-length" basis and were subject to review by various state and federal regulatory bodies. Since that time, we have entered into transactions with our Principal Stockholders. See "Certain Relationships and Related Transactions" and Note 12 to our consolidated financial statements included elsewhere in this prospectus for more information.

Seasonality and Cyclicality

        Our results of operations can be subject to seasonal variations. During the winter months, demand for new projects and new maintenance service arrangements is lower in some geographic areas due to reduced construction activity, especially for services to natural gas distribution customers. Our working capital needs generally follow these seasonal patterns. During the winter months, we typically experience lower gross and operating margins as a result. However, demand for repair and maintenance services attributable to damage caused by inclement weather during the winter months may partially offset the loss of revenues from lower demand for new projects and new maintenance service arrangements.

        Additionally, our industry can be highly cyclical as evidenced by the recent declines in spending in the telecommunications and independent power generation sectors. As a result, our volume of business may be adversely affected by declines in new projects in various geographic regions or industries in the United States. The financial condition of our customers and their access to capital, variations in the margins of projects performed during any particular quarter, the timing and magnitude of acquisition assimilation costs, regional economic conditions and timing of acquisitions may also materially affect quarterly results. Accordingly, our operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk primarily related to potential adverse changes in interest rates as discussed below. We have not historically used derivative financial instruments for trading or to speculate on changes in interest rates or commodity prices. On October 10, 2003, we entered into an interest rate swap agreement and an interest rate cap agreement with a term of three years, both of which qualify as cash flow hedges, to hedge the variability of cash flows related to our variable rate term loan. We are not exposed to any significant market risks, foreign currency exchange risk or interest rate risk from the use of derivative financial instruments.

        The sensitivity analysis below, which illustrates our hypothetical potential market risk exposure, estimates the effects of hypothetical sudden and sustained changes in the applicable market conditions on 2003 earnings. The sensitivity analyses presented do not consider any additional actions we may take to mitigate our exposure to such changes. The hypothetical changes and assumptions may be different from what actually occurs in the future.

        Interest Rates.    As of December 31, 2003, our $140.0 million term loan facility was subject to floating interest rates. On October 10, 2003 we entered into an interest rate swap on a $70.0 million notional amount where we pay a fixed rate of 2.395% in exchange for three month LIBOR until October 10, 2006. We also purchased a 4.00% interest rate cap that matures October 10, 2006 on $20.0 million of term loan principal. After those transactions, we had $70.0 million of our term loans subject to some floating rate risk. As such, we are exposed to earnings and fair value risk due to changes in interest rates with respect to our long-term obligations. The detrimental effect on our pre-tax earnings of a hypothetical 50 basis point increase in interest rates would be approximately $348,000. That detrimental effect on our pre-tax earnings would be $76,000 on a pro forma consolidated as adjusted basis after utilizing a portion of the proceeds of this offering to pay down our term loans. As of December 31, 2003, we had no borrowings under our revolving credit facility. See "—Liquidity and Capital Resources—Financing Arrangements" for further discussion of our debt instruments.

Inflation

        Due to relatively low levels of inflation experienced during the years ended December 31, 2001, 2002 and 2003, inflation did not have a significant effect on our results.

New Accounting Pronouncements

        In 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." During 2002, the FASB also issued SFAS No. 146, "Accounting for Exit or Disposal Activities" and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123" and Financial Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". During 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," FIN 46, "Consolidation of Variable Interest Entities", and SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Each of these pronouncements is more fully described below.

        In April 2002, the FASB issued SFAS No. 145. SFAS No. 145 rescinds both FASB Statement No. 4, SFAS 4, Reporting Gains and Losses from Extinguishment of Debt, and the amendment to SFAS 4, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 is effective for transactions occurring after May 15, 2002. The initial adoption of this new standard did not have a material impact on our financial statements.

        In July 2002, the FASB issued SFAS No. 146 which addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF 94-3. The provision of SFAS No. 146 are effective for disposal activities initiated after December 31, 2002, with early application encouraged. The requirements of this will be reflected in any exit or disposal initiatives after its effective date. The initial adoption of this new standard did not have a material impact on our financial statements.

        In December 2002, the FASB issued SFAS No. 148. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. We have adopted the disclosure provisions of SFAS No. 128 in the accompanying consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149 which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No.133. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The initial adoption of this new standard did not have a material impact on our financial statements.

        In May 2003, the FASB issued SFAS No. 150 which establishes standards on how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity. SFAS No. 150 is effective for financial instruments entered or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our results of operations or financial position as of December 31, 2003.

        In November 2002, the FASB issued FIN 45. FIN 45 provides the disclosures to be made by a guarantor in annual financial statements about obligations under certain guarantees. FIN 45 also clarified that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation. The initial recognition and measurement requirements are effective prospectively for guarantees issued or modified after December 31, 2002. However, the disclosure requirements of FIN 45 are effective for December 31, 2002. As of December 31, 2003 we had not provided formal guarantees other than guarantees of our own performance with respect to certain operating contracts. The initial adoption of this new standard did not have a material impact on our financial statements.

        In January 2003, the FASB issued FIN 46. FIN 46 requires that a variable interest be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period ending after December 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. On February 1, 2003, we adopted FIN 46 for variable interest entities created after January 31, 2003 and it did not have an impact on our financial statements. In December 2003, the FASB deferred the provisions of FIN 46 for all other variable interest entities until March 31, 2004. We believe that the adoption of this statement will not have a material impact on our financial statements.

OVERVIEW OF ELECTRIC POWER TRANSMISSION AND DISTRIBUTION INFRASTRUCTURE

        For the year ended December 31, 2003, on a pro forma consolidated basis, 59% of our revenues were derived from providing services to the electric power transmission and distribution end market consisting primarily of utility and industrial customers. In light of the significant public and political attention currently focused on the U.S. electric power transmission and distribution system, we have included below an overview of the electric infrastructure system and evidence of the current inadequacies of the system.

Electric Infrastructure System

        The electric infrastructure system in the United States is comprised of three distinct functions: generation, transmission and distribution. More than 5,000 power plants across the country generate electricity, which is transmitted to end customers through a patchwork of more than 150,000 miles of high-voltage transmission power lines and more than one million miles of lower voltage distribution power lines. Transmission power lines carry the electricity over long distances at high voltages. Distribution power lines provide electricity to end users over shorter distances at lower voltage. Within this transmission and distribution network are approximately 60,000 high-voltage substations, generally required every 50 to 75 miles, which monitor, control, stabilize and modify voltage levels throughout the network.

        The original transmission and distribution network was not designed or intended to share significant capacity between utilities or across state lines. Rather, the system was constructed over the past hundred years by vertically integrated utilities that produced and transmitted electricity locally. In the mid-1990's, mandates to deregulate the electric utility industry enabled the emergence of wholesale power markets. As a result, significantly more electricity is now being transported over longer distances, resulting in high transmission utilization and operation closer to capacity limits.

        Electricity consumption in the United States increased 103% between 1975 and 2001 (measured in kilowatt hours), driven by population growth, economic expansion and the proliferation of electrical devices. Real spending on transmission infrastructure has not kept pace with consumption growth. Although average annual spending approximately doubled in nominal terms over this period, when adjusted for inflation, annual transmission expenditures decreased approximately 35% between 1975 and 2001. The level of investment in transmission infrastructure has also lagged investment in new power generation capacity which has increased 73% (measured in megawatts) during the same 26-year period. As a result of the increasing demand and production of electricity without corresponding investment in electric transmission assets, transmission capacity has declined significantly relative to peak demand.

Growing Evidence that Current Transmission and Distribution Infrastructure is Inadequate

        Despite significant historical spending on electric power transmission and distribution infrastructure in the United States, the infrastructure is in an increasing state of distress as evidenced by recent power outages, an increase in the number of emergency relief procedures needed to avoid power delivery failures and the existence of numerous transmission constraints.

Recent Power Outages

        August 2003 Blackout.    On August 14, 2003, approximately 50 million people in large parts of the Midwest and Northeast United States and Canada experienced the largest blackout in North American history. One of the contributing factors identified in the November 2003 interim report by the U.S.-Canada Power System Outage Task Force was overloading of transmission lines. The task force also noted that the transmission system as a whole is being operated closer to the edge of reliability than it was just a few years ago.

        2001 California Rolling Blackouts.    In early 2001, transmission constraints contributed to rotating power outages in California. In May 2001, President Bush announced a national energy policy, which included a specific recommendation to relieve a transmission bottleneck along an 84-mile stretch of electric transmission lines connecting Northern and Southern California known as Path 15. The Path 15 upgrade consists of a number of major transmission projects with combined projected costs in excess of $300 million.

        Summer of 1999 Power Outages.    In the summer of 1999, major power outages occurred in numerous areas of the country. In the January 2000 Interim Report of the U.S. Department of Energy's Power Outage Study Team, the U.S. Department of Energy identified inadequate substation and transmission and distribution line infrastructure as among the key contributing factors to the power outages in Chicago, Long Island and New Jersey.

Increase in Number of Relief Procedures

        Transmission system operators manage line congestion to avoid power delivery failures through, among other things, a set of approved transmission loading relief ("TLR") procedures. TLRs are designed to rebalance the physical flow of power over the transmission network to avoid delivery failure. The increasing need for TLRs indicates that the system is under greater stress because it is being operated closer to, or in some cases beyond, its limits.

Historical Transmission Loading Relief Log

Source: North American Electric Reliability Council (NERC). Data reflects total number of "Level 2 or Higher TLR Logs" from 1998 (the first full year NERC began logging TLR calls) through 2003. A Level 2 TLR requires that a transmission operator limit electricity transactions to current levels.

Identified Transmission Constraints

        In 2002, the National Transmission Grid Study by the U.S. Department of Energy highlighted the urgent need to modernize the U.S. transmission system and eliminate transmission constraints, or bottlenecks. Bottlenecks are created when power to be delivered over a path exceeds the available transmission capacity on that path. Bottlenecks can be effectively eliminated through a number of measures, including by adding or upgrading transmission lines.

Transmission Bottlenecks

Source: U.S. Department of Energy and Electric Reliability Council of Texas, Inc.

BUSINESS

General

        We are one of the largest specialty contractors servicing the utility transmission and distribution infrastructure in the United States based on market share. Our broad range of services includes the design, engineering, procurement, construction, testing, maintenance and leasing of utility infrastructure. Our customers primarily include electric power utilities, natural gas utilities, government entities and heavy industrial companies, such as petrochemical, processing and refining businesses.

        Our customers rely on us to design, construct and maintain reliable electric, natural gas and other utility infrastructure. We believe we are able to combine our broad geographic footprint, integrated service offerings, skilled workforce and experienced management team to deliver a compelling value proposition to our customers.

        Our blanket master service agreements and new construction projects provide a balanced mix of recurring and project-based work. The broad range of customers, geographic regions and industries we serve provides us with diversified revenues, and a number of our specialized services that generate strong margins. For the year ended December 31, 2003, on a pro forma consolidated basis, we had revenues of approximately $559.2 million. On a pro forma basis after giving effect to the Exelon Transaction as if it occurred on January 1, 2003, but not the Maslonka acquisition, our revenues for this period were $520.6 million.

Industry Trends

        We believe that growth in our end markets will benefit from the following principal factors:

        Inadequacy of Current Electric Infrastructure.    We believe the electric infrastructure in the United States will require significant spending to cure historical underinvestment and to respond to increasing electricity demand. The increase in demand for electricity and growth in electric power generation capacity have outpaced the increase in transmission expenditures. This relative underinvestment has contributed to the current inadequacy of the electric power grid, which was one of the causal factors in the August 2003 blackout in the Midwest and Northeast United States and Canada, the rolling blackouts in California in 2001, the power outages in Chicago, Long Island and New Jersey in the summer of 1999, and the increase in the number of emergency relief procedures needed to avoid overloading of transmission lines. In its 2002 National Transmission Grid Study, the U.S. Department of Energy emphasized the urgent need to modernize the nation's transmission system.

        Increased Outsourcing of Infrastructure Services.    Utilities are constantly seeking ways to improve cost efficiencies, driven by pressure from investors, regulators and consumer advocates. We believe that utilities are frequently able to reduce operating costs and increase efficiencies by outsourcing a range of services to third parties. Outsourcing by utilities to third-party contractors has historically been focused on capital projects (generally construction projects) and to a lesser extent, engineering, procurement, operations and maintenance work. We believe outsourcing trends are being driven by reduced and aging utility workforces.

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  Reduced utility workforces. Utilities have reduced their internal workforces by an estimated 30% over the past 10 years.

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  Aging utility workforces. The age of the average utility worker has increased. According to a 2003 study by the American Public Power Association, among the positions that will experience the most retirements during the next five years are supervisors of transmission line construction and maintenance.

        Contractors can often provide services in a more efficient and cost-effective manner, in part by managing their labor force across various projects and multiple customers, while utilities must generally employ their labor force full-time. Service providers are also able to deploy their equipment and resources over a larger geographic footprint than utilities. Further, unlike internal crews, contractors have a direct incentive to manage projects with an emphasis on cost-effectiveness, quality and customer satisfaction. As a result, many utilities are continuing to reduce their workforces and increase reliance on third-party service providers to perform infrastructure services.

        Favorable Regulatory, Legislative and Political Environment.    To ensure that infrastructure development keeps pace with and helps promote market development, and in response to several recent high-profile failures, federal and state governments are now prioritizing efforts to upgrade, expand, and maintain the nation's electric power grid. For example, FERC states in its Strategic Plan FY2004-2008 that its top priority is to "promote a secure, high-quality, environmentally responsible infrastructure." This goal includes objectives to expedite appropriate energy infrastructure development to ensure sufficient energy supplies and provide for timely cost recovery by infrastructure investors.

        We believe our end markets are well positioned to benefit from initiatives focused on these and related objectives. Examples of recent and proposed actions are:

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  Transmission Rate Incentives. In January 2003, FERC proposed a transmission incentive pricing policy that would offer a higher rate of return on investment for all transmission owners who participate in a FERC-approved regional transmission organization, or RTO, with an additional return if the transmission owner also meets certain independence requirements (i.e., it is a separate, independent transmission company, or ITC). Under the proposal, FERC would increase a transmission owner's rate of return on transmission investment by 50 basis points if the transmission owner joins an RTO. If the transmission owner also is an ITC, it would be eligible for an additional incentive equivalent to 150 basis points (for a total of 200 points). In addition, FERC would increase the rate of return on investment in new transmission facilities by 100 basis points, if the expansion or upgrade is undertaken pursuant to an RTO's transmission planning process. In order to accelerate movement to RTO participation and independent asset ownership, FERC is proposing a December 31, 2004 deadline for companies to qualify for the first two incentives noted above. Benefits will be received until December 31, 2012 for RTO participation and December 31, 2022 for independent ownership. While these proposed rate incentives are designed to encourage transmission owners to transfer control or ownership of their transmission facilities to independent, FERC-approved transmission operators, for all transmission owners who do qualify, the proposal would also serve to encourage additional investment in transmission due to the availability of a higher rate of return.

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  More Stringent Reliability Requirements and Enforcement. Some state utility commissions have begun to hold utilities accountable for failing to meet established minimum reliability standards or are considering such measures. In many cases, they are requiring minimum levels of capital spending to upgrade and maintain the electric power transmission and distribution network. FERC is developing an order that will require transmission system operators to publicly report violations of the electric power grid reliability standards. Although the standards are established and overseen by the North American Electric Reliability Council, FERC is "exploring" its authority to assure infrastructure reliability and is considering a "trust but verify" approach to industry compliance.

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  Facilitation of Infrastructure Investment. Federal energy legislation proposed in 2003 contained several key provisions that we believe would, if included in legislation that is passed, contribute to increased investment in the U.S. electric power grid. Although it appears unlikely that any legislation will be passed as a comprehensive energy bill, the provisions granting transmission and other energy infrastructure incentives could be included as attachments to other bills or as separate pieces of legislation. Potential provisions include:

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  directing FERC to establish incentive-based rate structures and cost allocation schemes for capital investment in transmission facilities, to ensure reliability and reduce congestion. Such rulemaking is also to include incentives for joining RTOs, including a maximum 15-year accelerated depreciation schedule for new transmission facilities in RTOs;

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    granting transmission siting authority to FERC in certain geographic areas and circumstances found by the Secretary of Energy to be experiencing congestion that adversely affects consumers;

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    requiring the U.S. Department of Energy, upon request, to coordinate permitting processes within designated transmission corridors in order to better facilitate the development of transmission projects across geographic regions;

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    allowing transmission owners greater flexibility to propose pricing plans to cover the cost of system expansion or upgrades, including plans that require participant funding (i.e. funding by the entity that requests a new interconnection or additional transmission service); and

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    making reliability rules for transmission service mandatory, and subject to ultimate FERC authority.

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  Clarification of Generator Interconnection Policies. In July 2003, FERC issued new standards for interconnection of large power generators to the transmission grid. These standards are intended to facilitate infrastructure development by clarifying interconnection procedures and by reducing interconnection time and cost. The ruling sets standard interconnection procedures to be followed by generators and transmission providers and clarifies interconnection cost allocation when the transmission provider is not independent. Also in July, FERC proposed a notice of proposed rulemaking that would clarify and expedite interconnection procedures for small generators. FERC reaffirmed its basic approach to standard generator interconnection policies in a rehearing order issued on March 3, 2004. However, in that order FERC also modified certain aspects of the interconnection rule, including changing the mechanism for providing credits to generation owners who paid the up-front cost of required network upgrades, to ensure that native load customers and existing transmission customers did not subsidize new generation.

Competitive Strengths

        Leadership in Attractive Markets.    As a result of our market leadership and reputation for high-quality service, we believe we are well positioned to benefit from anticipated spending by customers in our markets.

        Breadth of Capabilities.    We believe that customers in our end markets are increasingly seeking to improve their efficiencies by contracting with fewer service providers that can rapidly and effectively design, construct and maintain their infrastructure, in some cases across multiple geographic regions. We are one of the few utility infrastructure service providers capable of meeting a broad range of service needs in multiple service territories. We believe these capabilities are particularly advantageous because many of our competitors are small, regional firms.

        Strong Reputation for Project Execution and Safety.    Our reputation as a premier service contractor has been built on an excellent performance record of delivering projects on time, on budget and to customer specifications. Most of our operating companies have been building this reputation for decades. Our strong reputation is reflected in long-standing relationships with most of our major customers. In addition, the safety record of most of our operating subsidiaries has historically been better than industry averages, which provides us with a competitive advantage in bidding for many projects.

        Highly Skilled and Flexible Workforce.    We have an experienced and skilled workforce trained to handle technically complex projects, including high-voltage electric power work and specialized subsurface work. In addition, we are generally able to quickly vary the size of our workforce to efficiently staff our projects and to meet the needs of our customers. This provides us with a variable cost structure to effectively respond to changes in demand for our services. Moreover, our labor force consists of both union and non-union personnel, which enables us to satisfy the varied labor requirements of customers in our end markets.

        Financial Strength.    Financial strength is often an important consideration for many customers in selecting infrastructure service providers. We believe our diverse revenue base, attractive operating margins and strong cash flow generation contribute to our financial strength, which provides us with an advantage over many of our competitors. In addition, our financial strength, combined with our reputation and experience, improves our access to surety bonding to support our projects. We believe the consummation of this equity offering will further enhance our financial strength and our access to surety bonding to support our growth in what has become, in recent years, a difficult bonding environment.

        Experienced Management Team.    We have a strong management team with extensive industry experience. The key members of our senior management team have worked in the utility or contracting industries for most of their careers and average over 20 years of industry experience.

Business Strategy

        Capitalize on Favorable Industry Trends in Utility Infrastructure Markets.    Large utility customers continue to present growth opportunities for us. We believe we are well positioned to capitalize on growth opportunities resulting primarily from expected increases in spending on utility infrastructure and increased outsourcing by customers in our end markets.

        Increase Our Market Share.    We intend to leverage our competitive strengths to increase our market share by:

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  gaining a greater share of our existing customers' spending for outsourced services we currently provide to them;

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  expanding cross-selling of additional services to our existing customers;

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  obtaining business from new customers in the territories we currently serve; and

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  introducing services to new and existing customers in regions we do not currently serve.

        Focus on Specialized Services that Generate High Margins.    We intend to continue to increase our focus on technically complex projects where the specialized capabilities of our highly skilled personnel differentiates us from many of our competitors. For example, we have targeted turnkey substation services as a core competency, where our expertise enables us to perform the work efficiently and generate high margins.

        Pursue Highly Strategic Acquisitions.    Although we do not consider acquisitions fundamental to the achievement of our objectives, we intend to evaluate and pursue acquisition opportunities on a limited basis to bolster our presence in select regional markets or to broaden our service offerings. For example, our Maslonka acquisition will enhance our capabilities for large, high-voltage transmission projects and will allow us to cross-sell other services across a broader territory. We are currently evaluating certain potential acquisition opportunities to expand our capabilities, and have delivered indications of interest with respect to two such opportunities with an aggregate proposed indicative price of less than $30 million. We have no commitments to purchase any of these businesses, nor are any of the acquisitions currently probable.

Risks Related to Our Business and Strategy

        Although we believe that focusing on the key areas set forth above will provide us with opportunities to reach our goals, there are a number of risks and uncertainties that may affect our financial and operating performance, including that:

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  demand for our services is cyclical and vulnerable to downturns in the industries we serve, which could result in extended periods of low demand for our services;

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  we currently derive a significant portion of our revenues from a small group of customers and, if we are unable to maintain and further develop our relationships with these customers or to obtain sufficient new customers, our business will be negatively affected;

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  the outcome of federal energy legislation and regulation is uncertain, and resolution could adversely affect our growth opportunities;

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  the expected increased investment in electric infrastructure may not materialize, and, as a result, there could be reduced demand or slower growth in demand for our services;

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  shortages of qualified personnel could adversely affect our ability to expand into new geographic markets or to meet current or expected demand for our services;

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  if we are unable to compete effectively in our industry, we may lose customers or business, which could result in lower profitability and loss of market share; and

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  we may be unsuccessful at integrating companies that we acquire or have acquired, in which case our overall profitability could be adversely affected.

        In addition to the preceding risks, you should also consider the risks discussed under "Risk Factors" and elsewhere in this prospectus.

End Markets Overview

        We provide infrastructure services primarily to the following end markets:

        Electric Infrastructure.    We primarily focus on the construction and maintenance of electric transmission and, to a lesser extent, distribution systems. Electric transmission refers to power lines and associated substations through which electricity is transmitted over long distances at high voltages. Electric distribution refers to lower voltage power lines that provide electricity to end users over shorter distances. We believe long-term demand for our services will be driven by the continuous need to maintain transmission and distribution infrastructure. We also believe the growth in demand for our services will be driven by the need to correct the inadequacy of the transmission system, increased outsourcing by our customers and favorable legislative developments.

        Natural Gas Infrastructure.    The services we provide to natural gas customers primarily involve construction and maintenance of natural gas distribution and, to a lesser extent, transmission infrastructure. Natural gas distribution refers to low pressure lines that carry natural gas from higher pressure pipelines to end users. Baseline spending is sustained by on-going replacement of aging infrastructure, often mandated by state utilities commissions, and new residential construction. We believe the growth in demand for our services will be driven by increased outsourcing by customers in our end markets and an increased share of natural gas usage in residential markets.

        Telecommunications Infrastructure.    We provide indefeasible right of use and access to dark fiber and infrastructure services encompassing design, construction and leasing to third parties' "last-mile" and point-to-point fiber connections. We also provide telecommunications infrastructure construction and maintenance services primarily to regional Bell operating companies and other telecommunications customers. We believe that long-term growth will be driven by increasing bandwidth requirements.

Services

        Our comprehensive range of services includes the design, engineering, procurement, construction, maintenance and repair of utility infrastructure. The following provides an overview of the infrastructure we target for our services we provide:

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  high-voltage electric power transmission lines;

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  high-voltage electric power substations;

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  lower voltage electric power distribution lines;

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  electrical wiring and instrumentation inside power generation plants (including work for environmental control systems for clean air compliance);

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  natural gas distribution lines;

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  natural gas transmission infrastructure (including pumping stations);

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  telecommunications duct and cable; and

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  joint-trench operations (co-locating electric power, natural gas, telecommunications, cable and/or other utilities).

        In addition to the above contracting services, we also:

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  provide ancillary field services such as project management, permitting, materials management, work scheduling and customer interface management;

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  lease last mile, point-to-point telecommunications infrastructure in select markets; and

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  refurbish, remanufacture and modify select aging electric substation equipment.

        In addition to Path 15, PowerUp Wisconsin and BPA projects, which are described more fully in "Prospectus Summary—Recent Developments," the following describes certain of our significant projects and services that our customers have outsourced to us.

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  We are rebuilding five different transmission lines in the upper Midwest that our customer has deemed most critical to regional reliability. Our scope of work for these projects includes engineering, procurement and construction. We were involved early in the program to determine the schedule, method and order of construction.

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  We recently completed a turnkey contract to engineer, construct and test the electrical facilities required to connect a new power generating station within an oil refinery in the Northeast to the existing transmission grid. Our scope of responsibility included new switching stations as well as interconnecting transmission lines.

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  We were awarded three different turnkey substation contracts in Texas, each interconnected to function as a single system for a power generation facility, a petrochemical plant and a utility. We coordinated a complex schedule to modify the existing plant electrical systems, built the transmission line and built two new switching stations for completion on the same date.

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  We provided the design, procurement, work management, construction and maintenance service relating to our customer's new and replacement underground gas and electric requirements throughout their southeastern Michigan service area.

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  We provide turnkey design, project management, scheduling, call center, inventory procurement and management, joint utility coordination and construction services for our customer's underground new residential gas and electric distribution requirements in the Philadelphia metropolitan area. We also provide joint-trench services, which entail the co-locating of electric, gas, telecommunications, cable and/or other utilities.

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  We designed, engineered, constructed and leased private high bandwidth fiber-optic lines for a Philadelphia metropolitan school district to interconnect disparate locations for voice, video and data services.

Types of Contracts

        We provide services under blanket master service agreements, or MSAs, on a project-by-project basis. MSAs are typically two- to three-years in duration. Under our blanket MSAs, our customers generally agree to use us to provide certain services in a specified geographic region. However, most of our contracts, including MSAs, may be terminated by our customers on short notice, typically 30 to 90 days, sometimes less. Further, although our customers assign work to us under the MSAs, our customers often have no obligation to assign work to us and are not required to use us exclusively, in some cases subject to our right of first refusal. In addition, many of our contracts, including our MSAs, are opened to public bid at the expiration of their terms and generally attract numerous bidders. Work performed under MSAs is typically billed on a unit-price or time-and-materials basis.

        Under fixed-price contracts, we agree to perform the contract for a fixed-price on an agreed schedule. We often do, but sometimes may be unable to fully recover any cost overruns to the approved contract price. A unit-price contract is essentially a fixed-price contract with the only variable being the number of units of work performed. In our transmission and distribution contracts, units are generally measured by distance of infrastructure installed. We must estimate the costs of completing a particular project to bid for fixed-price and unit-price contracts. Under our time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for other expenses, including materials, as incurred. Our project-by-project contracts tend to be fixed-price.

        We are also party to licensing agreements where we agree to construct and lease fiber-optic telecommunications facilities, typically with lease terms from five to twenty-five years, including certain renewal options. Under these licensing agreements, our customers lease a portion of the capacity of a fiber-optic facility, with the facility owned and maintained by us. In addition, we are paid a recurring monthly rental fee and sometimes are paid an upfront non-recurring fee, often as an installation fee.

        For a discussion of our working capital practices relating to these contracts and in general, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" and "—Liquidity and Capital Resources."

Marketing and Customers

        Most of our marketing is conducted regionally and our sales and marketing efforts are primarily the responsibility of the management of our operating subsidiaries. In addition, our centralized business development group coordinates, promotes and markets our services for prospective large national accounts and projects that require services from multiple operating subsidiaries. For example, we have had success in the past in selling our natural gas distribution services to existing long-term electric power customers. We plan to continue to cross-sell the complementary areas within our broad range of service offerings to deliver increased value to our existing customers.

        Our customers primarily include electric power utilities, natural gas utilities, government entities, and heavy industrial companies, such as petrochemical, processing and refining businesses. A representative sample of our customer base includes:

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  Electric power: Exelon Corporation, American Transmission Company, TXU Corporation and Pacific Gas & Electric Co.;

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  Natural gas: Exelon Corporation, Consumers Energy, Michigan Consolidated Gas Company and the Columbia Gas companies; and

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  Telecommunications and other: Verizon Communications and Merck & Co., Inc.

        Our top ten customers accounted for approximately 46% and 48% of our revenues during 2002 and 2003, which includes work done for those customers as a subcontractor through others. Sales to Exelon Corporation accounted for 15.8% of our revenues during 2003. The Path 15 transmission line project, which is part of a $300 million project managed by the U.S. Department of Energy's Western Area Power Authority, is scheduled to be substantially completed in 2004. We expect that the Western Area Power Authority will be a key customer in 2004.

Materials and Independent Contractors

        Our clients supply the majority of the materials and supplies necessary to carry out our contracted work. We do, however, from time to time, obtain materials and supplies for our own account from independent third-party providers. We do not manufacture any significant amount of materials or supplies for resale. We are not dependent on any one supplier for any materials or supplies that we obtain for our own account. We are not presently experiencing, nor do we anticipate experiencing, any difficulties in procuring an adequate amount of materials and supplies.

        We occasionally use subcontractors to perform portions of our contracts and to manage work flow. These independent contractors typically are sole proprietorships or small business entities. Independent contractors typically provide their own employees, vehicles, tools and insurance coverage. We are not dependent on any single independent contractor. Our contracts with our subcontractors typically contain provisions limiting our obligation to pay the subcontractor if our client has not paid us and to hold our subcontractors liable for their portion of the work. We typically require surety bonding from our subcontractors on projects for which we supply surety bonds to our customers.

Equipment

        We operate a fleet of owned and leased trucks and trailers, support vehicles and specialty construction equipment, such as backhoes, excavators, trenchers, generators, boring machines, cranes and wire pullers and tensioners. The total size of our fleet is approximately 4,000 units. Most of this fleet is serviced by our own mechanics who work at various maintenance sites and facilities. We believe that these vehicles generally are well-maintained and adequate for present operations. It is an element of our strategy to move our fleet from region-to-region as our projects require. We have pledged our owned equipment as collateral under our senior credit facility and, in certain instances, under our surety general agreement of indemnity.

Backlog

        Backlog represents the amount of revenue that we expect to realize from work to be performed on uncompleted contracts, including new contracts on which work has not yet begun. We classify contracts as "backlog" if we have been awarded the contract and we have received a notice to begin work. In some cases, we are awarded a contract in advance of receiving the notice to begin work and, in such event, we do not classify the work as backlog. Therefore, we do not include in backlog contracts that have been awarded but have not yet begun, including those with contingent financing arrangements or release of particular permits, for example. We include in backlog amounts under our volume agreement with Exelon only to the extent that we have an operating agreement in place covering specific services. See Note 11 to our consolidated financial statements included elsewhere in this prospectus. Our backlog also includes our estimate of work to be performed under MSAs, which often have two-to-three year terms and revenues under lease commitments. Further, our customers are not contractually committed to specific volumes of services under our long-term maintenance contracts, and many of our contracts may be terminated with minimal notice. Our backlog may not be realized as revenue or, if realized, may not result in profits. As backlog is often difficult to determine with certainty, the backlog we obtain in connection with any companies we acquire may not be as large as we believed or may not result in the revenue we expected.

        Reductions in backlog due to cancellation by a customer or for other reasons could significantly reduce the revenue and profit we actually receive from contracts included in backlog. In the event of project cancellation, we may be reimbursed for certain costs but typically have no contractual right to the total revenues reflected in our backlog (with the exception of contractually committed amounts in connection with our agreement with Exelon). In addition, projects may remain in our backlog for extended periods of time.

        On a pro forma consolidated basis, our backlog at December 31, 2002 was approximately $527 million and at December 31, 2003 was approximately $791 million. At that time, we expected to fill approximately $408 million of our December 31, 2003 backlog in 2004. Backlog is not a measure defined in generally accepted accounting principles and our methodology in determining backlog may not be comparable to the methodology used by other companies in determining their backlog.

Competition

        The end markets in which we operate are highly fragmented and competitive. In most cases we are bidding against numerous competitors for contract and project awards. Many of our competitors are small, owner-operated companies that typically operate in a limited geographic area. Several of our competitors, particularly for large projects that require considerable resources, are large regional or national companies focused on providing services to larger utilities. We also effectively compete with many of our utility customers that may choose to self-perform their infrastructure work. In the future, competition may be encountered from new market entrants. Competitive factors in the end markets in which we operate include:

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  price;

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  history of project execution (e.g., safety record, cost control, timing and experience);

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  reputation and relationships with customers;

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  geographic presence and breadth of service offerings;

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  the availability of qualified and/or licensed personnel; and

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  strength of financial position and the ability to obtain surety bonding.

        To compete successfully, we may be required to reduce prices, increase our operating costs or take other measures that could significantly reduce our revenues, margins and cash flow. For example, the decline in telecommunications spending on fiber-optic network construction led to an overcapacity of contractors serving this market. In response, many of these contractors began competing for opportunities in other industries, such as natural gas distribution infrastructure. This led to increased competition for projects from natural gas utilities and pricing pressure, resulting in lower gross margins for us, particularly in 2002 and the first half of 2003. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information regarding these effects in 2002 and 2003.

Training, Quality Assurance and Safety

        Performance of our services requires the use of heavy equipment and exposure to potentially dangerous conditions. We are committed to a policy of operating safely and prudently and our safety record reflects this focus. We require that employees complete the prescribed training program of the operating subsidiary for which they work in addition to those required by the National Electrical Contractors Association, or NECA, the International Brotherhood of Electrical Workers, or IBEW, and Office of Pipeline Safety Operator Qualification prior to performing more sophisticated and technical jobs. For example, all journeyman linemen are required by the IBEW and NECA to complete a minimum of 7,000 hours of on-the-job training, approximately 200 hours of classroom education and extensive testing and certification. Each operating subsidiary requires additional training, depending upon the sophistication and technical requirements of each particular job. In addition, certain of our employees maintain Department of Transportation Commercial Drivers Licenses and Operator Qualifications as required by their job functions. The OSHA Recordable rate of most of our operating subsidiaries has historically been less than the industry rate. However, the OSHA Recordable rate of certain of our subsidiaries has historically been higher than the industry average. As is common in our industry, we have regularly been and will continue to be subject to claims by employees, customers and third parties for property damage and personal injuries.

Risk Management and Insurance

        We are committed to ensuring that our employees perform their work safely. We regularly communicate with our employees to promote safety and to instill safe work habits. We have agreements to insure us for workers' compensation, employer's liability, auto liability and general liability, subject to a deductible of $500,000 per occurrence. Our workers' compensation and insurance expenses have been increasing for several years, notwithstanding our improving safety record. Because of this deductible and the rising cost of insurance, we have a direct incentive to minimize claims. The nature and frequency of employee claims directly affects our operating performance. Because of the physical and sometimes dangerous nature of our business, we maintain substantial loss accruals for workers' compensation claims. The accruals are based upon known facts and historical trends and management believes such accruals to be adequate. In addition, many of our customer contracts require us to maintain specific insurance coverage. Our insurers require us to maintain letters of credit to cover our deductible payment obligations, and the required support level increased in 2003. As of January 1, 2004, we have replaced our $100,000 deductible non-union health care benefit program with a fully indemnified program.

Regulation

        Our operations are subject to various federal, state and local laws and regulations including:

  •
  state-by-state licensing requirements applicable to electricians and engineers;

  •
  building and electrical codes;

  •
  permitting and inspection requirements applicable to construction projects;

  •
  regulations relating to worker safety and environmental protection;

  •
  pipeline safety laws and federal regulations;

  •
  telecommunications licensing requirements; and

  •
  special bidding and procurement requirements on government projects.

        Many state and local regulations governing electrical construction require permits and licenses to be held by individuals who have passed an examination or met other requirements.

Environmental Matters

        We are committed to the protection of the environment and train our employees to perform their duties accordingly. We are subject to numerous federal, state and local environmental laws and regulations governing our operations, including the handling, transportation and disposal of nonhazardous and hazardous substances and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water and groundwater and soil. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or properties to which substances or wastes were sent by current or former operations at our facilities, regardless of whether we directly caused the contamination or violated any law at the time of discharge or disposal. The presence of contamination from such substances or wastes could interfere with ongoing operations, adversely affect our ability to sell or lease our properties, or to use them as collateral for financing. In addition, we could be held liable for significant penalties and damages under environmental laws and could also be subject to a revocation of licenses or permits, which could materially and adversely affect our business and results of operations.

        From time to time, we have incurred and are incurring costs and obligations for correcting environmental noncompliance matters and for remediation at or relating to certain of our properties. We believe we have complied with, or are currently complying with, our environmental obligations to date and that such liabilities will not have a material adverse effect on our business or financial performance. For a number of these matters, we have obtained indemnification or covenants from third parties (including predecessors or lessors) for such cleanup and other obligations and liabilities that we believe are adequate to cover such obligations and liabilities. However, such third-party indemnities or covenants may not cover all our costs, and such unanticipated obligations or liabilities, or future obligations and liabilities may have a material adverse effect on our business operations or financial condition. Further, we cannot be certain that we will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.

Performance Bonds and Letters of Credit

        Certain of our contracts require performance bonds or other means of financial assurance to secure contractual performance. Surety market conditions are currently difficult as a result of significant losses incurred by many sureties in recent periods, both in the construction industry as well as in certain larger corporate bankruptcies. As a result, less bonding capacity is available in the market and terms have become more restrictive. In September 2003, we entered into a new bonding program, which we believe should be sufficient for normal operations. Our bonding program is secured by a $2.5 million letter of credit and subject to minimum tangible net worth and debt to equity tests. We will attempt to obtain additional unsecured bonding capacity for business opportunities arising above the current program. We believe that the consummation of this equity offering will further enhance our access to surety bonding.

        Certain of our vendors require letters of credit to ensure reimbursement for amounts they are disbursing on our behalf, such as to beneficiaries under our self-funded insurance programs. We also post letters of credit to support our surety bond program and customers may require us to post letters of credit to guarantee performance under certain of our contracts. We had $22.3 million in letters of credit outstanding as of December 31, 2003 under our senior credit facility, primarily to secure obligations under our casualty insurance program and support our surety bond program. Subsequent to December 31, 2003, our outstanding letters of credit increased to $27.7 million. We pay a fee on the outstanding letters of credit at a per annum rate of 3.50%, subject to subsequent adjustment, and a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each letter of credit. Such letters of credit are generally issued under our senior credit facility. As of December 31, 2003, our senior credit facility provides a $25 million sub-limit for letters of credit under our $40 million revolving facility. Although not actual borrowings, letters of credit do reflect potential liabilities under our credit facility and therefore are treated as a use of borrowing capacity under our credit facility, reducing our borrowing availability for other purposes. In addition, Maslonka has a $5.0 million letter of credit outstanding which is collateralized with a $5.0 million time deposit account provided by Maslonka. Within six months following the Maslonka acquisition, we are required to pay approximately $5.0 million to the Maslonka stockholders.

Employees

        At December 31, 2003, we employed approximately 2,900 persons, of which approximately 1,500 were unionized.

        Our number of employees, particularly the number of general laborers, fluctuates depending upon the number and size of the projects and contracts undertaken by us at a particular time. For example in 2003, our number of employees ranged from approximately 2,700 to 3,200. We have contracts with numerous unions including the NECA and the IBEW, among others. We believe that our relationships with our employees and union representatives are good.

Properties

        Our headquarters are located in Delaware County, Pennsylvania. As of December 31, 2003, we owned 17 facilities and leased 68 properties. We have pledged our owned properties as collateral under our senior credit facility. After giving effect to the Maslonka acquisition, we owned 20 facilities and leased 71 properties as of December 31, 2003. Most of our properties are used as offices or fleet operations. We believe that our facilities are adequate for our current operations.

Legal Proceedings

        On February 7, 2003, Rahsanne Bickmann filed suit in the Travis County District Court in Texas State Court against Maslonka and one employee alleging, among other things, gross negligence and seeking approximately $24.0 million in actual and compensatory damages. The claim arose out of an automobile accident that took place on December 1, 2002 on an interstate highway in Texas and resulted in death. This lawsuit is currently pending before the Travis County District Court.

        In January 2004, a judgment was entered against us Superior Court of Fulton County, Georgia in the amount of $3.8 million, including $3.2 million in punitive damages. The jury verdict upheld allegations by the plaintiff that in 1999 Infrasource Incorporated (formerly known as Exelon Infrastructure Services, Inc.) had fraudulently induced the plaintiff to incur expenses in connection with a proposed business acquisition that was never consummated. We filed a notice of appeal on February 19, 2004, and the plaintiff filed a notice of cross-appeal on March 2, 2004.

        In addition, pursuant to our service contracts, we also generally indemnify our customers for the services we provide thereunder. Furthermore, because our services are integral to the operation and performance of the electric power transmission and distribution infrastructure, we may become subject to lawsuits or claims for any failure of the systems that we work on, even if our services are not the cause for such failures, and we could be subject to civil and criminal liabilities to the extent that our services contributed to any property damage or blackout. The outcome of these proceedings could result in significant costs and diversion of management's attention to our business. Payments of significant amounts, even if reserved, could adversely affect our reputation and liquidity position.

        From time to time, we are a party to various other lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract, property damage, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. With respect to such lawsuits, claims and proceedings, we accrue reserves when it is probable a liability has been incurred and the amount of loss can be reasonably estimated. We do not believe any of these proceedings, individually or in the aggregate, would be expected to have a material adverse effect on our results of operations, or of cash flows, or on our financial condition.

MANAGEMENT

        The following table sets forth certain information regarding our directors and executive officers as of April 30, 2004.

Name	Age	Position(s)
David R. Helwig	53	Chief Executive Officer and President, Director
Terence R. Montgomery	40	Chief Financial Officer, Senior Vice President and Secretary
Henry E. Jackson	58	President, Dashiell Corporation and Dacon Corporation
Stephen J. Reiten	54	President and Chief Operating Officer, MJ Electric, Inc.
Paul M. Daily	47	President and Chief Executive Officer, InfraSource Underground Services, Inc.
Lawrence P. Coleman	46	President, Blair Park Services, Inc. and Sunesys, Inc.
R. Barry Sauder	44	Vice President, Corporate Controller and Chief Accounting Officer
James J. Leyden	37	Vice President and General Counsel
John R. Marshall	54	Director, Chairman of the Board
John A. Brayman	57	Director
Christopher S. Brothers	38	Director
Michael P. Harmon	35	Director
Ian A. Schapiro	47	Director
Richard S. Siudek	57	Director

        David R. Helwig has been the Chief Executive Officer of InfraSource Services since September 2003 and became a member of our board of directors in October 2003. Mr. Helwig also serves as President of InfraSource Incorporated, a position he has held since April 2002 and as Chief Executive Officer of InfraSource Incorporated, a position he has held since September 2003. Prior to joining InfraSource Services, Mr. Helwig served as President and as Chief Operating Officer of InfraSource Incorporated from April 2002 to September 2003 and as Executive Vice President of Commonwealth Edison from October 2000 through April 2002. Prior to his role as Executive Vice President of Commonwealth Edison, Mr. Helwig was the Senior Vice President of Exelon Corporation and Commonwealth Edison Nuclear Generation Groups from January 1998 through October 2000. Prior to joining Exelon Corporation and Commonwealth Edison, Mr. Helwig served as General Manager of the General Electric Nuclear Energy global services business from 1997 through 1998. Mr. Helwig also served in various positions for PECO Energy during the previous 23 years of his career. Mr. Helwig received a M.S. in Mechanical Engineering from the University of Pennsylvania and a B.S. in Mechanical Engineering from the University of Delaware and attended Duke University Advanced Management Program.

        Terence R. Montgomery has been the Chief Financial Officer and Senior Vice President of InfraSource Services since September 2003. Mr. Montgomery joined InfraSource Incorporated in January 2000 and became its Chief Financial Officer in July 2001. Prior to his role as Chief Financial Officer, Mr. Montgomery served as Senior Vice President of Corporate Development at InfraSource Incorporated and Manager of Corporate Development at PECO Energy from April 1999 to January 2000. Prior to joining InfraSource Incorporated and PECO Energy, Mr. Montgomery was the Chief Financial Officer for Reading Energy Holdings, Inc. Mr. Montgomery started his career with Ernst & Young progressing to Audit Manager. Mr. Montgomery received a B.S. in Accounting from the Pennsylvania State University. Mr. Montgomery is a certified public accountant.

        Henry E. Jackson joined InfraSource Incorporated as part of Dashiell Corporation and Dacon Corporation, which were acquired by InfraSource Incorporated in June 2000. Mr. Jackson joined Dashiell in 1970 and has served as its President since 1979. Prior to Dashiell, Mr. Jackson served in the U.S. Army. Mr. Jackson holds a B.B.A. from Sam Houston State University, Huntsville.

        Stephen J. Reiten joined InfraSource Incorporated as part of M.J. Electric, Inc., which was acquired by InfraSource Incorporated in December 2000. Mr. Reiten was named as M.J. Electric, Inc.'s President in January 2002 and served as its Chief Operating Officer since 2001. From 1999 to 2001, Mr. Reiten served as M.J. Electric, Inc.'s Director of Special Projects. From 1994 to 1998, Mr. Reiten served as President of Uihlein Electric, and from 1991 to 1994, Mr Reiten served as M.J. Electric, Inc.'s Operational Vice President. Prior to employment with M.J. Electric, Inc., Mr. Reiten was President of Paul Electric Service from 1979 through 1991. Paul Electric Service was acquired by M.J. Electric, Inc. in 1991. Mr. Reiten received a B.B.A. from St. Norbert College.

        Paul M. Daily joined InfraSource Incorporated in December 2002 as the President and Chief Executive Officer of InfraSource Underground Services, Inc. Prior to joining InfraSource Incorporated, Mr. Daily served as Corporate Senior Vice President of Construction at Tyco Infrastructure Services from June 2000 through November 2002. Prior to employment with Tyco Infrastructure Services, from February 1987 through May 2000, Mr. Daily served in various positions with the Wilbros Group, an independent contractor serving the oil and gas industry, culminating in the position of Vice President of Planning & Development. Mr. Daily began his career by serving for 10 years in the U.S. Army, focusing on program management, construction and logistics, after graduating from the United States Military Academy at West Point.

        R. Barry Sauder joined InfraSource Services in April 2004 as Vice President, Corporate Controller and Chief Accounting Officer. Prior to joining InfraSource Services, Mr. Sauder served as the Vice President of Finance and Controller of GSI Commerce from December 2000 through April of 2004. From August of 2000 to December of 2000, Mr. Sauder was the Assistant Vice President and Corporate Controller of MainStream PCS. Mr. Sauder served as Director of Finance for GSI Commerce from August 1999 to August of 2000. Previous to GSI Commerce, from May of 1991 to August of 1999, Mr. Sauder served in various positions at Comcast Cellular Communications, including as its Director of Finance. Mr. Sauder is a certified public accountant and began his career with Deloitte & Touche, after graduating from Villanova University with a bachelor's of science degree in Accountancy.

        James J. Leyden has been the Vice President and General Counsel of InfraSource Services since April 2004. Mr. Leyden served as Associate General Counsel of Aramark Corporation from February 2002 through April 2004. From 1996 to 2002, Mr. Leyden was an Associate at Morgan, Lewis & Bockius LLP. Mr. Leyden holds a J.D. from University of Pennsylvania School of Law.

        Lawrence P. Coleman joined InfraSource Incorporated as part of Blair Park Services, Inc. and Sunesys, Inc., which were acquired by InfraSource Incorporated in January 2001. Mr. Coleman served as Vice President of Blair Park when he joined in 1987 until being named President in January 2001. Mr. Coleman was named President of Sunesys in January 2001. Prior to his position as President, Mr. Coleman served as Vice President and General Manager of Engineering/Business Development. Before joining Blair Park in 1987, Mr. Coleman was at Atlantic Energy (now Connectiv). Previous to Atlantic Energy, Mr. Coleman held various engineering positions with U.S. Steel Corporation and Haines & Kibblehouse, Inc. Mr. Coleman received a bachelor's degree in Civil Engineering from Drexel University.

        John R. Marshall became a member and chairman of our board of directors in December 2003. Since July 2002, Mr. Marshall has been Senior Vice President of Customer Service at the Tennessee Valley Authority, a federal power corporation serving the wholesale electricity needs of 158 municipal and cooperative power distribution companies across seven southeastern states. Prior to joining the Tennessee Valley Authority in 2002, Mr. Marshall was the President of Duquesne Light Company in Pittsburgh, Pennsylvania, from August 1999 through October 2001. Prior to that, Mr. Marshall spent 23 years at Entergy Corporation in various positions in nuclear and fossil power generation, transmission, distribution, customer service and information services. Mr. Marshall served on the board of directors of Utiliquest Holdings Corp. in 2003. Mr. Marshall holds a B.S. in Electrical Engineering from the University of Arkansas and attended Harvard Business School's Advanced Management Program.

        John A. Brayman became a member of our board of directors in December 2003. Since 1998, Mr. Brayman has provided executive leadership consulting services. From 1994 to 1998, Mr. Brayman served as President of Entergy Technology Holding Company. Mr. Brayman served on the board of directors of Utiliquest Holdings Corp. in 2003 and was a member of the Kidney Cancer Association Board of Directors from 1996 until 2003. He is a magna cum laude graduate of Western Michigan University.

        Christopher S. Brothers became a member of our board of directors in May 2003. Mr. Brothers is a Managing Director of Oaktree, a private equity investment management firm that invests in a wide range of public and private securities. Prior to joining Oaktree in 1996, Mr. Brothers worked at the New York headquarters of Salomon Brothers Inc., where he served as a Vice President in the Mergers and Acquisitions group. Prior to 1992, Mr. Brothers was a Manager in the Valuation Services group of Price Waterhouse. Mr. Brothers also serves on the boards of directors of APW Ltd., Cherokee International, National Mobile Television, Inc., Power Measurement, Inc. and Xantrex Technology, Inc.

        Michael P. Harmon became a member of our board of directors in May 2003. Mr. Harmon is currently a Senior Vice President of Oaktree and has been a member of its principal investments group since joining Oaktree in 1997. From 1992 through 1995, Mr. Harmon served as a senior consultant in the Corporate Recovery Consulting Group of Price Waterhouse. Prior to that, he was an analyst in the distressed credits group at Society Corporation. Mr. Harmon holds a B.A. in Economics from McGill University and an M.B.A. from Harvard Business School. Mr. Harmon also serves on the board of directors of APW, Ltd., Cebridge Connections, LLC, Chart Industries, Inc. and Millennium Rail Holdings, LLC.

        Ian A. Schapiro became a member of our board of directors in May 2003. Mr. Schapiro became a founding principal of GFI Energy Ventures in June 1995. From November 1985 to June 1995 he was a partner of Venture Associates and of Arthur Andersen & Co. following that firm's acquisition of Venture Associates. From 1984 to 1985, Mr. Schapiro was Chief Financial Officer of a technology company, and before that, a commercial banker with The Bank of California whose portfolio was concentrated in the energy sector. Mr. Schapiro also serves on the board of directors of Cherokee International Corporation, Elgar Holdings, Inc. and Smart Systems, Inc. and served on the board of directors of Utiliquest Holdings Corp. from August 2001 to December 2002.

        Richard S. Siudek became a member of our board of directors in March 2004. From 2001 to 2002, Mr. Siudek served as head of the Utilities Division and was a member of the Group Executive Committee of ABB Ltd., a power and automation technologies company. From 1998 to 2001, Mr. Siudek served as Country Segment Manager for ABB Power T & D Company, Inc. Mr. Siudek has been retired since 2002. Mr. Siudek holds a B.S. in Physics from Leeds University and a Ph.D. in Physics from Bath University.

Board Composition

        Our board of directors consists of seven members. Our board of directors is elected annually, and each director holds office for a one-year term. In addition, in order to ensure compliance with the independence requirements of the New York Stock Exchange, we expect the composition of the board of directors to change prior to and following the offering. It is our intention to be in full and timely compliance with all applicable rules of the New York Stock Exchange and applicable law, including with respect to the independence of our directors. We intend to avail ourselves of the transition periods provided for under the applicable New York Stock Exchange rules for issuers listing in conjunction with their initial public offering. Our board of directors will consist of a majority of independent directors within one year following the consummation of this offering, unless we determine to rely on the "controlled company" exception to the board of directors and committee composition requirements under the rules of the New York Stock Exchange, in which case the composition of our compensation and governance and nominating committees as described below may also change.

Board Committees

        Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition of the board committees will comply, when required, with the applicable rules of the New York Stock Exchange and provisions of the Sarbanes-Oxley Act of 2002.

        The audit committee selects, on behalf of our board of directors, an independent public accounting firm to be engaged to audit our financial statements, discusses with the independent auditors their independence, reviews and discusses the audited financial statements with the independent auditors and management and recommends to our board of directors whether the audited financials should be included in our Annual Reports on Form 10-K to be filed with the SEC. Mr. Schapiro is the chairman of our audit committee and the other members of our audit committee are Messrs. Marshall and Siudek. Our board of directors intends to replace Mr. Schapiro with an independent director. The audit committee will consist of three members, all of whom will be independent directors within one year following the consummation of this offering.

        The compensation committee reviews and either approves, on behalf of our board of directors, or recommends to the board of directors for approval (1) the annual salaries and other compensation of our executive officers and (2) individual stock and stock option grants. The compensation committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. Mr. Brayman is the chairman of our compensation committee, and the other members of our compensation committee are Messrs. Brothers and Helwig. We expect to replace Messrs. Brothers and Helwig on the compensation committee with independent directors. The compensation committee will consist of three members, all of whom will be independent directors within one year following consummation of this offering.

        The nominating and corporate governance committee assists our board of directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of our board of directors, selecting director nominees for our annual meetings of stockholders, evaluating the performance of our board of directors, and developing and recommending to our board of directors corporate governance guidelines and oversight with respect to corporate governance and ethical conduct. Mr. Harmon is the chairman of our nominating and corporate governance committee, and the other members of our nominating and corporate governance committee are Messrs. Marshall and Schapiro. We expect to replace Messrs. Harmon and Schapiro on the nominating and corporate governance committee with independent directors. The nominating and corporate governance committee will consist of three members, all of whom will be independent directors within one year following consummation of this offering.

Compensation Committee Interlocks and Insider Participation

        Mr. Brothers and Mr. Helwig each served as officers of our company in 2003. Mr. Helwig currently serves as our president and chief executive officer, and Mr. Brothers resigned as an officer in October 2003. Mr. Brayman was not an officer or employee of our company during 2003. We do not expect that any of our executive officers will serve as a director or member of the compensation committee of another entity, one of whose executive officers serves on our board of directors or compensation committee.

Compensation of Directors

        For the year ended December 31, 2003, the individuals serving on the board of directors who were not our employees did not receive any compensation so long as they were affiliated with, or had a financial interest in, us. During this period, all members of the board of directors (other than Messrs. Marshall, Brayman and Siudek) had these interests. For their service as a member of our board prior to the completion of the offering, upon their election to the board, we granted each of Messrs. Brayman and Siudek options to purchase 19,913 shares of common stock under our 2003 Omnibus Stock Incentive Plan, and we granted Mr. Marshall options to purchase 39,826 shares under our 2003 Omnibus Stock Incentive Plan for his service as chairman of our board. Effective as of the date of this prospectus, we granted Messrs. Marshall and Brayman options to purchase 8,975 and 4,487 shares, respectively, with an exercise price equal to the initial public offering price.

        After consummation of this offering, we intend to pay our non-employee directors an annual retainer of $25,000 as fees related to their service on our board of directors. Any non-employee director who also serves as chairman of the board will receive an annual retainer of $75,000 in lieu of the foregoing retainer of $25,000. In addition, each non-employee director, including any who also serve as chairman of the board, will receive an additional annual retainer of $5,000 for each committee on which they serve as a member. We intend to promptly reimburse all directors for reasonable expenses incurred to attend meetings of our board of directors or committees.

        In addition, each of our non-employee directors elected to the board of directors for the first time will be eligible to receive, upon such election, an initial grant of options to purchase 19,913 shares of commons stock at fair market value on the date of grant. A non-employee director elected to the board of directors for the first time and who serves as chairman of the board will be eligible to receive a grant of an option for 39,826 shares.

Executive Compensation

        The following table sets forth all compensation received during the year ended December 31, 2003 by our Chief Executive Officer and our four other most highly compensated executives whose total compensation exceeded $100,000 in such fiscal year. These five officers are referred to as the "named executive officers" in this prospectus. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)		Securities Underlying Options (#)		All Other Compensation($)
David R. Helwig Chief Executive Officer and President	2003	387,600	525,000	(2)	168,013	(3)	497,817		6,000	(4)
Terence R. Montgomery Chief Financial Officer and Senior Vice President	2003	225,000	297,500	(2)	92,307	(3)	229,007		663,621	(5)
Henry E. Jackson President, Dashiell Corporation and Dacon Corporation	2003	197,948	636,731	(6)	—		169,269		6,000	(4)
Stephen J. Reiten President and Chief Operating Officer, MJ Electric, Inc.	2003	190,000	473,517	(7)	—		169,269		20,000	(8)
Paul M. Daily President and Chief Executive Officer, InfraSource Underground Services, Inc.	2003	220,000	200,500	(2)	54,199	(3)	209,094	(9)	5,542	(4)

(1)
For each named executive officer, other than Messrs. Helwig, Montgomery and Daily, the aggregate dollar amount of perquisites or other personal benefits did not exceed the lesser of (a) $50,000 and (b) 10% of the total salary and bonus reported by such named executive officer for such fiscal year.

(2)
Includes amounts paid under the Annual Incentive Compensation Program and payment of 75% of the signing bonuses received in connection with the Exelon Transaction as set forth in each named executive officer's employment agreement.

  The remaining 25% is payable in accordance with the terms of the applicable agreement at expiration. Amounts for Mr. Montgomery also include an additional cash bonus of $35,000.

(3)
Represents amounts to be reimbursed for the payment of taxes incurred in connection with payments relating to the Exelon Transaction.

(4)
Represents matching 401(k) plan contributions.

(5)
Represents matching 401(k) plan contribution of $6,000 and a change in control payment of $657,621 received in connection with the Exelon Transaction.

(6)
Represents a retention payment of $200,000 and a payment of $150,000 for 75% of Mr. Jackson's signing bonus received in connection with the Exelon Transaction.

(7)
Represents a retention payment of $150,000 and a payment of $123,750 for 75% of Mr. Reiten's signing bonus received in connection with the Exelon Transaction.

(8)
Represents matching 401(k) plan contribution of $6,000 and a profit sharing contribution of $14,000.

(9)
This amount does not reflect the amendment to cancel 25,419 shares subject to Mr. Daily's time-based option.

Option Grants in the Last Fiscal Year

        The following table sets forth information regarding stock options we granted during the fiscal year ended December 31, 2003 to the named executive officers. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
			Percent of Total Options Granted to Employees During the Fiscal Year Ended December 31, 2003
	Number of Securities Underlying Options Granted(1)
Name				Exercise Price Per Share	Expiration Date
						5%	10%
David R. Helwig	497,817	(2)	25.38%	$4.60	09/24/2013	$1,442,597	$3,652,057
Terence R. Montgomery	229,007	(3)(4)	11.67%	$4.60	09/24/2013	$663,626	$1,680,026
Henry E. Jackson	169,269	(3)(5)	8.63%	$4.60	09/24/2013	$490,515	$1,241,779
Stephen J. Reiten	169,269	(3)(5)	8.63%	$4.60	09/24/2013	$490,515	$1,241,779
Paul M. Daily	209,094	(3)(6)(7)	10.66%	$4.60	09/24/2013	$605,922	$1,533,944

(1)
The options granted to each of the named executive officers below may be exercised prior to vesting, subject to the named executive officer entering into a restricted stock purchase agreement with us. Effective as of the date of this prospectus, we granted to the named executive officers options to purchase additional shares in the following amounts: (i) Mr. Helwig (112,186 shares); (ii) Mr. Montgomery (46,608 shares); (iii) Mr. Jackson (31,399 shares); (iv) Mr. Reiten (38,146 shares); and (v) Mr. Daily (40,000 shares); all of such options are exercisable at the initial public offering price.

(2)
119,476 of the shares subject to Mr. Helwig's options vest upon the earlier of attainment of the performance goals set forth in his option agreement or seven years from the date of grant; provided that in the event of a change of control, Mr. Helwig's options may become immediately vested with respect to all or a portion of the option shares. The remaining 378,341 shares subject to Mr. Helwig's options vest in four equal installments on each anniversary of the date of grant, subject to the change of control provisions described in the immediately preceding sentence.

(3)
69,706 of the shares subject to each of Messrs. Montgomery, Jackson, Reiten and Daily's options vest upon the earlier of attainment of the performance goals set forth in their option agreements or seven years from the date of grant; provided that in the event of a change of control, these options may become immediately vested with respect to all or a portion of the option shares.

(4)
The remaining 159,302 shares subject to Mr. Montgomery's options vest in four equal installments on each anniversary of the date of grant, subject to the change of control provisions described for Mr. Helwig in note (2) above.

(5)
The remaining 99,563 shares subject to each of Messrs. Jackson and Reiten's options vest in four equal installments on each anniversary of the date of grant, subject to the change of control provisions described for Mr. Helwig in note (2) above.

(6)
The remaining 139,389 shares subject to Mr. Daily's options vest in four equal installments on each anniversary of the date of grant, subject to the change of control provisions described for Mr. Helwig in note (2) above.

(7)
This amount does not reflect the amendment to cancel 25,419 shares subject to the time-based option described in footnote 6 above agreed to by Mr. Daily on January 27, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table sets forth information on unexercised options to purchase our common stock granted to the named executive officers and held by them as of December 31, 2003. No options were exercised during fiscal year 2003.

			Number of Securities Underlying Unexercised Options at December 31, 2003
						Value of Unexercised In-The-Money Options at December 31, 2003(1)
Name	Shares Acquired on Exercise	Value Realized
			Vested	Unvested		Vested	Unvested
David R. Helwig(2)	—	—	0	497,817		0	4,681,932
Terence R. Montgomery(3)	—	—	0	229,007		0	2,153,791
Henry E. Jackson	—	—	0	169,269		0	1,591,959
Stephen J. Reiten	—	—	0	169,269		0	1,591,959
Paul M. Daily(4)	—	—	0	209,094	(5)	0	1,966,514

(1)
There was no public trading market for our common stock as of December 31, 2003. Accordingly, these values have been calculated in accordance with the rules of the Securities and Exchange Commission on the basis of the assumed initial public offering price of $14.00 per share less the applicable exercise price per share, multiplied by the underlying shares.

(2)
Subsequent to December 31, 2003, Mr. Helwig acquired 380,844 shares of our common stock pursuant to the exercise of options and entered into a restricted stock purchase agreement with us.

(3)
Subsequent to December 31, 2003, Mr. Montgomery acquired 43,525 shares of our common stock pursuant to the exercise of options and entered into a restricted stock purchase agreement with us.

(4)
Subsequent to December 31, 2003, Mr. Daily acquired 5,441 shares of our common stock pursuant to the exercise of options and entered into a restricted stock purchase agreement with us.

(5)
This amount does not reflect the amendment to cancel 25,419 shares subject to Mr. Daily's time-based option.

Stock Option Plans

        2003 Omnibus Stock Incentive Plan.    The 2003 Omnibus Stock Incentive Plan was adopted by our board of directors on September 23, 2003 and approved by our stockholders on September 23, 2003,

which was subsequently amended, for the benefit of our officers, directors, employees, consultants and advisors. This plan provides for the grant of stock options and restricted stock. An award may consist of one arrangement or benefit or two or more of them in tandem or in the alternative. An aggregate of 2,100,079 shares of common stock is reserved for issuance under this plan. As of December 31, 2003, we had granted options to purchase an aggregate of 1,961,517 shares of common stock under this plan, 489,549 of which were exercised subsequent to December 31, 2003. In addition, subsequent to December 31, 2003, we granted options to purchase an aggregate of 138,562 shares under this plan, including, effective as of the date of this prospectus, options granted to purchase an aggregate of 68,986 shares at an exercise price equal to the initial public offering price. We will not be granting awards pursuant to this plan following the offering.

        In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number of shares reserved for issuance under this plan, (ii) the kind, number and option price of shares subject to outstanding options granted under this plan, and (iii) the kind, number and purchase price of shares subject to outstanding awards of restricted stock as may be determined in good faith by the administrator of the plan. The administrator may make such other substitutions or adjustments as may be determined in good faith and may provide for the cancellation of any outstanding awards and payment in cash or other property therefor.

        2004 Omnibus Stock Incentive Plan.    Our board of directors expects to adopt, and we expect our stockholders to approve, the 2004 Omnibus Stock Incentive Plan prior to consummation of this offering, for the benefit of our officers, directors, employees, consultants and advisors. An aggregate of 800,000 shares of common stock is reserved for issuance under this plan, plus an annual increase to be added automatically on the first day of our fiscal year (beginning in 2005) equal to the lesser of (i) 1,000,000 shares or (ii) 2.0% of the number of outstanding shares on the last day of the immediately preceding fiscal year. This plan provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, restricted stock, deferred stock, and performance shares. An award may consist of one arrangement or benefit or two or more of them in tandem or in the alternative. Under this plan, awards covering no more than 800,000 shares may be granted to any participant in any one year. Effective as of the date of this prospectus, we granted options to purchase an aggregate of 602,439 shares at an exercise price equal to the initial public offering price.

        This plan will initially be administered by our board of directors, although it may be administered by either our board of directors or any committee of our board of directors (the board or committee being sometimes referred to as the "plan administrator"). The plan administrator may interpret this plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of this plan. This plan permits the plan administrator to select the officers, directors, key employees, advisors and consultants (including directors who are also employees) who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares subject to awards, the term of the awards, the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards, including, but not limited to reducing the exercise price of such awards, extending the exercise period of such awards and accelerating the vesting schedule of such awards.

        We may issue two types of stock options under this plan: incentive stock options ("ISOs"), which are intended to qualify under the Code, and non-qualified stock options ("NSOs"). The option price of each ISO granted under this plan must be at least equal to the fair market value of a share of common stock on the date the ISO is granted.

        Stock appreciation rights ("SARs") may be granted under this plan either alone or in conjunction with all or part of any stock option granted under this plan. A SAR granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator.

        Restricted stock, deferred stock and performance shares may be granted under this plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock, deferred stock and performance shares. Participants with restricted stock and preferred shares generally have all of the rights of a stockholder. With respect to deferred stock, during the deferral period, subject to the terms and conditions imposed by the plan administrator, the deferred stock units may be credited with dividend equivalent rights. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock, deferred stock and/or performance shares.

        In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of common stock, the plan administrator may make an equitable substitution or proportionate adjustment in the number and type of shares authorized by this plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices. In addition, the plan administrator, in its discretion, may terminate all awards with payment of cash or in-kind consideration.

        The terms of this plan provide that the plan administrator may amend, suspend or terminate this plan at any time, provided, however, that some amendments require approval of our stockholders. Further, no action may be taken which adversely affects any rights under outstanding awards without the holder's consent.

        2004 Employee Stock Purchase Plan.    Our board of directors expects to adopt, and we expect our stockholders to approve, the 2004 Employee Stock Purchase Plan (the "Purchase Plan") prior to consummation of this offering which allows eligible employees to purchase our common stock at a discount from fair market value. A total of 2,000,000 shares of common stock has been reserved for issuance under the Purchase Plan, plus an annual increase to be added automatically on the first day of our fiscal year (beginning 2005) equal to the lesser of (i) 600,000 shares or (ii) 1.0% of the number of outstanding shares on the last day of the immediately preceding fiscal year.

        The Purchase Plan will be administered by our board of directors, or a specifically designated committee of the board of directors (this board or committee is sometimes referred to as the "plan administrator"). The plan administrator may interpret the Purchase Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Purchase Plan.

        The Purchase Plan contains six-month offering periods that commence on the first trading day on or after May 15 (beginning in the year 2005) and November 15 (beginning in the year 2004) of each year and end on the last trading day prior to the commencement of the next offering period; provided, however, that the first offering period under the Purchase Plan will commence upon the completion of the Offering and end on the trading day on or before November 14, 2004.

        Employees are eligible to participate if, as of the date that is six months prior to the first trading day of each offering period, they are employed by us or any participating subsidiary for at least 20 hours per week and are not a member of a collective bargaining unit that has refused to participate in the Purchase Plan. However, an employee may not be granted the right to purchase stock under the Purchase Plan if the employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) holds rights to purchase stock under any of our employee stock purchase plans that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. The Purchase Plan permits each employee to purchase common stock through payroll deductions of up to 15% of the employee's "compensation." Compensation is defined as the employee's base salary and bonus, fee and overtime pay, exclusive of any payments for severance pay, expenses or other special emolument or any credit or benefit under any of our employee plans. The maximum number of shares an employee may purchase during a single offering period is 2,000 shares.

        Amounts deducted and accumulated by the employee are used to purchase shares of common stock at the end of each offering period. The price of the common stock offered under the Purchase Plan is an amount equal to 85% of the lower of the fair market value of the common stock at the beginning or at the end of each offering period. Employees may end their participation in the Purchase Plan at any time during an offering period, in which event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with us.

        Rights granted under the Purchase Plan are not transferable by an employee other than by will or the laws of descent and distribution. The Purchase Plan provides that, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of our common stock, the plan administrator will conclusively determine the appropriate equitable adjustments. The Purchase Plan will terminate in 2014. Our board of directors has the authority to amend or terminate the Purchase Plan, except that no amendment or termination may adversely affect any outstanding rights under the Purchase Plan.

        InfraSource Incorporated Deferred Compensation Plan.    We sponsor the InfraSource Incorporated Deferred Compensation Plan, a non-tax-qualified plan in which employees may participate if such employees are: (i) employed by InfraSource Incorporated at a director level or above, (ii) employed by a subsidiary corporation at a Vice President level or above or (iii) employed by a subsidiary corporation below the Vice President level if strong evidence exists that the employee is included in the subsidiary's senior management team. The Deferred Compensation Plan allows participants to elect to make pre-tax deferrals of up to 75% of their annual base salary and 100% of their bonuses in coordination with amounts contributed to the qualified 401(k) plan. In addition, each participant may elect to defer an excess amount equal to any amount distributed or paid to the participant from our 401(k) plan during the calendar year to correct a failure to satisfy the nondiscrimination requirements of the Code. The Deferred Compensation Plan allows us to make matching contributions with respect to participants who elect to defer a portion of their annual base salary. A participant's interest in his matching contributions vest in accordance with the vesting schedule set forth in our 401(k) plan. A participant's deferrals and matching contributions, if any, are credited to a bookkeeping account and accrue earnings and losses as if held in certain investments selected by the participant. Amounts credited to a participant's account will be distributed upon the earlier of the participant's (i) retirement or (ii) separation from service, provided, however, if the separation of service occurs prior to the participant's attainment of age 65, the distribution may be delayed until the participant has attained 65 if the participant has timely elected to so defer such payment. Our Deferred Compensation Plan is unfunded, and participants are unsecured general creditors of InfraSource Incorporated as to their accounts.

Employment Agreements

        We have entered into employment agreements with each of Messrs. Helwig, Montgomery, Jackson, Reiten and Daily. Each of these management agreements became effective on September 24, 2003 and provide for each officer's at-will employment that may be terminated at any time for any reason at our or the officer's option.

        Under each officer's agreement, each is entitled to (i) an annual base salary that is reviewed annually and (ii) a signing bonus. Mr. Helwig is entitled to receive a base salary of $387,600 and a signing bonus of $300,000; Mr. Montgomery is entitled to receive a base salary of $250,000 and a signing bonus of $150,000; Mr. Reiten is entitled to receive a base salary of $190,000 and a signing bonus of $165,000; Mr. Daily is entitled to receive a base salary of $220,000 and a signing bonus of $150,000; and Mr. Jackson is entitled to receive a base salary of $250,000 and a signing bonus of

$200,000. Seventy-five percent of the signing bonus for each officer has already been paid in cash or shares of our common stock, as elected by the officer, and the remaining 25% of the signing bonus will be paid if the officer is employed by us on September 23, 2005. For those officers who elected to have their signing bonus paid in shares, we agreed to reimburse them in respect of the taxes incurred on the initial signing bonus shares and as well as any taxes on the tax reimbursement. In addition, each officer is entitled to participate in our Annual Incentive Compensation Program and has been granted an option to purchase shares of our common stock.

        In the event the officer's employment is terminated by us for cause or terminated by the officer without good reason, he will be entitled to receive his accrued base salary and benefits through the termination date. In the event the officer's employment is terminated as a result of the officer's death or disability, the officer or his estate will be entitled to receive his accrued base salary and benefits through the date of termination and any prorated share (based on the period of actual employment) of any bonus under the Annual Incentive Compensation Program that the officer would have been entitled to had he worked the full year during which the termination occurred.

        In the event the officer's employment is terminated on or prior to September 24, 2005, by the officer for good reason or by us for any reason other than the officer's death or disability or other than for cause, in exchange for a release as to any and all claims the officer may have against us and agreement not to compete until the second anniversary of the date of his employment termination, the officer will be entitled to the following severance benefits: (i) any unpaid portion of the officer's signing bonus, (ii) an amount equal to the prorated share of his bonus under the Annual Incentive Compensation Program, (iii) an amount equal to two times the sum of his base salary at the time of termination and target bonus under the Annual Incentive Compensation Program for the year in which such termination occurred, not to exceed $550,000 in the aggregate ($800,000 for Mr. Helwig), and (iv) medical and health insurance benefits for up to twenty-four months. The officer will also be entitled, in exchange for a release as to any and all claims the officer may have against us and an agreement not to compete until the second anniversary of the date of his employment termination, to such severance benefits if, in connection with a change of control transaction or within two years thereafter, the officer's employment is terminated by the officer for good reason or by us for any reason other than the officer's death or disability or other than for cause.

        In the event the officer's employment is terminated following September 24, 2005 by the officer for good reason or by us for any reason other than the officer's death or disability or other than for cause, in exchange for a release as to any and all claims the officer may have against us and an agreement not to compete until the second anniversary of the date of his employment termination, the officer will be entitled to the following severance benefits: (i) an amount equal to the prorated share of his bonus under the Annual Incentive Compensation Program, (ii) an amount equal to two times the sum of his base salary at the time of termination and (iii) medical and health insurance benefits for up to twenty-four months.

        Each of the officers' employment agreements contains confidentiality, non-competition and non-solicitation provisions effective through the term of the agreement and for a period of two years thereafter if the officer is entitled to severance benefits described above. In addition in the event the officer's employment is terminated on or prior to September 24, 2005, by the officer without good reason, he agrees to be bound by the non-competition provisions for a period of one year in exchange for up to one year's health and insurance coverage. Following the anniversary of the termination date, we may elect to extend the non-competition period for an additional year by (i) paying the officer the difference between his base salary at the time his termination and the option spread value of his vested shares at the time of his termination and (ii) providing health and insurance coverage for up to an additional year. In the event the officer's employment is terminated following September 24, 2005, by the officer without good reason, we may elect to extend the non-competition period for up to two years by (i) paying the officer the difference between two times his base salary at the time his termination and the option spread value of the vested shares at the time of his termination and (ii) providing health and insurance coverage for up to an additional two years.

        In connection with the Exelon Transaction, Terence R. Montgomery and InfraSource Incorporated entered into a Settlement Agreement and General Release of Claims. Under the agreement, InfraSource Incorporated agreed to make a change of control payment to Mr. Montgomery in the amount of $657,621, and Mr. Montgomery agreed to release any and all claims under his employment agreement with InfraSource Incorporated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Other Commitments—Employment Agreements."

        On January 27, 2004, Mr. Daily entered into an amendment to cancel 25,419 shares subject to his time-based option agreement. Mr. Daily did not receive any consideration for this cancellation of shares. All of the cancelled shares were reallocated to other employees of InfraSource Underground Services, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Exelon Transaction

        In May 2003, our Principal Stockholders, which are investment funds managed by Oaktree and GFI, formed our company to acquire InfraSource Incorporated and certain of its subsidiaries from Exelon Enterprises Company, LLC. The transaction was completed on September 24, 2003. The acquisition was financed with:

  •
  borrowings of $140 million by InfraSource Incorporated under our senior credit facility;

  •
  equity issuances by us of 19,743,461 shares of our common stock at a per share purchase price of $4.60, for an aggregate purchase price of $90.7 million, to our Principal Stockholders;

  •
  equity issuances by us of 171,380 shares of our common stock at a per share purchase price of $4.60, for an aggregate purchase price of $787,500, to three of our executive officers, David R. Helwig, Terence R. Montgomery and Paul M. Daily; and

  •
  the issuance by us of a $29 million subordinated promissory note, payable to Exelon.

        In December 2003, the subordinated promissory note payable to Exelon was increased to $30 million upon completion of our acquisition of an additional entity from Exelon.

        For a discussion of related party transactions involving Exelon in 2003, see Note 12 to our consolidated financial statements contained elsewhere in this prospectus. Pursuant to the terms of the Exelon note, Exelon had designated an Exelon officer to serve as a member of our board beginning September 24, 2003. This director resigned from our board on January 29, 2004. As a result of this board designation, Exelon was treated as a related party during 2003.

Stockholders' Agreement

        In September 2003, we and certain holders of our common stock became parties to a stockholders' agreement. Upon closing of the Maslonka transaction, the Maslonka sellers were added as parties. This stockholders' agreement gives our Principal Stockholders a right of first refusal if any existing stockholder proposes to transfer its common stock. Upon the closing of this offering, most of the provisions of the stockholders' agreement, including those providing for the right of first refusal, will automatically terminate.

Volume Agreement

        In September 2003, in connection with the Exelon Transaction, we entered into a volume agreement with Exelon Enterprises Company, LLC, pursuant to which we are assured a continuing level of business from Exelon through 2006, at approximately the same levels as in 2003. Exelon may terminate this volume agreement in the event any contract pursuant to which we provide services to Exelon and its affiliates is terminated due to a material breach by us.

Registration Rights Agreement

        We have entered into a registration rights agreement with our Principal Stockholders, certain of our executive officers and the sellers in the Maslonka acquisition. Subject to certain conditions, the registration rights agreement requires us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file. The sellers in the Maslonka acquisition and our executive officers are not entitled to demand registration rights. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the filed registration statement. In addition, we will pay all expenses (other than underwriting discounts and commissions) on behalf of any selling stockholder participating in a demand or piggyback registration pursuant to the registration right agreement, including expenses of the selling stockholders participating in this offering.

Maslonka Acquisition

        On January 27, 2004, we acquired Maslonka. We financed the cash portion of the Maslonka acquisition consideration with:

  •
  available cash;

  •
  equity issuances by us of 5,894,583 shares of our common stock at a per share purchase price of $4.60, for an aggregate purchase price of $27.1 million, to our Principal Stockholders; and

  •
  equity issuances by us of 37,367 shares of our common stock at a per share price of $4.60, for an aggregate purchase price of $0.17 million, to two of our executive officers, David R. Helwig and Paul M. Daily.

        For a discussion of purchase price adjustments, including the terms of the holdback, in connection with the Maslonka acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and other Commitments—Contingent Earnout Payments and Purchase Price Adjustments."

Maslonka Performance Bond

        In connection with the Maslonka acquisition, our Principal Stockholders secured the issuance of $10.0 million letters of credit. These letters of credit were provided as credit support to enable Maslonka to secure a performance bond on a new project award. After consummation of the Maslonka acquisition, we caused the letters of credit to be terminated. We paid an aggregate fee of $200,000 to the Principal Stockholders for providing this security.

Maslonka Lease

        We lease our Maslonka headquarters in Mesa, Arizona and our Maslonka Texas field office in San Angelo, Texas from EC Source, LLC, which is wholly-owned by Martin Maslonka. Our leases for these two properties will run through February 2009, subject to a five-year renewal option. Pursuant to these leases, we will incur total annual lease payments of $168,000.

Maslonka Promissory Note

        Maslonka is the issuer of a $1.0 million installment promissory note in favor of Martin Maslonka. The promissory note bears interest at an annual rate of 8.5%, and interest is payable in equal monthly payments of $7,083. The promissory note matures on June 30, 2006.

Coleman Properties Lease

        We lease office and warehouse space from Coleman Properties of which Lawrence Coleman, President of Blair Park Services, Inc. and Sunesys, Inc., and his brother are general partners. Our annual lease payments are approximately $86,000.

Credit Support

        In connection with a new project bid in 2004, our Principal Stockholders have agreed to provide credit support if and to the extent necessary to secure the required $20 million letter of credit for the project. The terms of any such credit support will be determined at the time it becomes necessary to provide it.

        With the exception of the Exelon Transaction and the Volume Agreement, each of which were on terms as favorable as what could have been received from unaffiliated third parties, there is no assurance that any of the foregoing transactions or agreements were on terms as favorable as what could have been received from unaffiliated third parties.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table shows information with respect to the beneficial ownership of our common stock as of March 31, 2004, and as adjusted to reflect the sale of common stock being offered in this offering, for:

  •
  each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

  •
  each of our directors;

  •
  each our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each selling stockholder.

        Percentage ownership before the offering is based on 30,667,163 shares of common stock outstanding as of March 31, 2004, subject to the assumptions set forth below. Percentage ownership after the offering is based on 39,167,163 shares of common stock outstanding immediately after the closing of this offering. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable as of March 31, 2004, or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The following table does not give effect to the exercise of the over-allotment option. See Note 2 in the table below for information regarding sales pursuant to the over-allotment option.

	Shares Beneficially Owned Prior to Offering		Maximum Number of Shares Offered in this Offering
				Percentage Ownership After this Offering
Name of Beneficial Owner(1)	Number of Shares	Percent
Selling stockholders(2):
OCM/GFI Power Opportunities Fund, L.P.	12,819,034	41.8%	750,000	30.8%
OCM Principal Opportunities Fund II, L.P.	12,819,012	41.8%	750,000	30.8%
Greater than 5% Stockholders, Directors and Named Executive Officers:
OCM/GFI Power Opportunities Fund, L.P.	12,819,034	41.8%	750,000	30.8%
OCM Principal Opportunities Fund II, L.P.	12,819,012	41.8%	750,000	30.8%
Oaktree Capital Management, LLC(3)(4)(5)	25,638,046	83.6%	1,500,000	61.6%
GFI Energy Ventures LLC(6)(7)(8)	12,819,034	41.8%	750,000	30.8%
Stephen Kaplan(4)(5)	25,638,046	83.6%	1,500,000	61.6%
Laurence D. Gilson(4)(8)(9)	12,819,034	41.8%	750,000	30.8%
Richard K. Landers(4)(8)(10)	12,819,034	41.8%	750,000	30.8%
Christopher S. Brothers(5)(11)	25,638,046	83.6%	1,500,000	61.6%
Ian A. Schapiro(8)(12)	12,819,034	41.8%	750,000	30.8%
Michael P. Harmon(5)(13)	25,638,046	83.6%	1,500,000	61.6%
Martin Maslonka(14)(15)	2,407,235	7.8%	—	6.1%
David R. Helwig(16)(17)	639,121	2.1%	—	1.3%
Terence R. Montgomery(18)	275,252	*	—	*
Paul M. Daily(2)(19)	204,872	*	—	*
Henry E. Jackson(20)	169,269	*	—	*
Stephen J. Reiten(21)	169,269	*	—	*
John R. Marshall(22)	39,826	*	—	*
John A. Brayman(23)	19,913	*	—	*
Richard S. Siudek(24)	19,913	*	—	*
All executive officers and directors as a group (12 persons)(25)	26,336,342	85.9%

*
Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)
Unless otherwise indicated, the address for each of the individuals listed below is: c/o InfraSource Services, Inc., 500 West Dutton Mill Road, Aston, Pennsylvania 19014.

(2)
If the over-allotment option is exercised in full, the following persons named in the table above will sell the additional number of shares set forth after their respective names: OCM/GFI Power Opportunities Fund, L.P. (748,771); OCM Principal Opportunities Fund II, L.P. (748,770); and Paul M. Daily (2,459). Immediately following the offering and assuming the exercise of the over-allotment option in full, the percentage ownership of each selling stockholder would be as set forth after their respective names: OCM/GFI Power Opportunities Fund, L.P. (28.9%); OCM Principal Opportunities Fund II, L.P. (28.9%); and Paul M. Daily (less than 1%).

A selling stockholder may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, in which event such selling stockholder may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

(3)
Includes: (i) 12,819,034 shares of common stock owned by OCM/GFI Power Opportunities Fund, L.P. ("Power Fund") and (ii) 12,819,012 shares of common stock owned by OCM Principal Opportunities Fund, L.P. ("POF").

(4)
Oaktree is the co-general partner of Power Fund and the general partner of POF. By virtue of its relationship to POF and Power Fund, Oaktree may be deemed to have or share beneficial ownership of shares owned by Power Fund and POF. Oaktree expressly disclaims beneficial ownership of such common stock held by POF and Power Fund. Voting and investment decisions with respect to shares of our common stock held by POF are made on behalf of Oaktree by Stephen Kaplan and Christopher Brothers. Mr. Kaplan is a founding principal of Oaktree and Mr. Brothers is a Managing Director of Oaktree. Each of Mr. Kaplan and Mr. Brothers expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein. Voting and investment decisions with respect to shares of our common stock held by Power Fund are made on behalf of Power Fund by an investment committee comprised of Lawrence Gilson, Richard Landers and Ian Schapiro (the "GFI Representatives") and Mr. Kaplan and Mr. Brothers. Decisions by the investment committee of Power Fund require the affirmative vote of two GFI Representatives, Mr. Kaplan and Mr. Brothers. Each of Messrs. Gilson, Landers, Schapiro, Kaplan and Brothers expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(5)
c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.

(6)
Includes 12,819,034 shares of common stock owned by Power Fund.

(7)
GFI is the co-general partner of Power Fund. By virtue of its relationship to Power Fund, GFI may be deemed to have or share beneficial ownership of shares owned by Power Fund. GFI expressly disclaims beneficial ownership of such common stock held by Power Fund.

(8)
c/o GFI Energy Ventures, LLC, 11611 San Vicente Boulevard, Suite 710, Los Angeles, California 90049.

(9)
By virtue of being a founding principal of GFI, Mr. Gilson may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by GFI. Mr. Gilson expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(10)
By virtue of being a founding principal of GFI, Mr. Landers may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by GFI. Mr. Landers expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(11)
By virtue of being a Managing Director of Oaktree, Mr. Brothers may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by Oaktree. Mr. Brothers expressly disclaims beneficial ownership of such common stock, expect to the extent of his pecuniary interest therein.

(12)
By virtue of being a founding principal of GFI, Mr. Schapiro may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by GFI. Mr. Schapiro expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(13)
By virtue of being a Senior Vice President of Oaktree, Mr. Harmon may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by Oaktree. Mr. Harmon expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(14)
c/o Maslonka & Associates, Inc., 4143 E. Quartz Circle, Mesa, Arizona 85215.

(15)
Includes 532,206 shares of common stock subject to a holdback provision relating to the Maslonka acquisition.

(16)
c/o DRHCLH Partnership, L.P., 525 Guinevere Drive, Newton Square, Pennsylvania 19073.

(17)
Includes (i) 116,974 shares of common stock subject to options that may be exercised prior to vesting and (ii) 522,148 shares of common stock owned by DRHCLH Partnership, L.P., of which the beneficial owners are Mr. Helwig and his wife. In his capacity as general partner, Mr. Helwig exercises all voting and investment power with respect to the shares owned by DRHCLH Partnership, L.P. 380,844 shares of common stock owned by DRHCLH Partnership, L.P. are subject to repurchase under specified circumstances upon a termination of Mr. Helwig's employment. Effective as of the date of this prospectus, we granted Mr. Helwig options to purchase an additional 112,186 shares with an exercise price equal to the initial public offering price.

(18)
Includes (i) 185,482 shares of common stock subject to options that may be exercised prior to vesting and (ii) 89,771 shares of common stock owned by Mr. Montgomery. 43,525 shares of common stock owned by Mr. Montgomery are subject to repurchase under specified circumstances upon a termination of Mr. Montgomery's employment. Effective as of the date of this prospectus, we granted Mr. Montgomery options to purchase an additional 46,608 shares with an exercise price equal to the initial public offering price.

(19)
Includes (i) 178,235 shares of common stock subject to options that may be exercised prior to vesting and (ii) 26,638 shares of common stock owned by Mr. Daily. 5,441 shares of common stock owned by Mr. Daily are subject to repurchase under specified circumstances upon a termination of Mr. Daily's employment. In addition, Mr. Daily will sell 2,459 shares of common stock in this offering if the over-allotment option is exercised in full. In such event, his percentage ownership would be less than 1% following such sale. Effective as of the date of this prospectus, we granted Mr. Daily options to purchase an additional 40,000 shares with an exercise price equal to the initial public offering price.

(20)
Includes 169,269 shares of common stock subject to options that may be exercised prior to vesting. Effective as of the date of this prospectus, we granted to Mr. Jackson options to purchase an additional 31,399 shares with an exercise price equal to the initial public offering price.

(21)
Includes 169,269 shares of common stock subject to options that may be exercised prior to vesting. Effective as of the date of this prospectus, we granted Mr. Reiten options to purchase an additional 38,146 shares with an exercise price equal to the initial public offering price.

(22)
Includes 39,826 shares of common stock acquired by Mr. Marshall pursuant to the exercise of options, which shares of common stock are subject to repurchase. Effective as of the date of this prospectus, we granted Mr. Marshall options to purchase an additional 8,975 shares with an exercise price equal to the initial public offering price.

(23)
Includes 19,913 shares of common stock acquired by Mr. Brayman pursuant to the exercise of options, which shares of common stock are subject to repurchase. Effective as of the date of this prospectus, we granted Mr. Brayman options to purchase an additional 4,487 shares with an exercise price equal to the initial public offering price.

(24)
Includes 19,913 shares of common stock subject to options that may be exercised prior to vesting.

(25)
Excludes 839,142 shares of common stock subject to options that may be exercised prior to vesting.

        Both Power Fund and POF have an affiliate that is a registered broker-dealer and member of the National Association of Securities Dealers, Inc. Power Fund and POF each represent that they have purchased the shares being registered for resale in the ordinary course of business, and that at the time of purchase of the shares, neither had any agreements or understandings, directly or indirectly, with any person to distribute the shares.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock and the material provisions of our certificate of incorporation, bylaws and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering. The following is only a summary. You should also refer to our certificate of incorporation, bylaws and other agreements which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

        As of March 31, 2004, 30,667,163 shares of our common stock were issued and outstanding, and there were approximately 12 holders of our common stock. Following this offering, our certificate of incorporation will provide that our authorized capital stock will consist of an aggregate of 120,000,000 shares of common stock, par value $0.001 per share, and 12,000,000 shares of preferred stock, par value $0.001 per share, and we will have an aggregate of 39,167,163 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Each such outstanding share of our common stock will be validly issued, fully paid and non-assessable. In addition, at such time, 2,212,969 shares of our common stock are reserved for issuance upon exercise of outstanding options, and an additional 2,197,561 shares of our common stock are available for future grant or issuance under our stock plans.

Common Stock

        Voting.    The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

        Dividend Rights.    Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

        Conversion, Redemption and Preemptive Rights.    Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

        Following this offering, our certificate of incorporation will authorize our board of directors, subject to limitations prescribed by law, to issue up to 12,000,000 shares of preferred stock in one or more series without further stockholder approval. The board will have discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Limitations on Directors' Liability

        Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

        In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

  •
  any breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

  •
  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

  •
  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law that May Have an Anti-Takeover Effect

  Certificate of Incorporation and Bylaws

        Certain provisions in the our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

        Following the completion of this offering, our certificate of incorporation and bylaws will contain provisions that will permit us to issue, without any further vote or action by the stockholders, up to 12,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

        The foregoing proposed provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

  Delaware Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the Delaware General Corporation Law defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Registration Rights Agreement

        We have entered into a registration rights agreement with our Principal Stockholders, certain of our executive officers and the sellers in the Maslonka acquisition.

        Under the registration rights agreement, our Principal Stockholders have the right to demand that we file a registration statement under the Securities Act covering some or all of such holders' registrable securities. The registration rights agreement limits the number of demand registrations that we are required to make on behalf of the holders. In an underwritten offering, the managing underwriter will have the right, subject to specified conditions, to limit the number of registrable securities.

        In addition, all of the holders party to the registration rights agreement have "piggyback" registration rights. If we propose to register any of our equity securities under the Securities Act other than pursuant to specified excluded registrations, the holders will have the right to require us to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, will have the right, subject to specified conditions, to limit the number of registrable securities.

        In general, we will bear all fees, costs and expenses of registrations, other than underwriting discounts and commissions.

The New York Stock Exchange

        We have applied to list our common stock on the New York Stock Exchange under the symbol "IFS".

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is LaSalle Bank National Association.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock, and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of significant amounts of our common stock, including shares of our outstanding common stock and shares of our common stock issued upon exercise of outstanding options, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Sale of Restricted Shares and Lock-Up Agreements

        Upon the closing of this offering, we will have outstanding 39,167,163 shares of common stock based upon our shares outstanding as of March 31, 2004.

        Of these shares, the 10,000,000 shares of common stock sold in this offering, or 11,500,000 shares if the underwriters' over-allotment is exercised in full, will be freely tradable without restriction under the Securities Act, unless purchased by affiliates of our company, as that term is defined in Rule 144 under the Securities Act.

        The remaining 29,167,163 shares of common stock were issued and sold by us in private transactions, and are eligible for public sale if registered under the Securities Act or sold in accordance with Rules 144, 144(k) or 701 of the Securities Act. However, all of these remaining shares of common stock are held by officers, directors, and existing stockholders who are subject to lock-up agreements for a period of 180 days after the date of this prospectus under which all holders of our common stock have agreed not to sell or otherwise dispose of their shares of common stock.

        Lehman Brothers Inc., in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at anytime with or without notice. We have been advised by Lehman Brothers Inc. that, when determining whether or not to release shares from the lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Lehman Brothers Inc. has advised us that they have no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.

        Beginning 180 days after the date of this prospectus, all of the remaining shares will be eligible for sale in the public market, subject to certain volume limitations under Rule 144.

Rule 144

        In general, Rule 144 allows a stockholder (or stockholders where shares are aggregated) who has beneficially owned shares of our common stock for at least one year and who files a Form 144 with the SEC to sell within any three month period commencing 90 days after the date of this prospectus a number of those shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 391,671 shares immediately after this offering; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.

        Sales under Rule 144, however, are subject to specific manner of sale provisions, notice requirements, and the availability of current public information about our company. We cannot estimate the number of shares of common stock our existing stockholders will sell under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the stockholders, and other factors.

Rule 144(k)

        Under Rule 144(k), in general, a stockholder who has beneficially owned shares of our common stock for at least two years and who is not deemed to have been an affiliate of our company at any time during the immediately preceding 90 days may sell shares without complying with the manner of sale provisions, notice requirements, public information requirements, or volume limitations of Rule 144. Affiliates of our company, however, must always sell pursuant to Rule 144, even after the otherwise applicable Rule 144(k) holding periods have been satisfied.

Rule 701

        Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

        As of March 31, 2004, no shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options.

Registration Rights

        We have entered into a registration rights agreement with our Principal Stockholders, certain of our executive officers and the sellers in the Maslonka acquisition. These holders have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. See "Description of Capital Stock—Registration Rights Agreement."

Options

        In addition to the 39,167,163 shares of common stock outstanding, immediately after this offering, as of April 30, 2004, there were outstanding options to purchase 2,212,969 shares of our common stock. As soon as practicable after the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock issued or reserved for issuance under our 2003 Omnibus Stock Incentive Plan, 2004 Omnibus Stock Incentive Plan and our 2004 Employee Stock Purchase Plan. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions with us, contractual lock-up restrictions, and/or market stand-off provisions applicable to each option agreement that prohibit the sale or other disposition of the shares of common stock underlying the options for a period of 180 days after the date of this prospectus without the prior written consent from us or our underwriters.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of our common stock by an investor that, for United States federal income tax purposes, is not a "United States person" as defined below (a "Non-U.S. Holder"). This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and domestic and foreign tax-exempt organizations (including private foundations)) or to persons that will hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (1) United States federal income tax consequences to a Non-U.S. Holder that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual who is (or deemed to be) present in the United States for 183 or more days during the taxable year, or (C) owns actually and/or constructively more than 5% of the fair market value of our common stock and (2) state, local, or non-United States tax considerations. This summary assumes that investors will hold our common stock as a "capital asset" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our common stock, including as a result of changes to United States federal income tax law after the date of this prospectus.

        For purposes of this summary, a "United States person" is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

        If a partnership holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

Dividends

        Dividends paid to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate subject to reduction or complete exemption under an applicable income tax treaty if the Non-U.S. Holder provides a United States Internal Revenue Service (the "IRS") Form W-8BEN (or a suitable substitute form) certifying that it is entitled to such treaty benefits.

Sale or Other Disposition of Common Stock

        Upon a sale or other disposition of our common stock, a Non-U.S. Holder will generally not be subject to United States federal income tax.

Information Reporting and Backup Withholding

        In general, backup withholding will not apply to dividends paid to a Non-United States Holder and to proceeds from the disposition of our common stock paid to a Non-U.S. Holder if the holder has provided the required certification that it is a Non-U.S. Holder and neither we nor our paying agents have actual knowledge or reason to know that the holder is a United States person. Generally, we must report to the IRS the amount of dividends paid, the name and the address of the recipient, and the amount, if any, of tax withheld. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. These information reporting requirements apply even if no tax was required to be withheld. Any amounts over withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's United States federal income tax liability, if any, provided that certain required information is provided to the IRS.

UNDERWRITING

        Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., D.A. Davidson & Co., First Albany Capital Inc. and Stifel, Nicolaus & Company, Incorporated are acting as representatives, have severally agreed to purchase from us and the selling stockholders the respective number of shares of common stock shown opposite their names below:

Underwriter	Number of Shares
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bear, Stearns & Co. Inc
D.A. Davidson & Co.
First Albany Capital Inc.
Stifel, Nicolaus & Company, Incorporated
Total

        The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock offered in the offering if any are purchased, other than those shares of common stock covered by the over-allotment option described below, upon the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us and the selling stockholders to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase 1,500,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling stockholders for the shares.

	No Exercise	Full Exercise
InfraSource Services, Inc.
Per share	$
Total	$
Selling Stockholders:
Per share	$
Total	$

        The representatives of the underwriters have advised us that the underwriters propose to offer shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at such offering price less a selling concession not in excess of $                   per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $                   per share to other

dealers. After the offering, the representatives may change the public offering price and other offering terms.

        We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,275,000, all of which are payable by us.

Over-Allotment Option

        The selling stockholders have granted to the underwriters an option to purchase up to an aggregate of 1,500,000 shares at the public offering price less underwriting discounts shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. The option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

Lock-Up Agreements

        We have agreed that, without the prior written consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or dispose of any common stock or any securities which may be convertible into or exchanged for common stock (other than (1) shares issued in this offering, (2) up to 575,000 shares issued in connection with future acquisitions, and (3) shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to currently outstanding options, warrants or rights) for a period of 180 days from the date of this prospectus. All of our executive officers and directors, certain other officers and all current holders of our common stock, have agreed under lock-up agreements not to, without the prior written consent of Lehman Brothers Inc., directly or indirectly, offer, sell or otherwise dispose of any common stock or any securities which may be converted into or exchanged or exercised for any common stock for a period of 180 days from the date of this prospectus. These lock-up agreements are subject to customary exceptions, including dispositions by gift, will or intestacy; transfers to immediate family members or entities of which the only beneficiaries or beneficial owners are a director, executive officer or stockholder of ours and/or the immediate family members of such person; transfers to entities wholly owned by a director, executive officer or stockholder of ours; dispositions to charitable organizations; and distributions to partners, members or stockholders of our stockholders.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The factors that the representatives will consider in determining the public offering price include:

  •
  the prevailing market conditions;

  •
  the prospects for the industry in which we compete;

  •
  an overall assessment of our management;

  •
  estimates of our business potential and earning prospects; and

  •
  the consideration of these factors in relation to market valuation of companies in related businesses.

        The shares offered for sale by us under this prospectus will be issued and sold at a price per share not less than the per share par value of such shares.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchasers for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        In connection with the Exelon Transaction, Merrill Lynch, Pierce, Fenner & Smith Incorporated performed advisory services and rendered a fairness opinion to Exelon and received customary fees and expenses. The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

        Affiliates of Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated act as lenders under our senior credit facility. The respective commitments of these affiliates will terminate 10 business days after consummation of this offering, and they will no longer act as lenders thereunder.

Canadian Sales

        This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus with the relevant Canadian securities regulators and only by a dealer registered in accordance with local provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us and the selling stockholders by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, and for the underwriters by Latham & Watkins LLP, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented certain of the underwriters, Oaktree and GFI on unrelated matters. Latham & Watkins LLP represents Oaktree and certain of its affiliates from time to time on unrelated matters.

EXPERTS

        The consolidated financial statements of InfraSource Incorporated as of December 31, 2002 and for each of the years ended December 31, 2001 and 2002 and for the period from January 1, 2003 to September 23, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Maslonka & Associates, Inc. as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 included in this prospectus have been so included in the reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of InfraSource Services, Inc., as of December 31, 2003 and for the period from May 30, 2003 through December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement.

        Upon completion of this offering, we will become subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and, as a result, will file periodic and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Reports of Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2002 (predecessor entity—InfraSource Incorporated and Subsidiaries) and December 31, 2003	F-4

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2001 and 2002 and the period January 1, 2003 to September 23, 2003 (predecessor entity—InfraSource Incorporated and Subsidiaries), and the period May 30, 2003 to December 31, 2003	F-5

Consolidated Statements of Shareholders' Equity for the years ended December 31, 2001 and 2002 and the period January 1, 2003 to September 23, 2003 (predecessor entity—InfraSource Incorporated and Subsidiaries), and the period May 30, 2003 to December 31, 2003	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2002 and the period January 1, 2003 to September 23, 2003 (predecessor entity—InfraSource Incorporated and Subsidiaries), and the period May 30, 2003 to December 31, 2003	F-7
Notes to Consolidated Financial Statements	F-9
MASLONKA & ASSOCIATES, INC.
Report of Independent Auditors	F-55
Balance Sheets as of December 31, 2002 and December 31, 2003	F-56
Statements of Income for the years ended December 31, 2001, December 31, 2002 and December 31, 2003	F-57
Statements of Stockholders' Equity for the years ended December 31, 2001, December 31, 2002 and December 31, 2003	F-58
Statements of Cash Flows for the years ended December 31, 2001, December 31, 2002 and December 31, 2003	F-59
Notes to Financial Statements	F-60

Report of Independent Auditors

To the Shareholders and Board of Directors
of InfraSource Services, Inc.:

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive income (loss), shareholders' equity and cash flows present fairly, in all material respects, the financial position of InfraSource Services, Inc. (formerly known as Dearborn Holdings Corporation) and its subsidiaries as of December 31, 2003, and the results of their operations and cash flows for the period May 30, 2003 (date of inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
March 19, 2004, except for Note 18, for which the date is April 21, 2004.

Report of Independent Auditors

To the Shareholders and Board of Directors
of InfraSource Incorporated:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive (loss), shareholders' equity and cash flows present fairly, in all material respects, the financial position of InfraSource Incorporated and its subsidiaries as of December 31, 2002 and the results of their operations and cash flows for the period January 1, 2003 to September 23, 2003 and for the years ended December 31, 2001 and 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the consolidated financial statements, InfraSource Incorporated and subsidiaries changed its method of accounting for goodwill effective January 1, 2002.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
March 19, 2004

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share amounts)

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
ASSETS
Current Assets:
Cash and cash equivalents	$20,784	$12,080
Contract receivables, net	83,033	70,905
Contract receivables due from related parties, net (Note 12)	5,718	14,617
Costs and estimated earnings in excess of billings	24,730	34,003
Inventories, net	8,112	8,473
Deferred income taxes	5,579	685
Other current assets	7,782	4,822
Due from related parties, net (Note 12)	703	10,907
Current assets—discontinued operations (Note 3)	108,339	4,262

Total current assets	264,780	160,754
Property and equipment, net	123,446	116,566
Property and equipment, net—related parties (Note 12)	6,653	7,218
Goodwill, net	52,350	68,877
Intangible assets, net	—	5,400
Deferred income taxes, net of current portion	38,540	1,058
Deferred charges and other assets, net	3,114	7,309
Non-current assets—discontinued operations (Note 3)	20,383	395

Total assets	$509,266	$367,577

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$181	$1,433
Current portion of capital lease obligation	166	67
Accounts payable	19,036	13,244
Accrued compensation and benefits	16,947	12,581
Accrued insurance reserves	11,160	19,773
Accrued liabilities	9,673	27,599
Accrued income taxes	—	2,454
Accrued taxes due to related parties (Note 12)	2,537	—
Billings in excess of costs and estimated earnings	11,732	8,019
Deferred revenues and other	4,311	3,460
Other liabilities—related parties (Note 12)	5,777	7,218
Current liabilities—discontinued operations (Note 3)	26,881	—

Total current liabilities	108,401	95,848
Long-term debt, net of current portion	—	162,934
Capital lease obligations, net of current portion	92	29
Deferred revenues and other	6,083	15,917
Non-current liabilities—discontinued operations (Note 3)	557	—

Total liabilities	115,133	274,728
Commitments and contingencies
Redeemable common stock, $.0001 par value; 2,289,709 shares issued and outstanding at December 31, 2002; 0 shares issued and outstanding at December 31, 2003	20,471	—
Deferred compensation	(59)	—
Shareholders' equity:
Preferred stock, $.0001 par value; authorized 20,000,000 shares; 0 shares issued and outstanding at December 31, 2002; 0 shares authorized, issued and outstanding at December 31, 2003	—	—
Common stock. $.0001 par value; authorized 150,000,000 shares; 45,828,373 shares issued and 45,615,615 shares outstanding at December 31, 2002; $.001 par value; authorized 120,000,000 shares; 19,914,840 shares issued and outstanding at December 31, 2003	4	20
Treasury stock	(1,784)	—
Additional paid-in capital	540,681	91,480
Retained earnings (deficit)	(165,105)	1,335
Accumulated other comprehensive income (loss)	(75)	14

Total shareholders' equity	373,721	92,849

Total liabilities & shareholders' equity	$509,266	$367,577

The accompanying notes are an integral part of these consolidated financial statements

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except share amounts)

	For the Year Ended December 31,
			For the Period January 1 to September 23, 2003 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)
	2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)		For the Period May 30 to December 31, 2003
Contract revenues	$581,379	$533,744	$329,150	$109,094
Contract revenues-related parties	27,948	32,725	53,477	28,902

Total contract revenues	609,327	566,469	382,627	137,996
Cost of revenues	502,788	459,706	330,681	114,195

Gross profit	106,539	106,763	51,946	23,801
Selling, general and administrative expenses	70,691	63,237	49,315	14,144
Merger related costs (Note 2)	—	—	16,242	—
Provision for uncollectible accounts	8,676	7,964	236	178
Amortization of intangible assets and goodwill	16,047	—	—	2,600

Income (loss) from operations	11,125	35,562	(13,847)	6,879
Interest income	186	1,438	1,376	60
Interest expense and amortization of debt discount	(1,896)	(388)	(27)	(3,970)
Other income (expense)	976	8,189	(3,478)	(336)

Income (loss) before income taxes, discontinued operations, cumulative effect of a change in accounting principle and extraordinary item	10,391	44,801	(15,976)	2,633
Income tax expense (benefit)	7,049	14,564	(4,774)	1,086

Income (loss) from continuing operations	3,342	30,237	(11,202)	1,547
Discontinued operations, net of tax expense (benefit) of ($5,952), $541, ($6,503) and ($176) (Note 3)	(9,386)	(1,574)	(12,316)	(288)

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	(6,044)	28,663	(23,518)	1,259
Extraordinary item, net of tax of $51 (Note 2)	—	—	—	76
Cumulative effect of a change in accounting principle, net of tax benefit of $81,832 (Notes 1 and 4)	—	(204,100)	—	—

Net income (loss)	(6,044)	(175,437)	(23,518)	1,335
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax benefit of $108	—	—	(75)	—
Fair value adjustments on derivatives, net of tax of $9	—	—	—	14

Comprehensive income (loss)	$(6,044)	$(175,437)	$(23,593)	$1,349

Basic earnings (loss) per common share:
Weighted average basic common shares outstanding	48,154,877	48,085,793	47,585,472	10,782,278

Basic income (loss) per share—continuing operations	$0.07	$0.62	$(0.24)	$0.14
Basic income (loss) per share—discontinued operations	(0.20)	(0.03)	(0.26)	(0.03)
Basic income (loss) per share—extraordinary item	—	—	—	0.01
Basic income (loss) per share—cumulative effect of a change in accounting principle (Note 1)	—	(4.24)	—	—

	$(0.13)	$(3.65)	$(0.50)	$0.12

Diluted earnings (loss) per common share:
Weighted average diluted common shares outstanding	48,154,877	48,085,793	47,585,472	11,030,764

Diluted income (loss) per share—continuing operations	$0.07	$0.62	$(0.24)	$0.14
Diluted income (loss) per share—discontinued operations	(0.20)	(0.03)	(0.26)	(0.03)
Diluted income (loss) per share—extraordinary item				0.01
Diluted income (loss) per share—cumulative effect of a change in accounting principle (Note 1)	—	(4.24)	—	—

	$(0.13)	$(3.65)	$(0.50)	$0.12

The accompanying notes are an integral part of these consolidated financial statements

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity
(In thousands, except share amounts)

	Preferred Stock		Common Stock		Treasury Stock			Accumulated Other Comprehensive Income/(Loss)
							Additional Paid-In Capital		Retained Earnings (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Predecessor entity-InfraSource Incorporated and Subsidiaries:
Balance as of January 1, 2001	—	$—	43,257,412	$4	—	$—	$509,257	$(75)	$10,151	$519,337
Common Stock issued to Parent	—	—	2,358,203	—	—	—	29,713	—	—	29,713
Redeemable Stock Revaluation	—	—	—	—	—	—	—	—	14,095	14,095
Treasury Stock	—	—	127,602	—	(127,602)	(1,328)	1,701	—	—	373
Net loss	—	—	—	—	—	—	—	—	(6,044)	(6,044)

Balance as of December 31, 2001	—	$—	45,743,217	$4	(127,602)	$(1,328)	$540,671	$(75)	$18,202	$557,474
Redeemable Stock Revaluation	—	—	—	—	—	—	—	—	(7,870)	(7,870)
Treasury Stock	—	—	85,156	—	(85,156)	(456)	10	—	—	(446)
Net loss	—	—	—	—	—	—	—	—	(175,437)	(175,437)

Balance as of December 31, 2002	—	$—	45,828,373	$4	(212,758)	$(1,784)	$540,681	$(75)	$(165,105)	$373,721
Treasury Stock	—	—	936,700	—	(936,700)	(6,998)	6,987	—	—	(11)
Contribution from Parent	—	—	—	—	—	—	2,954	—	—	2,954
Issuance of Preferred Stock	1	—	—	—	—	—	4,100	—	—	4,100
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	75	—	75
Distribution of net assets of Non-Acquired Group to Parent (Note 3)	—	—	—	—	—	—	(97,199)	—	—	(97,199)
Net loss	—	—	—	—	—	—	—	—	(23,593)	(23,593)

Balance as of September 23, 2003	1	$—	46,765,073	$4	(1,149,458)	$(8,782)	$457,523	$—	$(188,698)	$260,047

InfraSource Services, Inc. and Subsidiaries:
Balance as of May 30, 2003	—	$—	—	$—	—	$—	$—	$—	$—	$—
Common Stock issued	—	—	19,914,840	20	—	—	91,480	—	—	91,500
Fair market value adjustments on derivatives, net of tax	—	—	—	—	—	—	—	14	—	14
Net income	—	—	—	—	—	—	—	—	1,335	1,335

Balance as of December 31, 2003	—	$—	19,914,840	$20	—	$—	$91,480	$14	$1,335	$92,849

The accompanying notes are an integral part of these consolidated financial statements

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the Year Ended December 31,
			For the Period January 1 to September 23, 2003 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)
	2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)		For the Period May 30 to December 31, 2003
Cash flows from operating activities:
Net income (loss) from continuing operations	$3,342	$30,237	$(11,202)	$1,547
Adjustments to reconcile net income (loss) from continuing operations to net cash flows provided by (used in) operating activities:
Depreciation	28,318	29,488	20,917	5,331
Amortization of goodwill and intangible assets	16,047	—	—	2,600
Provision for uncollectible accounts	8,676	7,964	236	178
Loss (gain) on sale of assets	102	1,075	(479)	(45)
Loss on impairment of assets		1,886	640	—
Deferred income taxes	4,606	14,040	(7,533)	(1,743)
Amortization of deferred compensation	253	191	59	86
Amortization of discount on subordinated note	—	—	—	601
Amortization of debt issuance costs	—	—	—	210
Write-off of foreign currency translation adjustment	—	—	(75)	—
Gain on resolution of purchase price dispute	—	(5,219)	—	—
Changes in assets and liabilities, net of effects from acquisitions:				—
Contract receivables	36,907	(10,987)	15,281	(11,421)
Contract receivables due from related parties, net	2,770	(4,658)	(2,068)	—
Costs and estimated earnings in excess of billings on uncompleted contracts, net	31,319	(12,691)	(22,788)	5,271
Inventories	(2,807)	1,817	(2,591)	2,229
Due to/from related parties, net	(45,364)	(54,571)	(9,552)	6,068
Other current assets	(4,802)	8,019	1,520	(3,517)
Accounts payable	(8,690)	826	(3,793)	(1,355)
Accrued expenses	(12,473)	15,891	21,256	(9,648)
Accrued taxes due to related parties	2,583	(1,978)	3,847	—
Other, net	(423)	1,144	14,159	1,555

Net cash flows provided by (used in) operating activities from continuing operations	60,364	22,474	17,834	(2,053)
Net cash flows provided by (used in) operating activities from discontinued operations	3,436	2,852	(2,484)	(69)

Net cash flows provided by (used in) operating activities	63,800	25,326	15,350	(2,122)
Cash flows from investing activities:
Payments for businesses acquired, net of cash acquired	(28,749)	—	—	(207,865)
Payments for deferred purchase obligations	(1,604)	(384)	—	—
Investments in discontinuing operations	—	(1,500)	—	—
Proceeds from purchase price settlement	—	4,042	—	—
Proceeds from sales of equipment	2,971	5,361	3,833	1,185
Additions to property, plant and equipment	(51,014)	(22,010)	(16,374)	(4,018)

Net cash flows used in investing activities from continuing operations	(78,396)	(14,491)	(12,541)	(210,698)
Net cash flows provided by (used in) investing activities from discontinued operations	(4,172)	(274)	4,995	9

Net cash flows used in investing activities	(82,568)	(14,765)	(7,546)	(210,689)

Cash flows from financing activities:
Borrowings of long-term.debt	—	—	—	140,095
Repayments of long-term debt	—	—	—	(370)
Debt issuance costs				(6,344)
Net borrowings (repayments) under capital lease obligations	732	(607)	(236)	(50)
Proceeds from sale of common stock	29,713	—	—	91,500
Purchase of treasury stock	(1,328)	(456)	(6,998)	—
Redemption of redeemable stock	—	—	(2,954)	—

Net cash flows provided by (used in) financing activities from continuing operations	29,117	(1,063)	(10,188)	224,831
Net cash flows provided by (used in) financing activities from discontinued operations	858	402	(936)	—

Net cash flows provided by (used in) financing activities	29,975	(661)	(11,124)	224,831
Net increase (decrease) in cash and cash equivalents	11,207	9,900	(3,320)	12,020
Cash and cash equivalents transferred to (provided by) discontinued operations	(122)	(2,980)	(1,575)	60
Cash and cash equivalents, at beginning of period	2,779	13,864	20,784	—

Cash and cash equivalents, at end of period	$13,864	$20,784	$15,889	$12,080

Supplemental Cash Flow Information:
Cash paid during the period for:
Interest	$239	$1,128	$129	$1,878
Taxes	3,607	9,784	3,336	515
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Redeemable common stock issued for acquisitions and contingent purchase price obligations	4,650	—	—	—
Redemption and cancellation of redeemable common stock	—	1,991	—	—
Contribution receivable from Parent	—	—	2,954	—
Issuance of preferred stock	—	—	4,100	—
Revaluation of redeemable common stock	14,095	(7,870)	—	—
Distribution of net assets of Non-Acquired Group to Parent (Note 3)	—	—	97,199	—
The InfraSource Group purchased all of the voting interests of certain businesses for $31,596 in 2001 (Note 2). In conjunction with these acquisitions, assets acquired and liabilities assumed were as follows:
Fair value of assets acquired	40,772
Cash paid for acquisitions	(28,749)
Liabilities assumed	12,023
The Company purchased certain businesses for $239,945 in 2003 (Note 2). In conjunction with these acquisitions, assets acquired and liabilities assumed were as follows:
Fair value of assets acquired				353,692
Cash paid for acquisition				(207,865)
Liabilities assumed				145,700
Extraordinary gain				127

The accompanying notes are an integral part of these consolidated financial statements

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the years ended December 31, 2001 and 2002 and
For the period January 1 to September 23, 2003
(predecessor entity—InfraSource Incorporated and Subsidiaries)
and May 30 to December 31, 2003
(In thousands, except share data)

1. Background and Summary of Significant Accounting Policies

        Basis of Presentation:    The accompanying consolidated financial statements reflect the financial position, results of operations and cash flows of InfraSource Services, Inc. and each of its wholly owned subsidiaries (formerly known as Dearborn Holdings Corporation, the "Company") as of December 31, 2003 and for the period May 30, 2003 (date of inception) to December 31, 2003. The financial position, results of operations and cash flows of the Company's predecessor entity, InfraSource Incorporated and certain of its wholly owned subsidiaries (collectively, the "InfraSource Group"), are presented as of December 31, 2002 and for the years ended December 31, 2001 and 2002 and for the period January 1, 2003 to September 23, 2003. The Company had no operating activity prior to acquiring the InfraSource Group in a merger transaction (the "Merger") consummated on September 24, 2003 (see Note 2). Subsidiaries of InfraSource Incorporated which were not acquired in the Merger (the "Non-Acquired Group") were distributed to the Company's parent, Exelon Enterprises Company LLC ("Enterprises"), a wholly owned subsidiary of Exelon Corporation (collectively, "Exelon") prior to the Merger. These subsidiaries are reflected as discontinued operations in the accompanying financial statements as of September 23, 2003 and for all periods prior to the Merger (see Note 3).

        During the period ended December 31, 2003, the Company committed to a plan to sell substantially all of the assets of OSP Consultants, Inc. and subsidiaries ("OSP"). In accordance with the provisions of Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets", the financial position, results of operations and cash flows of OSP are reflected as discontinued operations in the accompanying financial statements of the Company as of December 31, 2003 and for the period May 30, 2003 to December 31, 2003 (which includes the results of OSP from September 24 through December 31, 2003).

        Substantially all outstanding amounts among InfraSource Incorporated and its acquired and non-acquired subsidiaries were settled in full pursuant to Board of Director-approved capital contributions during fiscal 2003, prior to the Merger. InfraSource Incorporated also sponsors and maintains group insurance and certain employee benefit plans, including a stock option plan (see Note 16) and a medical plan in which these subsidiaries participate, with related plan costs charged to the subsidiaries. InfraSource Incorporated is the issuer of InfraSource Incorporated common stock, redeemable common stock (see Note 13) and preferred stock (see Note 14), each of which are included in the accounts of the InfraSource Group in the accompanying consolidated financial statements for all periods prior to the Merger. Pursuant to the Merger (see Note 2), all InfraSource Incorporated outstanding common and preferred stock were redeemed, and all outstanding common stock options were canceled for nominal consideration.

        Organization:    The Company was organized on May 30, 2003 as a Delaware corporation. In June 2003, OCM/GFI Power Opportunities Fund, L.P. and OCM Principal Opportunities Fund, L.P. (collectively, the "Parent"), both Delaware limited partnerships, each acquired fifty shares of the common stock of the Company at a nominal purchase price. As more fully described in Note 2, on September 24, 2003, the Company acquired all of the voting interests of the InfraSource Group, a specialty contractor servicing the utility transmission and distribution infrastructure industry in the United States pursuant to the Merger.

        InfraSource Incorporated (formerly named Exelon Infrastructure Services, Inc.) was organized June 8, 1999 as a Delaware corporation and as a subsidiary of PECO Energy Company ("PECO"). In June 1999, PECO acquired one share of the common stock of the InfraSource Incorporated at a nominal purchase price.

        On October 20, 2000, Exelon became the parent corporation of InfraSource Group as a result of the completion of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended, among PECO, Unicom Corporation and Exelon. The merger was accounted for using the purchase method of accounting, with PECO as the acquiring company. In connection with this merger, a restructuring was effected January 1, 2001 as a result of which the InfraSource Group became a subsidiary of Enterprises. Immediately prior to the Merger (see Note 2), Enterprises owned approximately 97% of outstanding InfraSource Group stock. The remaining outstanding common stock prior to the Merger was held by InfraSource Group management and employees. All amounts due to Exelon, Enterprises, PECO or other affiliated companies in the accompanying financial statements are classified as due to (from) related parties (see Note 12). As of December 31, 2002 trade receivables due from Exelon and its affiliates in the ordinary course of business are included in contract receivables due from related parties in the accompanying balance sheets (see Note 12).

        Description of Business:    The Company operates in one reportable segment as a specialty contractor servicing the utility transmission and distribution infrastructure in the United States. The Company's broad range of services includes the design, engineering, procurement, construction, testing, maintenance, and leasing of utility infrastructure. The Company's customers primarily include electric power utilities, natural gas utilities, government entities and heavy industrial companies, such as petrochemical, processing and refining businesses. Each of these services is provided by various Company subsidiaries, which provide management with monthly financial statements. All of the Company's subsidiaries have been aggregated into one reportable segment due to their similar economic characteristics, customer bases, products and production methods, and distribution methods.

        The Company operates in multiple service territories throughout the United States and does not have significant operations or assets in countries outside of the United States.

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries (see "Basis of Presentation"). All intercompany accounts and transactions have been eliminated.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include those utilized to determine revenues and profit on long-term construction contracts. Actual results could differ from those estimates.

        Revenue Recognition:    Revenues from services provided to customers are reported as earned and are recognized when services are performed. Unbilled revenues represent amounts earned and recognized in the period for which billings are issued in a subsequent period and are included in contract receivables.

        Revenues from fixed price contracts are recorded on a percentage-of-completion basis, using the cost-to-cost method based on the percentage of total costs incurred to date in proportion to total estimated costs to complete the contract. Changes in job performance, job conditions and final contract settlements, among others, are factors that influence the assessment of the total estimated costs to complete these contracts. This method is used because management considers expended costs to be the best available measure of progress on these contracts.

        Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Costs of installation or manufacturing include all direct material and labor costs and indirect costs related to the manufacturing process, such as indirect labor, supplies, tools and repairs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

        Revenues from master service agreements ("MSAs") and maintenance contracts are based on unit prices and are recognized as the units are completed ("units of production" method). Revenues earned on short-term projects and under contracts providing for substantial performance of services are recorded under the completed contract method. Revenues earned pursuant to fiber-optic facility licensing agreements, including initial fees are recognized ratably over the expected length of the agreements, including likely renewal periods.

        In accordance with industry practice, the classification of construction contract-related current assets and current liabilities are based on the Company's contract performance cycle, which may exceed one year. Accordingly, retainage receivables, which are classified as current, will include certain amounts which may not be collected within one year. The balances billed but not paid by customers pursuant to retainage provisions in certain contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the majority of the retention balance at each balance sheet date will be collected within the subsequent fiscal year. Current retainage balances are included in Contract receivables. Costs and estimated earnings in excess of billings primarily relates to revenues for completed but unbilled units under unit based contracts, as well as unbilled revenues recognized under the percentage-of-completion method for non-unit based contracts. For those contracts in which billings exceeded contract revenues recognized to date, such excesses are included in the caption billings in excess of costs and estimated earnings.

        The Company provides an allowance for doubtful accounts when collection of an account or note receivable is considered doubtful. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer's access to capital, the customer's willingness or ability to pay, general economic conditions and the ongoing relationship with the customer (see Note 5).

        Cash and Cash Equivalents:    Cash and cash equivalents include instruments with original maturities of three months or less. Cash and cash equivalents are stated at cost, which approximates market value.

        Inventories:    Inventories are stated at the lower of cost or market, as determined by the first-in, first-out method. Inventories consist primarily of materials and supplies used in operations.

        Other Current Assets:    Other current assets comprise prepaid insurance, prepaid taxes and prepaid expenses. These costs are expensed ratably over the related periods of benefit.

        Property and Equipment:    Property and equipment are stated at cost. Depreciation is generally provided on a straight-line basis over the estimated useful lives of the assets, which principally range from three to seven years for furniture, vehicles, machinery and equipment, ten years for leasehold improvements and 25 to 40 years for buildings. For certain assets, the Company utilizes other methods of depreciation, including accelerated and units of production methods, as these methods more accurately reflect related cost recovery related to these assets. For small tools used in the completion of services, depreciation is based on the composite group remaining life method of depreciation, with straight-line composite rates determined on the basis of equal life groups for certain categories of tools acquired in a given period. Under this method, normal asset retirements, net of salvage value, are charged to accumulated depreciation. Assets under capital leases and leasehold improvements are amortized over the lesser of the lease term or the asset's estimated useful life. Major modifications which extend the useful life of the assets are capitalized and amortized over the adjusted remaining useful life of the assets. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed and any resultant gains or losses are recognized in current operations.

        Debt Issuance Costs:    Costs associated with the Company's debt are capitalized and included in other assets, net. Debt issuance costs are amortized into interest expense over the lives of the respective debt instruments. As of December 31, 2003, capitalized debt issuance costs were $6,344 with accumulated amortization of $210. For the year ended December 31, 2003, amortization expense was $210.

        Goodwill and Intangible Assets:    Assets acquired and liabilities assumed in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred taxes have been recorded to the extent of the difference between the fair value and the tax basis of the assets acquired and liabilities assumed as part of the stock acquisitions. For the years ended December 31, 2001 and 2002, the excess of the purchase price over the fair value of net assets acquired, including the recognition of applicable deferred taxes, consisted of non-compete agreements and goodwill and were amortized on a straight-line basis over the estimated useful lives of the assets which ranged from three to twenty years. Effective January 1, 2002, pursuant to Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill recorded is no longer subject to amortization (see "New Accounting Pronouncements"). Upon implementation of SFAS No. 142, the InfraSource Group recognized an impairment charge of $204,100, which included the write-off of the unamortized portion of the non-compete agreements.

        The Company amortizes intangible assets, consisting of construction backlog and a volume agreement with Exelon, as those assets are utilized over the one to three year life of these agreements (see Note 4).

        Accounting for the Impairment of Long-Lived Assets:    The Company accounts for impairment of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. No such impairment was recorded as of December 31, 2001 and 2002 by the InfraSource Group. The Company has not recorded any impairment as of December 31, 2003. As a result of the adoption of SFAS No. 142, the Company performs a test for potential impairment of recorded goodwill, annually or more frequently if events or circumstances indicate that goodwill impairment may exist (see "New Accounting Pronouncements").

        Income Taxes:    The Company accounts for income taxes using the provision of SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Deferred income taxes are provided at the currently enacted income tax rates for the difference between the financial statement and income tax basis of assets and liabilities and carryforward items. The InfraSource Group was included in the consolidated Federal income tax return of Exelon (see "Organization") for the years ended December 31, 2001, 2002, and the period ended September 23, 2003.

        Accumulated Other Comprehensive Income (Loss):    Accumulated other comprehensive income (loss) includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. For the years ended December 31, 2001 and 2002, there were no changes in Accumulated other comprehensive income. During the period January 1, 2003 through September 23, 2003, the InfraSource Group recognized other comprehensive loss of $75 associated with a foreign currency translation adjustment recorded prior to 2001, due to non-recoverability from foreign operations. For the period May 30, 2003 through December 31, 2003, the Company has recorded other comprehensive income of $14 related to the fair value of the interest rate swap and cap the Company entered into in October 2003 (see Note 9).

        Stock Option Plan:    The InfraSource Group had a stock-based employee compensation plan for all periods prior to the Merger. At December 31, 2003, the Company has a stock-based employee compensation plan which is described more fully in Note 16. The Company accounts for the plan in accordance with Accounting Principles Board of Opinion No. 25, "Accounting for Stock Issued to Employees, and related interpretations" ("APB 25"). Under APB 25, the Company recognizes no compensation expense related to employee stock options, unless options are granted at a price below the market price on the day of the grant. The Company recognizes compensation expense for performance based options as required under variable accounting. The Company currently does not intend to transition to the use of a fair value method for accounting for stock-based compensation. The weighted-average fair value of options granted by the InfraSource Group during the year ended December 31, 2001 was estimated as $4.60 per stock option granted. As more fully described in Notes 2 and 16, all of the InfraSource Group's outstanding common stock options were cancelled for nominal consideration as of September 18, 2003, in anticipation of the Merger.

        The weighted-average fair value of options granted by the Company during the period May 30, 2003 to December 31, 2003 was estimated as $.79 and $.63 respectively for time-based and performance-based stock option granted. The fair value of each option grant at grant date is estimated using the Black-Scholes option-pricing model. Had the company applied the fair value recognition provision of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) to stock based employee compensation, it would have recognized estimated compensation expense as follows:

	For the Year Ended December 31, 2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Year Ended December 31, 2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period January 1 to September 23, 2003 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period May 30 to December 31, 2003
Net income (loss), as reported	$(6,044)	$(175,437)	$(23,518)	$1,335
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,357)	(1,068)	—	(89)
Add: Total stock-based employee compensation expense, net of related tax effects included in the determination of net income as reported	—	—	—	1

Pro forma net loss	$(7,401)	$(176,505)	$(23,518)	$1,247

Basic and diluted earnings (loss) per share:
Basic income (loss) per share—as reported	$(0.13)	$(3.65)	$(0.50)	$0.12
Basic loss per share—pro forma	(0.15)	(3.68)	(0.50)	0.12
Diluted income (loss) per share—as reported	(0.13)	(3.65)	(0.50)	0.12
Diluted loss per share—pro forma	(0.15)	(3.68)	(0.50)	0.11

        The following weighted average assumptions were used for grants issued during the year ended December 31, 2001, and the period May 30, 2003 to December 31, 2003:

	Grants Issued During the Year Ended December 31, 2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	Grants Issued During the Period May 30 to December 31, 2003
Risk-free interest rate	5.10%-5.32%	3.35%-3.53%
Expected life (in years)	10	6
Expected volatility	0.0%	0.0%
Expected dividend yield	0%	0%

        Derivatives:    The Company utilizes derivative financial instruments to reduce interest rate risks. The Company does not hold derivative financial instruments for trading purposes. All derivatives are accounted for in accordance with SFAS No. 133 "Accounting for Derivatives and Hedging Activities," ("SFAS 133") as amended by SFAS Nos. 137, 138 and 149. The InfraSource Group adopted SFAS No. 133, as amended, in the first quarter of 2001. All derivatives are recognized on the balance sheet at fair value. The fair value is estimated based on the amount the Company would receive or pay to terminate the contracts. The Company designates its derivatives based upon criteria established by SFAS No. 133. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income, based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction.

        On October 10, 2003, the Company entered into an interest rate swap agreement and an interest rate cap agreement with a term of three years which qualify as cash flow hedges. The Company is hedging the variability of cash flows related to its variable rate term loan (see Note 8). The effective portion of the gain or loss on the derivative instrument is reported in other comprehensive income (loss). The gain or loss on the derivative instrument that is reported in other comprehensive income (loss) will be reclassified as earnings in the periods during which earnings are impacted by the variability of the cash flows of the hedge item. The ineffective portion of all hedges will be recognized in current period earnings. At December 31, 2003, there was no hedge ineffectiveness.

        Earnings Per Share:    Earnings per share is calculated in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"). Basic earnings per share includes only the weighted average number of common shares outstanding during the period, as adjusted for the effect of the bonus element of the rights issue (see Note 15). Diluted earnings per share includes the weighted average number of common shares and the dilutive effect of stock options and other potentially dilutive securities outstanding during the period, when such instruments are dilutive. The InfraSource Group excluded the effects of outstanding stock options for the years ended December 31, 2001 and 2002 and the period January 1, 2003 through September 23, 2003 as the inclusion of these stock options in determining diluted earnings per share would be anti-dilutive (see Note 15). The Company has included all dilutive outstanding stock options for the period May 30, 2003 through December 31, 2003.

        Multiemployer Benefit Plans:    Certain of the Company's subsidiaries utilize unionized labor in certain geographies, and as such are required to make contractor contributions to the multiemployer retirement plans of certain unions. Were the Company to cease participation in these unions, a liability could potentially be assessed related to any underfunding of these plans. The amount of any such assessment, were such an assessment to be made, is not subject to reasonable estimation. However, the Company has never received any such assessments, and does not consider future assessments to be likely.

        Fair Value of Financial Instruments:    The carrying values of cash and cash equivalents, contract receivables, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments. The carrying value of the capital lease obligations approximate fair value because they bear interest rates currently available to the Company for debt with similar terms and remaining maturities. The fair value of the Company's debt instruments are discussed in Note 8.

        New Accounting Pronouncements:    In 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" ("SFAS No. 145"). During 2002, the FASB also issued SFAS 146, "Accounting for Exit or Disposal Activities" ("SFAS No. 146") and SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123" ("SFAS No. 148") and Financial Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). During 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"), FIN 46, "Consolidation of Variable Interest Entities" ("FIN 46"), and SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). Each of these pronouncements is more-fully described below.

        In April 2002, the FASB issued SFAS No. 145. SFAS No. 145 rescinds both FASB Statement No. 4 ("SFAS 4"), Reporting Gains and Losses from Extinguishment of Debt, and the amendment to SFAS 4, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 is effective for transactions occurring after May 15, 2002. The initial adoption of this new standard did not have a material impact on the Company's financial statements.

        In July 2002, the FASB issued SFAS No. 146 which addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF 94-3. The provision of this Statement are effective for disposal activities initiated after December 31, 2002, with early application encouraged. The requirements of this will be reflected in any exit or disposal initiatives after its effective date. The initial adoption of this new standard did not have a material impact on the Company's financial statements.

        In April 2003, the FASB issued SFAS No. 149 which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No.133. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The initial adoption of this new standard did not have a material impact on the Company's financial statements.

        In May 2003, the FASB issued SFAS No. 150 which establishes standards on how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity. SFAS No. 150 is effective for financial instruments entered or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's results of operations or financial position as of December 31, 2003.

        In November 2002, the FASB issued FIN 45. This Interpretation provides the disclosures to be made by a guarantor in annual financial statements about obligations under certain guarantees. The Interpretation also clarified that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation. The initial recognition and measurement requirements are effective prospectively for guarantees issued or modified after December 31, 2002. However, the disclosure requirements of the interpretation are effective for December 31, 2002. As of September 23, 2003, the InfraSource Group has provided no formal guarantees other than guarantees of the InfraSource Group's own performance with respect to certain operating contracts. Pursuant to a joint venture construction agreement in effect at September 23, 2003, a Non-Acquired Group (discontinued operations) entity has indemnified its joint venture partner against any operating losses related to the construction project (see Note 3). As of December 31, 2003, the Company has provided no formal guarantees other than guarantees of the Company's own performance with respect to certain operating contracts. The initial adoption of this new standard did not have a material impact on the Company's financial statements.

        In January 2003, the FASB issued FIN 46. This Interpretation requires that a variable interest be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period ending after December 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. On February 1, 2003, the Company adopted FIN 46 for variable interest entities created after January 31, 2003 and it did not have an impact on the Company's financial statements. In December 2003, the

FASB deferred the provisions of FIN 46 for all other variable interest entities until March 31, 2004. The Company believes that the adoption of this statement will not have a material impact on the Company's financial statements.

        Warranty Costs:    The Company does not have a general warranty program. For certain contracts, the Company warrants labor for new installations and construction and servicing of existing infrastructure. An accrual for warranty costs is recorded based upon management's estimate of future costs. As of December 31, 2002, the InfraSource Group had no accrued warranty cost. As of December 31, 2003, the Company's accrued warranty cost was $500 and is included in accrued liabilities.

        Collective Bargaining Agreements:    Certain of the subsidiaries are party to various collective bargaining agreements with certain of their employees. The agreements require such subsidiaries to pay specified wages and provide for certain benefits to their union employees. These agreements expire at various times.

        Self-Insurance:    The InfraSource Group is insured for workers' compensation, employer's liability, auto liability and general liability claims, subject to stop loss of $250 for 2001 and $500 for 2002 and the period January 1, 2003 to September 23, 2003 per accident or occurrence. The Company is insured for workers' compensation, employer's liability, auto liability and general liability claims, subject to stop loss of $500 per accident or occurrence for the period May 30, 2003 to December 31, 2003. Losses up to the stop loss amounts are accrued based upon the Company's estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. The accruals are based upon known facts and historical trends and management believes such accruals to be adequate. At December 31, 2002, the amount accrued for self-insured claims by the InfraSource Group was $11,160. During the period January 1, 2003 through September 23, 2003, the InfraSource Group recorded an increase of $8,585 to its estimated claims liability related to periods 2002 and prior, based upon changes in actuarial estimates related to incurred claims losses for these periods. At December 31, 2003 the amounts accrued for self-insurance claims by the Company were $19,773.

        Reclassifications:    Certain amounts in the accompanying statements have been reclassified for comparative purposes.

2. Merger and Acquisitions

        Merger:    On September 24, 2003, the Company acquired the InfraSource Group pursuant to an Agreement and Plan of Merger dated June 17, 2003, and accordingly, the results of operations of the InfraSource Group have been included in the consolidated statement of operations and comprehensive income (loss) for the period May 30, 2003 to December 31, 2003. In connection with the Merger, the Company acquired all of the voting interests of InfraSource Incorporated for total purchase price consideration of $228,614. Pursuant to the Merger, the Company entered into a new term loan and revolving credit facility (see Note 8) providing for a term loan of $140,000 and additional revolving credit facility of up to $40,000, with availability for letters of credit of $25,000. In addition, the Company issued a long-term subordinated note payable to Exelon, the former majority owner of InfraSource Incorporated for $29,000 (see Note 8). The proceeds of the term loans and the subordinated note, together with the issuance of 19,912,664 shares of Company common stock for cash of $91,500, were used to finance the redemption of all then-outstanding shares of InfraSource Incorporated common stock. The value assigned to the common stock resulted from the negotiated transaction for the purchase of the InfraSource Group. The InfraSource Group is reflected in the accompanying consolidated statements of operations and comprehensive income (loss) beginning September 24, 2003, the acquisition date and is also reflected as the predecessor entity for all periods prior to the Merger.

        The senior credit facility ("Credit Facility") contains customary financial covenants, including requirements for compliance with certain financial liquidity ratios and minimum tangible net worth and earnings levels, and requires annual principal repayments of approximately $1,400, with the remaining outstanding balance due upon maturity on September 30, 2010. The Credit Agreement bears interest at variable rates based upon the prime rate, the Federal funds effective rate, or LIBOR and also required the Company to reduce variable interest rate risk through an interest rate swap contract covering approximately 50% of the term loan balance which was done in October 2003 (see Note 9).

        As a result of the Merger, the Company incurred $8,096 in related expenses on a pretax basis, including $6,344 of debt issuance costs which will be amortized over the lives of the respective debt instruments, and $1,752 in professional fees and filing costs. Preliminary goodwill of $68,584 recorded in connection with the Merger, is subject to future adjustment based upon the outcome of certain estimates and contingencies, including the valuation of certain specialty equipment acquired and the finalization of purchase price contingencies related to a working capital adjustment provision. The Company expects valuation of the specialty equipment to be completed during the second quarter of 2004 and the Company does not anticipate any significant adjustments resulting from the valuation. Intangible assets related to contracted volumes of work have been valued at $8,000 (see Note 4). Both the goodwill and the intangible assets are deductible for tax purposes over 15 years. Prior to consummation of the Merger, the InfraSource Group incurred $16,242 of expenses related to the Merger, including $10,553 of employee retention, severance and incentive costs, and $5,689 of advisory fees, legal, accounting and other professional costs. These amounts are separately reflected in the accompanying statement of operations and comprehensive income for the period January 1, 2003 through September 23, 2003.

        Also in connection with the Merger, the Company entered into a volume agreement with Exelon, pursuant to which the Company is assured a continuing level of business from Exelon through 2006, at approximately the same levels as in 2003.

        The Merger was accounted for using the purchase method of accounting. The aggregate purchase price of the Merger is as follows:

Cash paid, net of cash acquired	$207,865
Estimated fair market value of subordinated note payable issued to Exelon, (note plus cumulative interest payments of $21,299 discounted) net of discount of $26,499	23,111
Contingent working capital adjustment	(10,458)
Financing costs	6,344
Professional fees and other transaction costs	1,752

Total purchase price consideration	$228,614

        The purchase price of the assets acquired and liabilities assumed in the Merger were initially allocated as follows:

Contract receivables, net	$75,969
Costs and estimated earnings in excess of billings	42,938
Inventory	10,703
Other current assets	7,639
Property and equipment	126,659
Goodwill	68,584
Intangibles	8,000
Other non-current assets	8,695
Account payable and accrued expenses	(92,048)
Billings in excess of costs	(9,680)
Other liabilities	(3,541)
Other non-current liabilities	(15,304)

Total net assets acquired	$228,614

        In accordance with the terms of the Merger, the purchase price is subject to adjustment based upon the determination of adjusted working capital as of September 23, 2003. The contingent purchase price adjustment could ultimately result in additional amounts due either to the Company or to Exelon. The Company has included in its calculation of purchase price as goodwill an adjustment reflecting a payment to the Company of approximately $10,458. Exelon has informed the Company that Exelon believes the adjustment should result in a payment to Exelon in an amount of approximately $10,900. If the Company and Exelon do not agree on an amount prior to April 29, 2004, they will enter into arbitration to resolve the amount. Any difference from the recorded amount will result in an adjustment to goodwill (see Note 4).

        Under the terms of the Merger, Exelon has also agreed to pay to the Company up to $1,000 dependant on the failure to collect a portion of a certain outstanding receivable. This amount will be paid to the Company no later than June 30, 2004, unless the collection is made from the customer. Any adjustments resulting from the reimbursement for non collection of the receivable will result in an adjustment to goodwill.

        Other Acquisitions:    During 2001, the InfraSource Group completed the acquisition of two complementary infrastructure service businesses, Blair Park Services, Inc. and Sunesys, Inc. (collectively, "Blair Park"), in exchange for net purchase price compensation of $31,596. These businesses were under common ownership at the date of acquisition. The Company purchased substantially all of the net assets and all of the voting interests of Blair Park and recorded the transaction using the purchase method of accounting. Blair Park is reflected in the accompanying consolidated statements of operations and comprehensive income (loss) beginning January 31, 2001, the acquisition date.

        In December 2003, the Company acquired Utility Locating and Mapping Services, Inc. ("ULMS") from Enterprises, in exchange for an increase in the subordinated note payable to Enterprises of $1,000. The Company purchased all of the net assets of ULMS and recorded the transaction using the purchase method of accounting. ULMS is reflected in the accompanying consolidated statements of operations and comprehensive income (loss) for the period January 1 to September 23, 2003 and beginning December 9, 2003, the acquisition date. The fair value of ULMS's net assets exceeds the discounted value of the additional $1,000 subordinated note resulting in negative goodwill. After writing down the fair value of all eligible assets as defined in FASB 141, the remaining unallocated negative goodwill was recognized as an extraordinary gain of $76 (net of tax) in the accompanying financial statements for the period May 30, 2003 through December 31, 2003.

        The aggregate purchase price for Blair Park and ULMS is as follows:

	2001	2003
	(Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)
Cash paid (net of cash acquired)	$28,749	$—
Redeemable common stock	2,847	—
Subordinated note, net of discount of $127	—	873

	$31,596	$873

        The purchase price of the assets acquired and liabilities assumed in the Blair Park acquisition and the ULMS Acquisitions were initially allocated as follows:

	2001	2003
	(Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)
Accounts receivable	$6,538	$1,300
Costs and profits in excess of billings on uncompleted contracts, net	3,307	183
Inventory	445	—
Other current assets	58	641
Property and equipment	10,999	—
Goodwill	19,420	—
Other assets	5	—
Capital lease obligations	(152)	—
Accounts payable and accrued expenses	(2,772)	(1,124)
Other liabilities	(6,252)	—

Total net assets acquired	31,596	1,000
Extraordinary gain	—	(127)

	$31,596	$873

        The InfraSource Group has certain purchase agreements that require additional purchase price adjustments if specific financial targets and non-financial conditions are met, or if certain working capital or other amounts exceed or fall below specified targets as of the acquisition dates. At December 31, 2001, an aggregate amount of $1,094 remained outstanding related to these obligations. During 2002, this liability was settled for total cash consideration of $500. At December 31, 2003, the InfraSource Group recorded a liability for additional contingent purchase price due to the former owners of Blair Park in the amount of $2,662. This amount represents the minimum liability due to the former owners pursuant to the terms of the Blair Park purchase agreement, determined based upon the net present value of contract-related future cash flows for certain fiber-optic facilities acquired. Under this agreement, net present values in excess of specified thresholds accrue in favor of the former owners over the five-year period subsequent to the Blair Park acquisition, while net present values below specified thresholds would result in amounts accrued in favor of the Company. The amount ultimately due to the former owners in fiscal 2006 is subject to future adjustment, based upon annual valuations of these facilities at December 31, 2004 and 2005, respectively, and may ultimately exceed the minimum amount owed as of December 31, 2003. The agreement does not contain a maximum limit related to this contingent purchase price.

        Under the terms of the agreement in connection with the purchase of ULMS, the Company is entitled to additional working capital of $449 from Exelon, which is included in due from related parties, net in the accompanying consolidated balance sheet as of December 31, 2003.

        The following unaudited pro forma consolidated results of operations give effect to the Blair Park acquisition as if it occurred on January 1, 2001, and to the Merger as if it occurred on January 1, 2002 and 2003.

	Pro forma results for the year ended December 31, 2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1) (unaudited)	Pro forma results for the year ended December 31, 2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1) (unaudited)	Pro forma results for the year ended December 31, 2003 (unaudited)
Net revenues from continuing operations	$611,049	$566,469	$520,623

Income (loss) before cumulative effect of a change in accounting principle and extraordinary item	$(6,336)	$21,255	$(17,209)

Net loss	$(6,336)	$(182,845)	$(17,104)

Earnings Per Shara Data:
Weighted average basic common shares outstanding	48,154,877	48,085,793	10,782,278
Weighted average diluted common shares outstanding	48,154,877	48,085,793	11,030,764
Basic earnings (loss) per share	$(0.13)	$(3.80)	$(1.59)
Diluted earnings (loss) per share	(0.13)	(3.80)	(1.55)

        The above pro forma information is not necessarily indicative of the results of operations that would have occurred had the 2001 and 2003 acquisitions been made as of January 1, 2001, 2002 and 2003, or of the results that may occur in the future.

3. Discontinued Operations

        The remaining assets and liabilities of the Non-Acquired Group subsidiaries were not included in the consolidated balance sheet as of December 31, 2003, as they were distributed to Exelon immediately prior to the merger. Therefore the financial position, results of operations and cash flows of these subsidiaries are presented as discontinued operations through September 23, 2003, with all prior periods reclassified in accordance with this presentation. Prior period results include results from the dates of acquisition by the InfraSource Group of subsidiaries included in the Non-Acquired Group.

        During the period ended December 31, 2003, the Company committed to a plan to sell substantially all of the assets of OSP which the Company expects to sell during 2004 (see Note 1). Therefore, in accordance with SFAS No. 144, the financial position, results of operations and cash flows of OSP are reflected as discontinued operations in the accompanying financial statements of the Company as of December 31, 2003 and for the period May 30, 2003 through December 31, 2003.

        The following table presents the balance sheet and statement of operations information for the Non-Acquired Group and OSP (discontinued operations):

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Cash and cash equivalents	$323	$—
Contract receivables, net	69,702	2,656
Property and equipment, net	8,002	355
Other, net	50,695	1,646

Total assets	$128,722	$4,657

Accounts payable and other liabilities	$18,041	$—
Billings in excess of costs and estimated earnings	9,397	—

Total liabilities	27,438	—

Net assets	$101,284	$4,657

	For the Year Ended December 31, 2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Year Ended December 31, 2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period January 1 to September 23, 2003 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period May 30 to December 31, 2003
Contract revenues	$310,159	$331,461	$141,792	$4,747
Cost of revenues	280,813	297,023	140,513	4,342

Gross profit	29,346	34,438	1,279	405
Selling, general and administrative expenses	34,556	34,145	18,446	883
Provision for uncollectible accounts	6,297	(218)	322	—
Amortization of intangible assets and goodwill	3,018	—	—	—

Income (loss) from operations	(14,525)	511	(17,489)	(478)

Net interest expense and other income (expense)	(814)	(1,544)	(1,330)	14

Income (loss) before income taxes	(15,339)	(1,033)	(18,819)	(464)
Income tax expense (benefit)	(5,953)	541	(6,503)	(176)

Net income (loss) from discontinued operations	$(9,386)	$(1,574)	$(12,316)	$(288)

Basic and diluted earnings (loss) per common share:
Weighted average basic common shares outstanding	48,154,877	48,085,793	47,585,472	10,782,278
Weighted average diluted common shares outstanding	48,154,877	48,085,793	47,585,472	11,030,764
Basic earnings (loss) per share	$(0.20)	$(0.03)	$(0.26)	$(0.03)
Diluted earnings (loss) per share	(0.20)	(0.03)	(0.26)	(0.03)

        Accounting Policies of Discontinued Operations:    The accounting policies of the Non-Acquired Group (discontinued operations) and OSP are the same as those for the Company as a whole (see Note 1).

        Investments in joint ventures, which exist solely for the Non-Acquired Group, are predominantly accounted for by the equity method. In addition, an investment in a joint venture through a Non-Acquired Group (discontinued operations) entity is accounted for by the proportionate accounting method, with the Non-Acquired Group's proportionate share of construction joint-venture revenue, cost of revenue and gross profit (loss) included within discontinued operations, net of tax effects. Pursuant to a joint venture construction agreement in effect at September 23, 2003, a Non-Acquired Group (discontinued operations) entity has indemnified its joint venture partner against any operating losses related to the construction project.

        The Non-Acquired Group incurred interest expense of $1,056, $1,852 and $1,108 for the years ended December 31, 2001 and 2002, and for the period January 1, 2003 through September 23, 2003, respectively, in connection with borrowings from the InfraSource Group's cash pooling system (see Note 12). Interest expense charged to Non-Acquired Group entities was based upon average outstanding borrowings for these periods.

        At the date of its purchase in fiscal 2000, one of the Non-Acquired Group entities had 11 affirmative claims against third parties related to completed projects, and was the subject of 11 unrelated claims against it by third parties. These claims were recorded at their estimated fair value at the acquisition date of this subsidiary, and remaining claim amounts are included in contracts receivable of the Non-Acquired Group. The InfraSource Group and the former owners of this purchased subsidiary entered into an agreement related to the realization of these assets by the InfraSource Group. Proceeds derived from the total assets acquired of this subsidiary in excess of $10,100 are to be refunded to the previous owners. At December 31, 2002, and at September 23, 2003, there are five remaining affirmative claims against third parties and two remaining defensive claims against the InfraSource Group by third parties. Recorded net claims receivable assets of $6,981, included in current assets-discontinued operations in the accompanying consolidated balance sheet as of December 31, 2002, reflect the collection of amounts in connection with settled affirmative claims, payments made on defensive claims and revaluation of estimated amounts to be collected with respect to affirmative claims. The InfraSource Group does not expect that ultimate settlement of remaining claims will result in net proceeds in excess of the recorded amount, and therefore no liability to the previous owners has been recorded in the accompanying consolidated financial statements as of December 31, 2002. The Non-Acquired Group recorded no additional revaluation adjustments for the period January 1, 2003 through September 23, 2003. The InfraSource Group's rights and obligations pursuant to the remaining affirmative and defensive claims were transferred to Exelon immediately prior to the Merger.

        In connection with the acquisition of OSP, the InfraSource Group entered into indemnification agreements related to certain pre-acquisition liabilities. As of December 31, 2001, the InfraSource Group had a receivable due from shareholders of $1,657 related to these indemnified items. These amounts were fully settled during 2002, in connection with a purchase price settlement with the former owners of OSP. In addition, the InfraSource Group entered into an agreement with the former owners of OSP whereby the InfraSource Group was indemnified against any future losses which may occur at a joint venture acquired as part of the acquisition, The InfraSource Group recorded this joint venture at its estimated fair value at the date of acquisition. In December 2001, this joint venture was dissolved resulting in liquidation of the InfraSource Group's investment in the joint venture. The InfraSource Group was required to make a capital contribution of $1,472 in connection with this dissolution. All amounts due from former owners of OSP in connection with this joint venture were settled during 2002.

        Dispositions:    During fiscal 2003, prior to the Merger, the InfraSource Group sold substantially all of the assets of two Non-Acquired Group entities, to separate unaffiliated purchasers. As more fully described in Note 2, the remaining assets and liabilities of all Non-Acquired Group subsidiaries were distributed to Exelon in September 2003, immediately prior to the Merger. Additional information with respect to the sale transactions is provided below.

        On May 1, 2003, the InfraSource Group consummated the sale of substantially all of the assets of Syracuse Merit Electric, Inc., a wholly owned subsidiary and provider of electrical construction services, to an unaffiliated purchaser. The InfraSource Group received aggregate cash consideration of $1,800, in addition to the assumption of certain facility leases and other liabilities by the purchaser, and recorded a loss upon sale of approximately $370, which is included in discontinued operations in the accompanying statement of operations and comprehensive income for the period January 1, 2003 through September 23, 2003. The sale agreement requires additional purchase price adjustments if specific financial targets related to completion of existing contracts are met. The InfraSource Group's rights and obligations pursuant to this sale agreement, including those related to potential contingent purchase price adjustments, were transferred to Exelon immediately prior to the Merger.

        On June 25, 2003, the InfraSource Group consummated the sale of substantially all of the assets of VSI Group, Inc., a wholly owned subsidiary and provider of metering services, to an unaffiliated purchaser. The Company received aggregate cash consideration of $829, in addition to the assumption of certain automotive and facility leases and other liabilities by the purchaser, and recorded a loss upon sale of approximately $452, which is included in discontinued operations in the accompanying statement of operations and comprehensive income for the period January 1, 2003 through September 23, 2003. The sale agreement requires additional purchase price adjustments if specific financial targets related to profitability of certain contracts are met over a three-year period subsequent to the sale date. The InfraSource Group's rights and obligations pursuant to this sale agreement, including those related to potential contingent purchase price adjustments, were transferred to Exelon immediately prior to the Merger.

4. Goodwill and Intangible Assets

        Goodwill and intangible assets consist of the following:

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Goodwill	$308,075	$68,877
Less: accumulated amortization	255,725	—

Goodwill, net	$52,350	$68,877

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Intangible assets:
Non-compete agreements	$2,250	$—
Construction backlog	—	5,500
Volume agreement	—	2,500

Total intangible assets	2,250	8,000
Less: accumulated amortization	2,250	2,600

Intangible assets, net	$—	$5,400

        Prior to the implementation of SFAS No. 142, the InfraSource Group amortized goodwill on a straight-line basis over an estimated twenty-year life. SFAS No. 142, which was adopted by the InfraSource Group as required effective January 1, 2002, establishes new accounting and reporting standards for goodwill and intangible assets. Under SFAS No. 142, goodwill recorded by the Company is no longer subject to amortization. Beginning in 2002, goodwill is subject to an assessment for impairment using a two-step fair value-based test, the first step of which will be performed at least annually, or more frequently if events or circumstances exist which indicate that goodwill may be impaired. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is then performed. The second step compares the carrying amount of the reporting unit's goodwill to the fair value of the goodwill. If the fair value of the goodwill is less than the carrying amount, an impairment loss would be recorded as a reduction to goodwill and a corresponding charge to operating expense, except upon initial adoption (the transitional test), when the loss is to be reflected as a cumulative effect of a change in accounting principle.

        The InfraSource Group completed its transitional test as required under SFAS No. 142 during the first quarter of 2002. Due primarily to a significant economic downturn in the telecommunications industry, including related telecommunications construction services, beginning in late 2000, combined with operating performance below pre-acquisition levels for several acquired businesses, operating profits and cash flows for each of the InfraSource Group's reporting units were lower than expected in 2000 and 2001. Based on these trends, the InfraSource Group's earnings and related cash flow forecasts were revised, resulting in a goodwill impairment loss of $204,100, net of related income tax benefit of $81,832, which is reflected in the accompanying consolidated statement of operations for the year ended December 31, 2002 as a cumulative effect of a change in accounting principle. The fair values of the InfraSource Group's reporting units were estimated using the expected present value of future cash flows, incorporating generally accepted valuation techniques. As of December 31, 2001, using the expected value of undiscounted cash flows for the InfraSource Group's reporting units, no impairments were identified pursuant to the provisions of SFAS No. 121.

        The following table sets forth the InfraSource Group's net income for 2001 adjusted to exclude amortization expense related to goodwill that is no longer being amortized:

	For the Year Ended December 31, 2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Year Ended December 31, 2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period January 1 to September 23, 2003 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period May 30 to December 31, 2003
Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	$(6,044)	$28,663	$(23,518)	$1,259
Extraordinary item, net of tax of $51	—		—	76
Cumulative effect of a change in accounting principle, net of tax benefit of $81,832		(204,100)

Reported net income	(6,044)	(175,437)	(23,518)	1,335
Goodwill and intangible amortization—continuing operations	16,047	—	—	—

Adjusted net income	$10,003	$(175,437)	$(23,518)	$1,335

Basic earnings (loss) per common share:
Reported basic earnings (loss) per share	$(0.13)	$(3.65)	$(0.50)	$0.12
Exclusion of goodwill amortization	0.33	—	—	—

Adjusted basic earnings (loss) per share	$0.20	$(3.65)	$(0.50)	$0.12

Diluted earnings (loss) per common share:
Reported diluted earnings (loss) per share	$(0.13)	$(3.65)	$(0.50)	$0.12
Exclusion of goodwill amortization	0.33	—	—	—

Adjusted basic and diluted earnings (loss) per share	$0.20	$(3.65)	$(0.50)	$0.12

        During 2002, the InfraSource Group recorded additional goodwill of $631 in connection with contingent purchase price obligations related to two subsidiaries.

        In connection with the Merger (see Note 2), the Company eliminated all remaining goodwill of the InfraSource Group in accordance with purchase accounting. The recorded $68,584 of goodwill represents the excess of the purchase price over the fair value of the acquired InfraSource Group. In accordance with SFAS 142, goodwill will not be amortized but the Company will perform a test for potential impairment annually or more frequently if events or circumstances indicate that goodwill impairment may exist (see Note 1).

        The Company recorded additional goodwill of $293 in connection with the contingent purchase price obligation related to Blair Park, during the period May 30, 2003 to December 31, 2003.

        The InfraSource Group amortized intangible assets, consisting of certain non-compete agreements with former owners, on a straight-line basis over the three-year life of these agreements. The Company recorded $8,000 of intangibles which consist of $2,500 for the volume agreement with Exelon and $5,500 in construction backlog for various subsidiaries. The volume agreement is being amortized as assets are utilized over a three year period. The construction backlog is being amortized as assets are utilized which is one to three years. The Company recognized amortization expense of $2,600 related to these intangibles during the period May 30, 2003 through December 31, 2003.

        The estimated aggregate amortization expense for the next five succeeding fiscal years is:

For the Year Ended December 31,
2004	$2,000
2005	1,700
2006	1,700
2007	—
2008	—

Total	$5,400

5. Contract and Note Receivables

        Contract receivables consist of the following:

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Contract receivables	$79,914	$67,934
Contract receivables due from affiliates	5,718	14,617
Retainage	10,580	7,909

	96,212	90,460
Less: allowance for doubtful accounts	7,461	4,938

	$88,751	$85,522

        During 2001, the InfraSource Group reached an agreement with a single customer who experienced financial difficulties whereby all outstanding contract receivables were repaid through a combination of cash, issuance of common stock and issuance of a secured note receivable from the customer, requiring equal weekly repayments of $54. Pursuant to the terms of the agreement, the InfraSource Group subsequently sold the common stock for cash proceeds during December 2001. In March 2002, six months after consummation of a substantial refinancing transaction, the customer defaulted on its debt agreements, including the note receivable due to the InfraSource Group. In May 2002, the customer filed for Chapter 11 bankruptcy protection. As of December 31, 2002, the unpaid balance of the customer note receivable was $469 (net of a related allowance of $3,880), and is included in the accompanying consolidated balance sheet. In July 2003, the InfraSource Group sold the customer note receivable for $1,914 and recorded a gain of $1,445.

        At December 31, 2003, the Company has outstanding receivables of $7,533 in connection with an infrastructure project for which certain amounts are currently in dispute. Total outstanding receivables for all projects for this customer amounted to $9,563 at December 31, 2003 (see Note 11). The Company and its counsel are vigorously seeking collection of all amounts due, and management expects this matter to be resolved in fiscal 2004.

6. Construction Contracts

        Balances relating to amounts earned on construction contracts are as follows:

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Costs incurred on contracts	$644,378	$336,502
Estimated earnings	87,902	53,339

	732,280	389,841
Billings to date	719,282	363,857

Net costs and estimated earnings in excess of billings	$12,998	$25,984

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
These amounts are included in the accompanying consolidated balance sheets under the following captions:
Costs and estimated earnings in excess of billings	$24,730	$34,003
Billings in excess of costs and estimated earnings	(11,732)	(8,019)

	$12,998	$25,984

7. Property and Equipment

        The components of property and equipment are as follows:

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Land and buildings	$10,795	$8,236
Machinery and equipment	104,495	72,021
Machinery and equipment, due to related parties	6,653	7,218
Vehicles	71,329	37,026
Office equipment and furniture	10,274	3,374
Equipment and other	1,257	255
Leasehold improvements	985	954

	205,788	129,084
Less: accumulated depreciation	75,689	5,300

	$130,099	$123,784

        InfraSource Group depreciation expense, including depreciation of property under capital leases, is $28,318, $29,488 and $20,917 for the years ended December 31, 2001 and 2002 and for the period January 1, 2003 through September 23, 2003, respectively. Depreciation expense for the Company, including depreciation under capital leases, is $5,331 for the period May 30, 2003 through December 31, 2003.

8. Debt

        Long-term debt outstanding at December 31, 2003 is as follows:

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Term loan	$—	$139,650
Subordinated note, less unamortized discount of $26,711	—	24,589
Bank notes	181	128

	181	164,367
Less: current portion	(181)	(1,433)

Total long-term debt, net of current portion	$—	$162,934

        On September 24, 2003, the Company entered into a Credit Facility consisting of a $140,000 term loan, which matures in 2010 and a $40,000 revolving credit facility, which matures in 2009. Substantially all of the Company's assets are pledged as security for the Credit Facility. The term loan bears interest at the Company's option, at the bank's prime interest rate or LIBOR plus a spread of 4.50%, which was 5.67% at December 31, 2003. The weighted average interest rate on the term loan at December 31, 2003 was 6.85%. In addition, the Company pays an annual agency fee of $100. The Company is required to make quarterly principal payments of $350 on the term loan each year until 2009, with the remaining outstanding balance of $130,550 due upon maturity on September 30, 2010. Interest payments are due periodically throughout the year. The Company has the option to select interest rate periods from one to three months. The carrying amount of the term loan approximates the fair value because they bear interest at rates currently available to the Company for debt with similar maturities and collateral requirements.

        The revolving credit facility provides both revolving credit loans and letters of credit up to $40,000. Loans under the revolving credit facility bear interest, at the Company's option, at a base rate (the greater of the prime interest rate or the federal funds rate plus 0.50%) or LIBOR plus a spread of between 2.50% and 3.50% based upon the Company's current leverage ratio. The Company is required to pay an annual non-utilization fee equal to 0.50% of the unused portion of the facilities. As of December 31, 2003, the Company had $22,300 of letters of credit outstanding, and $17,700 of borrowing availability under the revolving credit facility. See Note 18 regarding the amendment to the Credit Agreement, which increases the revolving credit facility and the amount available for letters of credit. There were no amounts outstanding under the revolving credit facility as of December 31, 2003.

        The Company's Credit Facility requires the Company to hedge the interest rate risk for one half of the principal of the term loan. The Company satisfied this requirement by entering into an interest rate swap. The Company also purchased a 4.00% interest rate cap which matures October 10, 2006 on $20,000 of term loan principal (see Note 9).

        The Company's Credit Facility contains certain restrictive covenants, including minimum levels of net worth, interest coverage, fixed charge coverage and leverage ratios, among other restrictions. The Company is required to prepay loans outstanding with a percentage of excess free cash flow generated each year and the proceeds of asset sales, additional indebtedness and the sale of common stock in an initial or subsequent public offerings. The Credit Facility also places restrictions on the Company with regard to subsidiary indebtedness, sales of assets, liens, investments, type of business conducted, and mergers and acquisitions, among other restrictions. The Credit Facility limits the dividend payments to $250 in any fiscal year that InfraSource Incorporated can make to the Company. See Note 18 regarding the amendment to the Credit Agreement, which increases the dividend payment amount. As of December 31, 2003, the Company was in compliance with all terms and conditions of the Credit Agreement, except for noncompliance with a capital expenditure covenant. The Company obtained an amendment to the Credit Facility that increased the expenditures allowable under such covenant at December 31, 2003 and in future periods.

        Maturities of long-term debt are as follows:

For the Year Ended December 31,
2004	$1,433
2005	1,495
2006	1,400
2007	1,400
2008	1,400
Thereafter	157,239

Total	$164,367

        Also on September 24, 2003, in connection with the Merger, the Company issued a $29,000 subordinated promissory note payable to Exelon that was increased to $30,000 in December 2003 upon completion of the Company's acquisition of ULMS. The subordinated note payable matures on September 30, 2011, and is subject to a fixed interest rate of 4% through September 24, 2008, increasing to 6% from September 25, 2008 through maturity, if the Company pays interest costs in cash. The Company has the option to pay such interest expenses in kind throughout the term of the subordinated note payable. Should the Company elect to pay interest expense in kind, the applicable fixed interest rates are 6% through September 24, 2008, increasing to 8% from September 25, 2008 through maturity. The Company has elected to pay interest in kind since the date of issuance. The subordinated note payable does not require principal repayments prior to maturity; however, the subordinated note payable requires accelerated principal repayment upon the occurrence of certain events, including completion of an initial public offering by the Company. Due to its terms, the subordinated note payable and related interest payable are recorded by the Company at a discounted amount, reflective of estimated fair market value based upon applicable market rates for similar securities, with the related note discount amortized as an adjustment to the Company's interest expense throughout the term of the subordinated note payable. The face amount of the subordinated note payable plus interest payments of $21,299 were discounted utilizing an effective interest rate of 9.64% on the $29,000 portion and 8.55% on the $1,000 portion. The note discount at inception was approximately $26,499, resulting in an initial carrying value of $23,111, net of discount.

9. Derivative Financial Instruments

        The Company does not enter into financial instruments for trading or speculative purposes. The Company uses derivative financial instruments to mitigate the potential impact of increases in interest rates on floating-rate long-term debt and it is a requirement under the terms of the Credit Agreement. The principal financial instruments used are an interest rate swap and an interest rate cap. The swaps involve the exchange of fixed and variable interest rate payments without exchanging the notional amount.

        At December 31, 2003, the Company had an interest rate swap agreement with a term of three years on $70,000 notional amount of indebtedness. The fair value of the interest rate swap was $353 and is recorded in other current assets. The interest rate swap agreement entitles the Company to receive from the counterparty on a quarterly basis the floating three-month LIBOR rate and the Company pays on a quarterly basis 2.395% per annum.

        At December 31, 2003, the Company had an interest rate cap agreement with a term of three years on $20,000 notional amount of indebtedness. The fair value of the interest rate cap was ($330) and is recorded in accrued liabilities. The interest rate cap agreement entitles the Company to receive from the counterparty on a quarterly basis the amounts, if any, by which the three-month LIBOR rate exceeds four percent per annum. The premium paid will be amortized to interest expense over the life of the agreement.

        The Company is exposed to credit losses in the event of nonperformance by the counterparty to its interest rate swap and interest rate cap agreement. The Company anticipates that the counterparty will be able to satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk.

10. Income Taxes

        Income taxes related to the InfraSource Group are reflected in continuing operations. Income taxes relating to the Non-Acquired Group are reflected within discontinued operations, as summarized in Note 3. InfraSource Incorporated and each of its subsidiaries were included in the consolidated Federal income tax return of Exelon at December 31, 2001 and 2002 and for the period January 1, 2003 through September 23, 2003. Deferred tax assets and liabilities are recognized for expected future tax consequences of transactions that are included in the financial statements and tax returns during different reporting periods. Under this method, deferred tax liabilities and assets are determined based upon the difference between financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded against a deferred tax asset when it is determined to be more likely than not, that the asset will not be realized.

        The components of income tax (benefit) expense—continuing operations, excluding the cumulative effect of a change in accounting principle and extraordinary item, are as follows:

	For the Year Ended December 31, 2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Year Ended December 31, 2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period January 1 to September 23, 2003 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period May 30 to December 31, 2003
Current:
Federal	$1,989	$(375)	$848	$2,088
State	298	679	1,921	741

	2,287	304	2,769	2,829
Deferred:
Federal	3,371	15,702	(6,902)	(1,114)
State	1,391	(1,442)	(641)	(629)

	4,762	14,260	(7,543)	(1,743)

	$7,049	$14,564	$(4,774)	$1,086

        As described in Note 1, the implementation of SFAS No. 142 as of January 1, 2002 resulted in a tax benefit of $63,541 related to the InfraSource Group (continuing operations). As the future tax deductions associated with this benefit are principally long term in nature, these benefits are reflected in the accompanying consolidated balance sheets in non-current deferred tax assets at December 31, 2002. The tax benefit related to discontinued operations was $18,291.

        The components of net deferred tax assets (liabilities) are as follows:

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Reserves	$4,899	$583
Accrued expenses	1,018	102
Loss in joint venture	—	—
Intangible assets	62,065	929
State net operating loss carry forwards	—	129
Deferred revenue	—	6,472
Valuation allowance	(5,002)	—

Deferred tax assets	62,980	8,215

Fixed assets	(16,756)	(176)
Grant income	(649)	—
Subordinated note discount	—	(2,610)
Goodwill	(1,456)	(3,686)

Deferred tax liabilities	(18,861)	(6,472)

Net deferred tax assets	$44,119	$1,743

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Included in the accompanying consolidated balance sheets under the following captions:
Current deferred income taxes	$5,579	$685
Non current deferred income taxes	38,540	1,058

	$44,119	$1,743

        The valuation allowance of $5,002 recorded at December 31, 2002, reflects the possibility of non-utilization of additional net operating losses in certain states arising primarily in connection with the loss upon implementation of SFAS No. 142 on January 1, 2002. Additional valuation allowances of $3,022 had been initially established upon SFAS No. 142 implementation in 2002. These valuation allowances were subsequently reversed during 2002 due to changes in current and anticipated future levels of taxable income and in estimated state income tax apportionment.

        As of December 31, 2003, the Company had an aggregate amount of $2,375 of state net operating loss (NOL) carryforwards available to reduce future taxable income, which expire at various dates between 2008 and 2023. In connection with the Merger Agreement (see Note 2), the Company's deferred tax assets and liabilities were retained by Exelon pursuant to joint election by the Company and Exelon under section 338(h)(10) of the Federal tax code. Therefore, the InfraSource Group's deferred Federal and certain state tax assets and liabilities, including the NOL carryforwards, were eliminated in the accounting for the Merger.

        The reconciliation of the expected income tax (benefit) expense—continuing operations excluding the cumulative effect of a change in accounting principle and extraordinary item (computed by applying the federal statutory tax rate to income before taxes) to actual income tax expense is as follows:

	For the Year Ended December 31, 2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Year Ended December 31, 2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period January 1 to September 23, 2003 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period May 30 to December 31, 2003
Expected federal income tax (benefit) provision at statutory rate	$3,637	$15,681	$(5,619)	$897
State income taxes, net of federal income tax (benefit) provision	547	2,192	(650)	74
Non-deductible amortization of excess cost of net assets acquired	1,098	27	—	—
Non-deductible meals and entertainment	485	681	340	115
Change in valuation allowance	822	(4,311)	915	—
Other	460	294	240	—

	$7,049	$14,564	$(4,774)	$1,086

11. Concentration of Credit Risk

        Financial instruments which may potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and contract receivables. The Company maintains substantially all of its cash investments with what it believes to be high credit quality financial institutions. As a policy, the Company does not collateralize its receivables; however, if collectibility becomes questionable, appropriate liens may be filed.

        The InfraSource Group had no customers for the years ended December 31, 2001 and 2002 from whom revenues earned were greater than 10% of total InfraSource Group revenues. For the period January 1, 2003 through September 23, 2003, revenues earned from Exelon represented $53,477 (see Note 12), or approximately 14% of total InfraSource Group revenues, with no other customer representing 10% or more of earned revenues for the period. For the period May 30, 2003 through December 31, 2003, revenues earned from Exelon represented $28,902 (see Note 12), or approximately 21% of total Company revenues, with no other customer representing 10% or more of earned revenues for the period.

        The InfraSource Group had no accounts receivable related to a single customer at December 31, 2002 that represented 10% or more of accounts receivable. At December 31, 2003, accounts receivable due from Exelon represented $14,617 or approximately 16% of total accounts receivable, and additionally one other customer represented $9,563 or 10.6% of accounts receivable.

12. Related Party Transactions

        The long-term subordinated note payable to Enterprises gave Exelon the right to a position on the Board of Directors. Pursuant to such right, an Exelon officer became a member of the Board of Directors of the Company on September 24, 2003 and subsequently resigned on January 29, 2004. As a result, Exelon was treated as a related party for 2003.

        On October 6, 1999, the InfraSource Group entered into a services agreement ("Services Agreement") with Exelon for Exelon to provide certain services, including contracting for employees, financial and accounting services, payroll services, office and equipment leases and other administrative and support services. The scope of these services was reduced each year of the agreement. This agreement was effective for a period of 12 months commencing in October of each year and was renewable at both parties discretion. The InfraSource Group, through InfraSource Corporate Services, Inc., was charged $1,565, $1,291 and $1,156 for these services for the years ended December 31, 2001 and 2002 and for the period January 1, 2003 through September 23, 2003, respectively, including $526, $598 and $0, respectively, for leasing of the InfraSource Group's corporate headquarters. Pursuant to the Merger (see Note 2), this Services Agreement was terminated.

        As more fully described in Note 1, the InfraSource Group is included in the consolidated Federal income tax return of Exelon (see Organization) for the years ended December 31, 2001 and 2002 and for the short period Federal tax return for the period January 1, 2003 through September 23, 2003. The Company records income tax expense on a separate company basis. Federal income taxes payable to

Exelon from the InfraSource Group totaling approximately $6,384, were eliminated as a result of the Merger (see Note 2).

        The InfraSource Group has several service contracts with Exelon and performs work for various services including utility construction and maintenance, telecommunications services and infrastructure services on an outsourced basis to business and residential customers. Certain operating assets and liabilities of the Non-Acquired Group, including certain operating agreements (the "Operating Agreements") with Exelon, were transferred to the InfraSource Group as of January 1, 2003, with operating results related to the Operating Agreements reflected in the accompanying consolidated statement of operations beginning with the date of transfer. Under the Operating Agreements, the Company performs infrastructure services on an outsourced basis to business and residential customers. Each operating agreement has an annual term commencing on November 1 and ending on December 31 of the following year, which automatically renews each year unless formally terminated by Exelon. The services are charged to Exelon at a rate that is intended to approximate market value. InfraSource Group revenues charged to Exelon for the period January 1, 2003 through September 23, 2003 under these contracts were $24,991. For the years ended December 31, 2001 and 2002, revenues recorded by the Non-Acquired Group pursuant to these contracts were $34,807 and $25,858, respectively. These Operating Agreements remained in place following the Merger (see Note 2). The Company's revenues charged to Exelon under these contracts were $10,056 for the period May 30, 2003 through December 31, 2003.

        In addition to the Operating Agreements, revenues for the InfraSource Group related to contracts with Exelon were $27,948, $32,725, and $28,486 for the years ended December 31, 2001 and 2002, and for the period January 1, 2003 through September 23, 2003, respectively. Revenues for the Company related to contracts with Exelon other than the Operating Agreements were $18,846 for the period May 30, 2003 through December 31, 2003. Accounts receivable related to all revenues due from Exelon were $5,718 and $14,617 at December 31, 2002 and 2003 respectively, and are recorded in contract receivables due from related parties, net in the accompanying consolidated balance sheets.

        All InfraSource Group subsidiaries participated in a centralized cash pooling system, whereby the InfraSource Group's subsidiaries lend funds to or borrow funds from InfraSource Group in an amount equivalent to their end of day bank account balance. Excess funds in the cash pooling account are automatically swept into an overnight investment account. When the cash pool did not cover total InfraSource Group cash requirements, funds were borrowed from Exelon and interest paid on the amounts borrowed. Interest expense for the InfraSource Group related to these borrowings was $1,896, $388 and $27 for the years ended December 31, 2001 and 2002, and the period January 1, 2003 through September 23, 2003, respectively.

        The InfraSource Group has historically provided funds available to the Non-Acquired Group through this cash pooling system. As more fully described in Note 2, substantially all outstanding amounts among InfraSource Incorporated and its acquired and non-acquired subsidiaries were settled in full pursuant to Board of Director-approved capital contributions during fiscal 2003, as the

Non-Acquired Group subsidiaries were distributed to Exelon immediately prior to the Merger. Amounts due (to) from the Non-Acquired Group are included in due (to) from related parties in the accompanying consolidated balance sheet as of December 31, 2003.

        When the InfraSource Group commenced operations, Exelon contributed $25,000 to the InfraSource Group to provide initial working capital for the InfraSource Group and to fund the InfraSource Group's obligation to pay deferred purchase price obligations. Exelon continued to fund additional working capital to the InfraSource Group through advances. For the year ended December 31, 2002 advances totaled $27,500. There were no advances outstanding due to Exelon at December 31, 2002.

        Amounts due from related parties in the accompanying consolidated balance sheets are as follows:

	As of December 31,
	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2003
Amount due under services agreement	$(6,659)	$—
Amount due under operating agreements	362	—
Advances to Exelon	7,000	—
Working capital agreement and other due from Exelon	—	10,907

	$703	$10,907

        The Company leases office and warehouse space from Coleman Properties of which three officers of Blair Park are general partners. The Company's annual lease payments are approximately $86. The Company owns $7,218 of property and equipment that pursuant to the original terms of the purchase agreement are owed to the three officers of Blair Park. The corresponding liability is recorded in other liabilities-related parties. See Note 18 regarding distributions of these assets.

13. Redeemable Common Stock and Treasury Stock

        In connection with the Blair Park acquisition described in Note 2, 225,970 shares of redeemable common stock were issued at $12.60 per share in 2001. Additionally during 2001, the InfraSource Group issued 11,209 shares at $14.00, 12,125 shares at $12.60, 50,176 shares at $12.00 and 109,060 shares at $11.75 in connection with certain acquisitions because certain specified earnings targets were met or certain specified stock bonuses were paid. All shares were valued at the InfraSource Group's estimated fair value at the dates of issuance and were subject to agreements that provided certain registration rights with respect to the common stock. Additionally, the Stock Restriction Agreements provided that stockholders had the right to require the InfraSource Group to purchase, and the InfraSource Group had the right to require each stockholder to sell, specified percentages of the stockholder's shares, at fair market value, at dates subsequent to August 31, 2003.

        Further, upon termination of employment, the InfraSource Group had the right to repurchase any or all shares held by employee stockholders. As a result, the carrying value of these shares was adjusted to fair market value at each reporting period, with the corresponding accretion or decretion being recorded as a component of retained earnings. The adjustments of $(14,095) and $7,869 as of December 31, 2001 and 2002, respectively, in the fair value of the redeemable common stock relate to the 2,877,463 shares issued during 1999, 2000 and 2001 for acquisitions and adjusted retained earnings at the time of each revaluation of the common stock. The InfraSource Group's policy is to repurchase outstanding shares of redeemable common stock issued to employees upon termination of employment. Shares of redeemable common stock are repurchased at fair market value as of the redemption date, and are recorded as treasury stock at this value in the accompanying consolidated balance sheet. Shares of treasury stock are not subject to statutory restrictions, and the InfraSource Group has no stock repurchase commitments other than those pursuant to the Stock Restriction Agreements previously described.

        During 2002, 374,996 shares of redeemable stock, valued at $1,991 based upon a fair value per share of $5.31, were cancelled in connection with a settlement with former owners of a certain subsidiary. During 2001 and 2002, the InfraSource Group repurchased 127,602 and 85,156, respectively, shares of redeemable stock from employees who were terminated for a total fair value of $1,328 and $456.

        During the period January 1, 2003 through September 23, 2003, the InfraSource Group redeemed shares of redeemable stock at a fair value of $9,943. All remaining outstanding redeemable common stock as of September 23, 2003 was subsequently redeemed, and all treasury stock was cancelled in connection with the Merger (see Note 2). Activity related to shares of redeemable common stock for the years ended December 31, 2000, 2001 and 2002, and for the period January 1, 2003 through September 23, 2003 is as follows:

Shares
Balance as of January 1, 2000	1,074,266
Redeemable common stock issued	1,377,957

Balance as of December 31, 2000	2,452,223
Redeemable common stock issued	425,240
Repurchased shares from terminated employees	(127,602)

Balance as of December 31, 2001	2,749,861
Cancelled in connection with purchase price settlement	(374,996)
Repurchased shares from terminated employees	(85,156)

Balance as of December 31, 2002	2,289,709
Repurchased shares from terminated employees	(936,700)

Balance as of September 23, 2003	1,353,009

        The Company has no redeemable common stock as of December 31, 2003.

        Deferred Compensation:    During the period from June 8, 1999 to December 31, 1999, the InfraSource Group granted 157,600 shares of restricted common stock to certain executives, in conjunction with compensation agreements. There was no trading market for the restricted common stock at the grant dates. For financial statement purposes, a fair value for the common stock was determined by the Board of Directors to be $12.00 per share during the period these shares were granted. Accordingly, the InfraSource Group recorded deferred compensation expense in the amount of $1,891 based on the shares granted times the grant price. This amount was recognized as compensation expense over the vesting period of three years, on a straight-line basis. The shares are subject to the same Stock Restriction Agreements discussed above. During 2001, an additional 16,700 shares were issued at $7.50, the estimated fair value at the date of issuance. The InfraSource Group recorded deferred compensation expense in the amount of $125. In December 2001, one of the executives resigned. Based on the terms of the termination agreement, the remaining shares granted to the executive were immediately vested. Therefore, the InfraSource Group recorded additional compensation expense of $118 related to these shares. At December 31, 2001 and 2002, the unamortized portion of deferred compensation is $250 and $59, respectively. At September 23, 2003 all deferred compensation has been fully amortized. Compensation expense recognized during the years ended December 31, 2001, 2002 and the period January 1, 2003 through September 23, 2003 under this plan was $253, $191 and $59, respectively.

14. Common Stock and Preferred Stock

        At inception, the Board of Directors of the InfraSource Group authorized 150,000,000 shares of common stock with a par value of $.0001 per share. Common shares outstanding as of September 23, 2003 were redeemed in connection with the Merger, as more fully discussed in Note 2. At inception of the Company, the Board of Directors authorized 2,500,000 shares of common stock with a par value of $.001 per share. As of December 31, 2003, the Company has 19,914,840 outstanding and issued shares of common stock. See Note 18 regarding Stock Split.

        At inception, the Board of Directors of the InfraSource Group authorized 20,000,000 shares of preferred stock with a par value of $.0001 per share. No shares were issued through December 31, 2002. On September 23, 2003 in anticipation of the Merger (see Note 2), the InfraSource Group issued one share of preferred stock to Exelon for $4,100. In connection with the Merger, on September 24, 2003, Exelon exchanged this share of preferred stock, along with other consideration included in the Merger Agreement including certain indemnifications provided by Exelon along with a volume agreement for a $29,000 subordinated note issued by the Company (see Note 8). At inception, the Company had no authorized shares of preferred stock. See Note 18 regarding Stock Split.

15. Computation of Per Share Earnings

        The following table is a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computation.

	2001 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	2002 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period January 1, to September 23, 2003 (Predecessor entity— InfraSource Incorporated and Subsidiaries) (Note 1)	For the Period May 30 to December 31, 2003
Income (loss) from continuing operations (numerator)	$3,342	$30,237	$(11,202)	$1,547
Discontinued operations, net of tax expense (benefit) of ($5,952), $541, ($6,503) and ($176)	(9,386)	(1,574)	(12,316)	(288)
Extraordinary item, net of tax of $51	—	—	—	76
Cumulative effect of a change in accounting principle, net of tax benefit of $81,832	—	(204,100)	—	—

Net income (loss)	$(6,044)	$(175,437)	$(23,518)	$1,335

Weighted average basic common shares outstanding (denominator)	48,154,877	48,085,793	47,585,472	10,782,278
Potential common stock arising from stock options	—	—	—	248,486

Total weighted average shares—diluted (denominator)	48,154,877	48,085,793	47,585,472	11,030,764

        In connection with the funding of the acquisition of Maslonka in January 2004, the Company offered to sell 5,931,951 shares of common stock to all existing shareholders at a price per share that is less than fair value per share (bonus element). In accordance with SFAS No. 128, the number of shares of common stock used in computing basic and diluted earnings per share for the period May 30, 2003 through December 31, 2003 has been increased to include the effect of the bonus element.

16. Benefit Plans

        The Company and certain of its subsidiaries have union affiliations. Certain field employees are members of local unions. Wages and benefits paid to these employees are established by negotiated contracts which expire at various times.

        As of the Merger date, the Company did a plan spin-off which adopted a new defined contribution plan with the same features and provisions as the InfraSource Group's plan. The spin-off defined contribution plan included automatic transfer of account balances for employees continuing employment with the Company after the Merger.

        Retirement Plans:    The InfraSource Group has a defined contribution plan benefiting all subsidiaries, qualifying under section 401(k) of the Internal Revenue Code, for the majority of all office and supervisory employees. During 2002, all subsidiaries of the InfraSource Group transferred to this plan. The plan allows eligible employees to contribute up to 15% of the pre-tax base compensation. Matching contributions made by the Company are 50% of pre-tax contribution up to 6% of the employees' annual compensation. Additionally, some of the subsidiaries maintain profit sharing plans for certain employees. The InfraSource Group's expense related to its defined contribution and profit sharing plans for the years ended December 31, 2001, 2002 and for the period January 1, 2003 through September 23, 2003 was $1,033, $1,844 and $1,711, respectively. The Company's expense related to its defined contribution and profit sharing plans for the period May 30, 2003 through December 31, 2003 was $422. The Company and its subsidiaries also provide for payments made to various retirement plans for construction employees under the terms of union agreements and for other benefits of former employees.

        Prior to joining the InfraSource Group's defined contribution plan in 2002, certain of the InfraSource Group's subsidiaries maintained defined contribution plans, qualifying under section 401(k) of the Internal Revenue Code, for substantially all office and supervisory employees. The plans allowed eligible employees to contribute up to 15% of the pre-tax base compensation. The matching contribution depended on the plan and ranged from discretionary to 50% of pre-tax contribution up to 4% of the employees' annual salary. The InfraSource Group's expense for the year ended December 31, 2001 was $380.

        Stock Option Plan:    The InfraSource Group's Long Term Incentive Plan (the "LTIP") was adopted in 1999 to allow the grant of stock options and other cash or stock awards or rights to designated key employees of the Company and its subsidiaries. Awards under the LTIP may be grants of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance units, performance shares, phantom stock and dividend equivalents. At any time, the number of shares outstanding under the LTIP cannot exceed 16,000,000 shares of common stock.

        Under the terms of the InfraSource Group's incentive stock option plans, officers and certain other key employees were granted options to purchase the company's common stock at no less than 100% of the fair market value on the date of the grant. The options generally vested over three years and had a maximum term of ten years. Under certain terms of the option agreement and subsequent to October 2002, the option holder had the right to put the exercised shares back to the InfraSource

Group at fair market value. Accordingly, there was no compensation expense recorded at the date of the grant. No options had been exercised at September 23, 2003. In anticipation of the Merger (see Note 2), as of September 8, 2003, all outstanding common stock options for the InfraSource Group were canceled for nominal consideration.

        The Company's 2003 Stock Incentive Plan (the "Stock Plan") was adopted September 23, 2003 to allow the grant of stock options or restricted stock to designated key employees of the Company and its subsidiaries. Awards under the Stock Plan may be grants of incentive stock options, nonqualified stock options, or restricted stock. At any time, the number of shares outstanding under the Stock Plan cannot exceed 1,991,266 shares of common stock (see Note 18).

        Under the terms of the Stock Plan, officers and certain other key employees may be granted options to purchase the company's common stock at a value to be determined by the plan administrator on the date of the grant subject to certain restrictions as outlined in the Stock Plan. The options may be time-based or performance-based, vest over a period between four and seven years, or earlier in the case of performance based options upon achievement of financial return targets, and have a maximum term of ten years. Under certain terms, the option holder has the right to put exercised shares back to the Company at fair market value. Compensation expense of $2 was recorded by the Company during the period May 30, 2003 through December 31, 2003.

        The following table summarizes information for the options outstanding and exercisable:

	Options	Wtd Avg. Exercise Price per share	Options Exercisable	Wtd. Avg. Exercise price per share
Predecessor entity—InfraSource Incorporated and Subsidiaries:
Balance, December 31, 2000	1,034,660	$13.74	45,233	$12.00
Granted	384,705	12.42
Exercised	—
Cancelled	69,855	13.96

Balance, December 31, 2001	1,349,510	$13.35	335,835	$13.46
Granted	—
Exercised	—
Cancelled	307,310	12.91

Balance, December 31, 2002	1,042,200	$13.48	497,861	$13.49
Granted	—
Exercised	—
Cancelled	1,042,200	13.48

Balance, September 30, 2003	—		—

InfraSource Services, Inc. and Subsidiaries:
Balance, May 30, 2003
Granted	1,961,517	$4.60	1,334,192	$4.60
Exercised	—
Cancelled	—

Balance, December 31, 2003	1,961,517	$4.60	1,334,192	$4.60

        All options outstanding as of December 31, 2003 are exercisable at $4.60 per share and have a weighted average remaining contractual life of 9.8 years.

        Deferred Compensation Plan:    The InfraSource Group's Deferred Compensation Plan was established on January 1, 2001 for the purpose of providing deferred compensation to designated key employees of the Company and its subsidiaries. The Deferred Compensation Plan allows participants to elect to make pre-tax deferrals of up to 75% of their annual base salary and 100% of their bonuses in coordination with amounts contributed to the qualified 401(k) plan. In addition, each participant may elect to defer an excess amount equal to any amount distributed or paid to the participant from the Company's 401(k) plan during the calendar year to correct a failure to satisfy the nondiscrimination requirements of the Code. The Deferred Compensation Plan allows the Company to make matching contributions with respect to participants who elect to defer a portion of their annual base salary. A participant's interest in its matching contributions vest in accordance with the vesting schedule set forth in the Company's 401(k) plan. A participant's deferrals and matching contributions, if any, are credited to a bookkeeping account and accrue earnings and losses as if held in certain investments selected by the participant. Amounts credited to a participant's account will be distributed upon the earlier of the participant's (i) retirement or (ii) separation from service, provided, however, if the separation of service occurs prior to the participant's attainment of age 65, the distribution may be delayed until the participant has attained 65 if the participant has timely elected to so defer such payment. The Company's Deferred Compensation Plan is unfunded, and participants are unsecured general creditors of the Company as to their accounts.

17. Commitments and Contingencies

        The Company and its subsidiaries are parties to various legal proceedings and claims that arise in the ordinary course of business. The Company has accrued in the accompanying consolidated balance sheets the estimated costs associated with these legal proceedings and claims. Although the outcome of these matters cannot be predicted with certainty, the Company believes that the ultimate disposition will not have a material adverse effect on the Company's financial position or results of operations or liquidity.

        The Company is obligated under capital leases for office space and equipment and also rents office space and equipment under non-cancelable operating leases, certain of which contain purchase option terms.

        Future minimum lease commitments for all non-cancelable leases of the Company as of December 31, 2003 are as follows:

	Capital Leases	Operating Leases	Total
For the twelve months ending December 31, 2004	$67	$1,990	$2,057
2005	29	1,647	1,676
2006	—	1,213	1,213
2007	—	515	515
2008	—	219	219
Thereafter	—	17	17

Total minimum lease payments	96	$5,601	$5,697

Less: Amounts due within one year	67

	$29

        Rent expense incurred by the InfraSource Group was $7,371, $3,996 and $5,733 for the years ended December 31, 2001 and 2002 and the period January 1, 2003 through September 23, 2003,

respectively. Rent expense incurred by the Company was $2,385 for the period May 30, 2003 through December 31, 2003. See Note 12 for information regarding leasing transaction with related parties.

        The Company also constructs and leases fiber-optic telecommunications facilities to its customers pursuant to operating lease agreements, typically with lease terms from five to twenty-five years, including certain renewal options. Under these agreements, customers lease a portion of the capacity of a fiber-optic facility, with the facility owned and maintained by the Company. The book value of fiber-optic facilities of the Company is $43,506, net of accumulated depreciation of $469 as of December 31, 2003 and is included in Property and equipment, net of accumulated depreciation, in the accompanying consolidated balance sheet. Minimum future rentals related to fiber-optic facility leasing agreements as of December 31, 2003 are as follows:

For the twelve months ending December 31, 2004	$17,596
2005	13,328
2006	11,459
2007	8,330
2008	5,006
Thereafter	15,294

Fixed noncancelable minimum lease revenues	$71,013

18. Subsequent Events

        Deferred Compensation Plan:    Effective January 1, 2004, the Deferred Compensation Plan was amended to (1) add a vesting requirement for Company matching contributions, (2) add an early distribution provision, (3) make a single sum the automatic form of payment and (4) to clarify certain provisions.

        Options Grant:    On January 12, 2004, the Board of Directors of the Company increased the allowable number of shares outstanding under the Stock Plan from 1,991,266 to 2,100,079 and authorized a stock option grant for the purchase of 75,081 shares at an exercise price of $4.60 and fair value of $8.45 per share. The Company will recognize compensation expense of approximately $289 related to the grant over the vesting period of four years.

        Credit Agreement:    On January 22, 2004, in anticipation of the acquisition of Maslonka & Associates ("Maslonka"), the Company amended its credit facility to permit the acquisition and to obtain additional liquidity and operating flexibility in connection therewith, including expanding the Company's capacity for making capital expenditures. As a result of the amendment, the commitment of the banks under the revolving credit facility was increased by $10,000 to $50,000, and the amount available for letters of credit was increased by $10,000 to $35,000. Within 10 business days of consummation of a public offering, these increases will terminate, and the Company's revolving credit facility commitment and availability for letters of credit will return to their prior levels of $40,000 and $25,000, respectively. In addition, the amount of the dividend payment allowable from InfraSource Incorporated to the Company was increased by $250 to $500.

        Acquisition:    On January 27, 2004, InfraSource Incorporated acquired all of the voting interests of Maslonka, a complementary infrastructure services business for total purchase price consideration of $81,373, which included the issuance of 4,330,820 shares of the Company's common stock. The final allocation of purchase price is subject to the completion of appraisals of certain property, plant and equipment, a final working capital adjustment and final settlement of the holdback adjustments to the purchase price in accordance with the terms of the acquisition agreement. The Company expects the appraisals and working capital adjustments to be finalized during the second quarter of 2004 and expects the holdback amount less any amounts retained by the Company, will be released to the sellers in part in 2005 and the remainder in 2006. Any adjustments made as a result of the appraisals, the working capital adjustment and the holdback adjustments could result in an adjustment to goodwill, which could be material. The value of the shares of common stock issued to the Maslonka stockholders was determined to be approximately $54,568. Under the terms of the holdback provision, the Company withheld $6,600 in cash payable at closing and 957,549 shares of common stock issued to the sellers from the consideration payable at closing. $5,500 of the holdback is contingent on Maslonka's achievement of certain performance targets as well as the satisfaction of any indemnification obligations owed to us, which may also be set-off against all other portions of the holdback. The Company expects that the holdback amount, less any amounts retained by the Company, will be released to the sellers in part in 2005 and the remainder in 2006.

        Additionally, at the time of the acquisition, Maslonka had an outstanding letter of credit collateralized with a $5,000 time deposit account provided by the Maslonka stockholders, which the Company acquired in the acquisition. The Company is required to reimburse the stockholders an aggregate of approximately $5,000 within six months of the closing date. After giving effect to the holdback and the reimbursement for the time deposit account, the amount paid at closing was $26,700 in cash and 3,373,270 shares of the Company's common stock.

        The Company financed the cash portion of the Maslonka acquisition with available cash and the issuance of an aggregate of 5,931,950 shares of the Company's common stock to the Parent and certain members of the Company's management for cash of approximately $27,300.

        The preliminary aggregate purchase price for this business is as follows:

Cash paid to sellers, net of cash acquired	$9,187
Transaction costs	600
Repayment of debt and capital leases	10,314
Equity issued to sellers	54,568
Liability to sellers for time deposit refund and prior income taxes paid	5,604
Liability to sellers for cash holdback of purchase price	1,100

Total purchase price consideration	$81,373

        The preliminary purchase price of the assets and liabilities assumed in the acquisition is estimated to be initially allocated as follows:

Contract receivables	$6,172
Earnings in excess of billings	6,437
Deferred tax asset	5,771
Other current assets	554
Property, plant & equipment	9,131
Goodwill	58,761
Intangibles	11,500
Other non-current assets	5,319
Accounts payable and accrued expenses	(15,031)
Other liabilities	(79)
Long-term debt	(1,000)
Deferred tax liability	(6,162)

Total net assets acquired	$81,373

        Goodwill estimated at $58,761 will not be deductible for tax purposes. Intangibles consisting of construction backlog have been valued at $11,500 and will be amortized over the life of the contracts which range from one to two years. The amortization of intangible assets will not be deductible for tax purposes.

        Change in Company Name:    In January 2004, the Company changed its legal name to InfraSource Services, Inc.

        Litigation:    In January 2004, a judgment was issued against the Company in Fulton County, Georgia in the amount of $3,785 including $3,190 in punitive damages. The jury verdict upheld allegations by the plaintiff that in 1999 InfraSource Incorporated (formerly known as Exelon Infrastructure Services, Inc.) had fraudulently induced the plaintiff to incur expenses in connection with a proposed business acquisition that was never consummated. The Company filed a notice of appeal on

February 19, 2004, and the plaintiff filed a notice of cross-appeal on March 2, 2004. However, due to the existence of the judgment and the uncertainty of a successful appeal, the Company considers ultimate payment of this judgment probable, and has recorded the judgment amount as other income (expense) in the accompanying consolidated statement of operations and comprehensive income (loss) for the period January 1, 2003 through September 23, 2003. The related liability is included in accrued liabilities in the accompanying balance sheet as of December 31, 2003. The timing of ultimate resolution for this matter, including the Company's expected appeal motions, is not presently determinable.

        Options Exercise:    During the month of January 2004, prior to the Maslonka acquisition, members of management and the Board of Directors exercised options to purchase 489,549 shares of Company stock in exchange for cash of approximately $2,250.

        Related Parties:    On March 18, 2004, the Company received approval from the required parties which gave authorization to distribute the assets owed to the three officers of Blair Park. The Company intends to distribute these assets in the second quarter of 2004 (see Note 12).

        Stock Split:    On March 24, 2004, the Board of Directors authorized an approximate 21.7625 to one stock split and an increase in the authorized common stock from 2,500,000 shares to 120,000,000. Par value of the common stock will remain $.001 per share. In addition, the Board of Directors also authorized the issuance of 12,000,000 shares of preferred stock with a par value of $0.001 per share.

        The effect of the stock split has been retroactively reflected in the Company's accompanying financial statements, and all applicable references as to the number of common shares and per share information have been restated. No corresponding change has been made to the financial information relating to the InfraSource Group.

        Debt Covenant Violation:    On April 21, 2004, the Company received a waiver and amendment to the Credit Facility related to obtaining liens on certain vehicles and equipment following the Exelon Transaction. The Company was required to obtain the liens by March 22, 2004 and was not in compliance at that date. The waiver provides the Company until July 7, 2004 to comply.

Report of Independent Auditors

To the Board of Directors and Shareholders
of Maslonka & Associates, Inc.

In our opinion, the accompanying balance sheets and the related statements of income, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Maslonka & Associates, Inc. (the "Company") at December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

February 13, 2004
Los Angeles, California

MASLONKA & ASSOCIATES, INC.
Balance Sheets

	December 31,
	2002	2003
Assets
Current assets
Cash and cash equivalents	$425,240	$7,200,457
Marketable securities	117,249	302,524
Contracts receivable	6,106,782	8,343,196
Costs and estimated earnings in excess of billings on contracts in process	26,000	—
Prepaid expenses and other current assets	98,563	342,861

Total current assets	6,773,834	16,189,038
Property and equipment, net	5,435,753	5,886,665
Refundable deposits	95,991	318,866
Time deposit	—	5,000,000
Cash surrender value of officer's life insurance	211,630	471,277

Total assets	$12,517,208	$27,865,846

Liabilities, Mandatorily Redeemable Preferred Stock, and Stockholders' Equity
Current liabilities
Cash overdraft	$8,636	$—
Bank line of credit	250,000	3,100,000
Current portion of long-term debt	619,240	489,181
Current portion of capitalized lease obligations	74,970	51,845
Accounts payable	977,779	5,182,555
Accrued liabilities	513,698	1,665,132
Billings in excess of costs and estimated earnings on contracts in process	313,448	1,619,198
Income taxes payable	558,454	4,023,042

Total current liabilities	3,316,225	16,130,953
Long-term debt, net of current portion	2,215,587	1,742,900
Note payable to officer and shareholder	—	5,886,819
Long-term capitalized lease obligations, net of current portion	72,847	22,310
Deferred income taxes	2,161,688	282,777

Total liabilities	7,766,347	24,065,759
Commitments and contingencies (Note 9)
Mandatorily redeemable preferred stock, $1,000 par value, 400 shares authorized, $1,000 per share, 400 shares issued and outstanding (aggregate liquidation preference of $609,000 and $700,000 at December 31, 2002 and 2003, respectively)	609,000	700,000
Stockholders' equity
Common stock, $1.00 par value, 100,000,000 shares authorized, 133,900 and 186,346 shares issued and outstanding at 2002 and 2003, respectively	133,900	186,346
Treasury stock (45,490 shares)	—	(4,454,313)
Additional paid-in capital	—	31,508,554
Deferred compensation	—	(30,721,000)
Advances to officers and stockholders	(661,739)	(1,203,180)
Retained earnings	4,672,557	7,733,363
Accumulated other comprehensive (loss) income	(2,857)	50,317

Total stockholders' equity	4,141,861	3,100,087

Total liabilities, mandatorily redeemable preferred stock and stockholders' equity	$12,517,208	$27,865,846

The accompanying notes are an integral part of these financial statements.

MASLONKA & ASSOCIATES, INC.
Statements of Income

	For the Year Ended December 31,
	2001	2002	2003
Revenues from construction operations	$12,894,296	$20,406,249	$38,549,098
Cost of services	9,035,356	13,376,158	26,457,494

Gross profit	3,858,940	7,030,091	12,091,604
Operating expenses	1,690,164	2,375,195	6,954,926

Income from operations	2,168,776	4,654,896	5,136,678

Other income (expense)
Impairment loss on securities	—	(312,980)	—
Interest income	90	31,663	68,342
Interest expense	(58,339)	(40,313)	(93,964)
Other (expenses) income	(39,167)	(37,953)	106,110

	(97,416)	(359,583)	80,488

Income before income taxes	2,071,360	4,295,313	5,217,166
Provision for income taxes	819,317	1,737,149	2,065,360

Net income	$1,252,043	$2,558,164	$3,151,806

The accompanying notes are an integral part of these financial statements.

MASLONKA & ASSOCIATES, INC.
Statements of Stockholders' Equity

	Common Stock					Advances to Officers and Stockholders		Accumulated Other Comprehensive Income (Loss)
			Treasury Stock	Additional Paid-In Capital	Deferred Compensation		Retained Earnings
	Shares	Amount							Total
Balance, December 31, 2000	133,900	$133,900	$—	$—	$—	$(30,544)	$1,011,350	$—	$1,114,706
Net income	—	—	—	—	—	—	1,252,043	—	1,252,043
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(70,000)	—	(70,000)
Advances to stockholders, net	—	—	—	—	—	(115,926)	—	—	(115,926)

Balance, December 31, 2001	133,900	133,900	—	—	—	(146,470)	2,193,393	—	2,180,823
Net income	—	—	—	—	—	—	2,558,164	—	2,558,164
Unrealized loss on securities, net of taxes of $2,197	—	—	—	—	—	—	—	(2,857)	(2,857)

Total comprehensive income									2,555,307

Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(79,000)	—	(79,000)
Advances to stockholders, net	—	—	—	—	—	(515,269)	—	—	(515,269)

Balance, December 31, 2002	133,900	133,900	—	—	—	(661,739)	4,672,557	(2,857)	4,141,861
Net income	—	—	—	—	—	—	3,151,806	—	3,151,806
Unrealized gain on securities, net of taxes of $20,767	—	—	—	—	—	—	—	53,174	53,174

Total comprehensive income	—	—	—	—	—	—	—	—	3,204,980

Redemption of common stock	—	—	(4,454,313)	—	—	—	—	—	(4,454,313)
Issuance of restricted stock	52,446	52,446	—	31,508,554	(31,561,000)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	840,000	—	—	—	840,000
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(91,000)	—	(91,000)
Advances to officers and stockholders, net	—	—	—	—	—	(541,441)	—	—	(541,441)

Balance, December 31, 2003	186,346	$186,346	$(4,454,313)	$31,508,554	$(30,721,000)	$(1,203,180)	$7,733,363	$50,317	$3,100,087

The accompanying notes are an integral part of these financial statements.

MASLONKA & ASSOCIATES, INC.
Statements of Cash Flows

	For the Year Ended December 31,
	2001	2002	2003
Cash flows from operating activities
Net income	$1,252,043	$2,558,164	$3,151,806
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	440,158	906,095	1,161,447
Loss (gain) on disposal of equipment	(25,869)	7,203	(7,134)
Impairment loss on securities	—	312,980	—
Deferred income taxes	980,561	1,201,512	(1,909,571)
Note payable issued for redemption of options	—	—	432,506
Amortization of deferred compensation expense on restricted stock	—	—	840,000
Changes in operating assets and liabilities:
Contracts receivable	(1,197,897)	(3,877,915)	(2,236,414)
Costs and estimated earnings in excess of billings on contracts in process	(120,129)	731,194	26,000
Prepaid expenses and other current assets	(92,053)	178,225	(244,298)
Refundable deposits	23,342	(12,030)	(222,875)
Accounts payable	(54,458)	733,132	4,204,776
Accrued liabilities	16,359	310,827	1,156,508
Billings in excess of costs and estimated earnings on contracts in process	—	313,448	1,305,750
Income taxes payable	(182,068)	363,537	3,464,588

Net cash provided by operating activities	1,039,989	3,726,372	11,123,089

Cash flows from investing activities
Purchase of property and equipment	(1,645,093)	(3,419,664)	(1,617,562)
Sale of property and equipment	214,657	—	10,944
Purchase of investments	—	(435,283)	(5,197,776)
Sale of investments	—	—	92,655
Cash surrender value of officer's life insurance	—	(211,630)	(259,648)

Net cash used in investing activities	(1,430,436)	(4,066,577)	(6,971,387)

Cash flows from financial activities
Cash overdraft	—	8,636	(8,636)
Payments on revolving line of credit	(1,076,126)	—	(250,000)
Draws on revolving line of credit	921,126	—	3,100,000
Proceeds from long-term debt	2,239,128	2,175,274	7,500,000
Payments on long-term debt and capital leases	(1,426,869)	(1,100,159)	(7,176,408)
Advances to officers and stockholders, net	(115,926)	(515,269)	(541,441)

Net cash provided by financing activities	541,333	568,482	2,623,515

Net increase in cash and cash equivalents	150,886	228,277	6,775,217
Cash and cash equivalents, beginning of period	46,077	196,963	425,240

Cash and cash equivalents, end of period	$196,963	$425,240	$7,200,457

Supplemental cash flow information
Cash paid for interest	$190,423	$249,515	$228,171
Cash paid for income taxes	$27,917	$172,429	$732,155
Noncash investing and financing activities
Property and equipment acquired by capitalized lease obligation	$68,790	$124,441	$—
Unrealized gain (loss) on investment in available-for-sale marketable securities	$—	$(2,857)	$76,799
Note payable issued for redemption of common stock	$—	$—	$4,454,313

The accompanying notes are an integral part of these financial statements.

MASLONKA & ASSOCIATES, INC.
Notes to Financial Statements
For the Years Ended December 31, 2001, 2002 and 2003

1. Nature of Business

        Maslonka & Associates, Inc. (the "Company") is an Arizona corporation organized in 1994 that conducts its business throughout the United States. The Company is a service provider to the power and communications infrastructure industries. All of the Company's revenues are generated from construction, maintenance and consulting contracts.

        On January 27, 2004, InfraSource Incorporated, a Delaware corporation and wholly-owned subsidiary of InfraSource Services, Inc., acquired all of the outstanding shares of common stock of the Company for total consideration consisting of $29.9 million in cash, 4,330,820 shares of common stock of InfraSource Services, Inc. and the assumption of certain liabilities of the Company.

2. Summary of Significant Accounting Policies

Use of Estimates

        Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Marketable Securities

        The Company accounts for its investments using Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market value gains and losses are charged to earnings if securities are traded for short-term profit. Otherwise, such unrealized gains and losses are charged to a separate component of stockholders' equity.

        Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and reevaluates such designations at each balance sheet date. At December 31, 2002 and 2003, all securities were designated as available for sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses, net of related taxes, reported in a separate component of stockholders' equity. Realized gains and losses on securities available for sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Declines in fair value on individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. For the year ended December 31, 2002, write-downs of $312,980 are included in earnings as losses for other than temporary impairment of available for sale securities.

Recognition of Revenue and Costs

        Revenues and costs from long-term construction contracts are recognized on the percentage-of-completion method, measured by the percentage of contract costs incurred to date to total estimated contract costs. This method is used because management considers expended costs to be the best available measure of progress on these contracts. Revenues from maintenance and consulting contracts are recognized as the services are performed.

        Contract costs include all direct material and labor costs, subcontract costs and other indirect job costs related to contract performance, such as indirect labor, taxes, supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

        The asset, costs and estimated earnings in excess of billings on contracts in process, represents revenues recognized in excess of amounts billed. The liability, billings in excess of costs and estimated earnings on contracts in process, represents billings in excess of revenues recognized.

Property, Equipment and Depreciation

        Property and equipment are stated at cost with deprecation computed by the straight-line method over their estimated useful lives of three to fifteen years. Repairs and maintenance are charged to expense as incurred while renewals and betterments are capitalized. When assets are sold or retired, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reported in operations.

Impairment of Long-Lived Assets

        The Company reviews its long-lived assets, including property, equipment and intangibles, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company estimates the future cash flows expected to result from the asset, and if the sum of the expected undiscounted future cash flows is less than the carrying amount of the long-lived asset, the Company recognizes an impairment loss by reducing the depreciated cost of the long-lived asset to its estimated fair value.

Stock Based Compensation

        The Company measures compensation expense relating to employee stock awards in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations ("APB No. 25"). The Company measures compensation expense relating to nonemployee stock awards in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS No. 123").

        The Company has adopted the disclosure only provisions permitted by SFAS No. 123, Accounting for Stock Based Compensation, with respect to its stock option plan. Accordingly, since all options are issued with exercise prices greater than or equal to the market price on the grant date, no compensation cost has been recognized for the stock option plan.

        The weighted average fair value of options granted in 2001, 2002 and 2003 was $0, $4.25 and $4.52, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2001: dividend yield of 0 percent, expected volatility of 0 percent, expected life of 5 years and a risk-free interest rate of 4.88 percent; and for grants in 2002: dividend yield of 0 percent, expected volatility of 0 percent, expected life of 5 years and a risk-free interest rate of 3.98 percent; and for grants in 2003: dividend yield of 0 percent, expected volatility of 0 percent, expected life of 5 years and a weighted average risk-free interest rate of 2.98 percent.

        For purposes of proforma disclosures the estimated fair value of stock options is amortized to expense over the vesting period of the options. The proforma information required under SFAS No. 123 for 2001, 2002 and 2003 is as follows:

	2001	2002	2003
Net income—as reported	$1,252,043	$2,558,164	$3,151,806
Stock compensation expense, net of tax	—	(44,268)	(139,990)

Net income—pro forma	$1,252,043	$2,513,896	$3,011,816

Income Taxes

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"), which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities is determined annually.

        Deferred income tax assets and liabilities are computed for differences between financial statement and tax bases of assets and liabilities for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the years in which the differences are expected to affect taxable income. Valuation allowances are established, if necessary, to adjust the deferred tax assets and liabilities to the amounts that will more likely than not be realized. Provision for income taxes is comprised of the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

Comprehensive Income

        The Company has adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). Comprehensive income is comprised of net income (loss) and all changes to stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distribution to owners.

Concentration of Credit Risk

        The Company maintains its cash in bank deposit accounts, which, at times throughout the year, may substantially exceed federally insured limits. The Company has not experienced any losses in such accounts.

Insurance Coverage

        The Company maintains insurance coverage for certain losses relating to workers' compensation claims, employee medical benefits and general and auto liability claims.

3. Marketable Securities

        Marketable securities consist of securities available for sale including highly liquid mutual funds and equity securities. The mutual funds consist of investments in equity securities. Investments in such funds are not insured.

        Securities available for sale at December 31, 2002 and 2003 consist of the following:

	2002	2003
Aggregate original cost	$435,283	$541,563
Impairment loss	(312,980)	(312,980)

Aggregate adjusted cost	122,303	228,583
Unrealized (loss) gain	(5,054)	73,941

Aggregate fair value	$117,249	$302,524

        There was no realized gain or loss from the sale of securities available for sale for the years ended December 31, 2001 and 2002. For the year ended December 31, 2003, the net realized gain from the sale of available-for-sale securities was $1,394.

4. Contracts Receivable

        Contracts receivable consist of the following:

	2002	2003
Contracts in progress	$5,348,044	$3,862,755
Retentions	758,738	4,480,441

	$6,106,782	$8,343,196

5. Contracts

        Costs incurred to date, estimated earnings, and related progress billings on contracts in progress at December 31, 2002 and 2003 are as follows:

	2002	2003
Costs incurred on uncompleted contracts to date	$14,407,384	$31,876,095
Estimated earnings to date	5,304,614	16,664,110

	19,711,998	48,540,205
Less progress billings to date	19,999,446	50,159,403

	$(287,448)	$(1,619,198)

        The net billings in excess of costs and estimated earnings on contracts in progress are included in the accompanying balance sheet under the following captions:

	2002	2003
Costs and estimated earnings in excess of billings on contracts in progress	$26,000	$—
Billings in excess of costs and estimated earnings on contracts in process	(313,448)	(1,619,198)

	$(287,448)	$(1,619,198)

6. Property and Equipment

        Property and equipment consists of the following:

	2002	2003
Land and buildings	$25,677	$92,572
Construction equipment	3,884,265	4,643,768
Trucks and trailers	2,489,260	2,676,170
Computer and office equipment	135,154	304,879
Specialized tools	634,202	706,314
Leasehold improvements	52,114	359,259

	7,220,672	8,782,962
Less accumulated depreciation	(1,784,919)	(2,896,297)

	$5,435,753	$5,886,665

        At December 31, 2002 and 2003, property and equipment included $259,834 and $259,834, respectively, of machinery and equipment and computer equipment under capitalized lease obligations, and related accumulated amortization of $76,159 and $120,742.

7. Bank Line of Credit

        During 2002, the Company entered into a revolving line of credit facility with a bank which provided for borrowings up to $1,000,000, required interest-only monthly payments at prime plus 2 percent, and matured April 8, 2003. The revolving line of credit was subject to various restrictive covenants, including a debt to equity ratio of less than 1.75 to 1, and financial requirements. At December 31, 2002, the Company was in compliance with these covenants and financial requirements. During 2003, the maturity date was extended to June 30, 2003 and the line was repaid at maturity.

        On June 30, 2003, the Company entered into a revolving line of credit facility with a bank which initially provides for borrowings up to $5,000,000, requires interest-only payments at prime plus 0.5 percent, and matures June 28, 2004. Upon completion of a major contract the borrowing limit reduces to $3,000,000. At the Company's option, provided that no event of default exists, the Company may extend the scheduled maturity date to December 30, 2004. The revolving line of credit is subject to various restrictive covenants including minimum performance requirements on the Company's major contract. After completion of the major contract the Company must maintain a debt to equity ratio of less than 1.75 to 1. At December 31, 2003, the Company was in compliance with these covenants.

        At December 31, 2002 and 2003, outstanding borrowings under the revolving lines of credit total $250,000 and $3,100,000, respectively.

        The Company has entered into a letter of credit in the amount of $5,000,000 and is required to maintain cash collateral for the same amount.

8. Long-Term Debt

	2002	2003
Note payable with a bank requiring monthly installments of $11,677, including interest at 6.21%, maturing September 2007, collateralized by related equipment and personally guaranteed by corporate officers. Paid in full June 30, 2003.	$573,714	$—
Note payable with a bank requiring monthly installments of $21,306, including interest at 7.75%, maturing 2007, collateralized by related equipment and personally guaranteed by corporate officers. Paid in full June 30, 2003.	951,191	—
Note payable with a bank requiring monthly installments of $23,805, including interest at 9.88%, maturing April 2006, collateralized by related equipment and personally guaranteed by corporate officers. Paid in full June 30, 2003.	806,240	—
Note payable with a bank requiring monthly installments of $12,051, including interest at 7.7%, maturing January 2007, collateralized by related equipment and personally guaranteed by corporate officers. Paid in full June 30, 2003.	503,682	—
Note payable with a bank requiring monthly installments of $40,765, plus interest at 5.5%, maturing June 2008, collateralized by related equipment and personally guaranteed by corporate officers.	—	2,232,081
8.5% note payable to an officer and stockholder of the Company requiring monthly interest-only payments of $7,083 until June 2006, at which point the entire principal balance becomes due and payable	—	1,000,000
6% note payable to an officer and former stockholder of the Company. Principal and interest become due and payable in December 2005 or upon closing of the acquisition of the Company by InfraSource Incorporated.	—	4,886,819

Total long-term debt	2,834,827	8,118,900
Less current portion	(619,240)	(489,181)

Long-term debt, net of current portion	$2,215,587	$7,629,719

        Annual maturities of long-term debt for the five years subsequent to December 31, 2003 are as follows:

2004	$489,181
2005	5,376,000
2006	1,489,181
2007	489,181
2008	275,357

Total	$8,118,900

9. Commitments and Contingencies

Leases

        The Company has capital and operating leases for office space, machinery and equipment and office equipment. Terms of the lease agreements are from 12 to 120 months as of December 31, 2003, require aggregate monthly payments of $79,487, and expire at various dates through 2013. Total rent expense on operating leases was $273,898 for the year ended December 31, 2001, $395,782 for the year ended December 31, 2002 and $571,555 for the year ended December 31, 2003.

        At December 31, 2003, minimum annual rentals under all leases are as follows:

	Capital Leases	Operating Leases
2004	$55,321	$1,093,332
2005	21,394	820,024
2006	—	537,865
2007	—	351,312
2008	—	198,000
Thereafter	—	935,500

Total minimum lease payments	76,715	$3,936,033

Less amounts representing interest	(2,560)

Present value of net minimum lease payments	74,155
Less current maturities	(51,845)

Long-term portion	$22,310

Legal Matters

        The Company is a party to litigation related to a fatal automobile accident occurring on December 1, 2002. The cases are pending in a state court in Texas, and are currently in the discovery phase. From time to time the Company is also the subject of other litigation in the ordinary course of business. Any liability under this litigation is expected to be covered in whole or in part by insurance. Although the amount of any liability with respect to such claims and litigation over and above the Company's insurance coverage cannot currently be determined, in the opinion of management such liability is not expected to have a material adverse effect on the Company's financial condition, results of operations or cash flows.

10. Income Taxes

        The provision for income taxes consisted of the following for the years ended December 31, 2001, 2002 and 2003:

	2001	2002	2003
Current:
Federal	$(137,059)	$404,939	$3,163,964
State	(24,185)	132,895	831,734
Deferred:
Federal	829,519	1,019,418	(1,640,787)
State	151,042	179,897	(289,551)

	$819,317	$1,737,149	$2,065,360

        The following is a reconciliation of the income tax provision for the years ended December 31, 2001, 2002 and 2003 to the provision for income taxes computed at the statutory income tax rate:

	2001	2002	2003
Provision for income taxes at the federal statutory rate	$704,262	$1,460,406	$1,773,836
State taxes, net of federal benefit	126,857	267,608	264,485
Nondeductible expenses	14,667	16,170	105,809
Other	(26,469)	(7,035)	(78,770)

	$819,317	$1,737,149	$2,065,360

        Deferred tax assets and liabilities consist of the following at December 31, 2002 and 2003:

	2002	2003
Deferred tax assets:
Deferred compensation	$—	$336,000
Nondeductible impairment loss on investments	121,614	125,192
Other	2,197	—

Total deferred tax assets	123,811	461,192

Deferred tax liabilities:
Completed contract adjustment	(1,838,759)	—
Accelerated depreciation of property and equipment	(446,740)	(742,588)
Other	—	(1,381)

Total deferred tax liabilities	(2,285,499)	(743,969)

Net deferred tax liabilities	$(2,161,688)	$(282,777)

        The net deferred tax liabilities are comprised of the following:

	2002	2003
Current deferred tax liabilities	$—	$—
Noncurrent deferred tax liabilities	(2,161,688)	(282,777)

	$(2,161,688)	$(282,777)

11. Common and Preferred Stock

        The Company has authorized 100,000,000 shares of its $1 par value common stock, and 400 shares of its $1,000 par value preferred stock.

        On December 12, 2003, the Company entered into a Redemption Agreement to purchase and redeem 45,490 common shares held by a minority shareholder, and the shareholder renounced all right, title and interest in and to the options held by the shareholder to acquire an additional 4,417 common shares, for total consideration of $4,886,819, as evidenced by a note payable by the Corporation to the shareholder. The note accrues interest at a rate of six percent per annum. All outstanding principal and accrued and unpaid interest is due and payable on December 31, 2005, or immediately prior to the closing of a transaction involving the sale or transfer of a majority of the ownership of the Company (a "Transaction"). Of the total consideration paid, approximately $433,000 was allocated to the options and has been recorded as compensation expense in 2003. The remaining consideration is reflected in the balance sheet as a treasury stock transaction. On January 27, 2004, the Company paid the note in full.

        On December 12, 2003, the Company entered into Option Exchange Agreements with four minority shareholders and one common stock option holder (collectively the "Participants"). Under the terms of these agreements, the Participants exchanged all of their common stock options (options to purchase an aggregate of 165,486 shares of common stock) for an aggregate of 52,446 shares of restricted common stock ("Restricted Shares") of the Company. The Restricted Shares are subject to various restrictions (the "Restrictions") including forfeiting all right, title and interest to and in the Restricted Shares if the Participant's employment by the Company terminates prior to December 31, 2005. Notwithstanding the Restrictions, if the Participant is an employee of the Company upon closing of the Transaction with InfraSource, the Restriction shall terminate in connection with and immediately prior to the closing of the Transaction, and the Participants shall participate in the Transaction. The total value of Restricted Shares issued of approximately $31,561,000 was determined based upon the estimated consideration to be received from InfraSource for the acquisition of the outstanding shares in the Company by InfraSource, including consideration to be paid in shares of common stock of InfraSource valued at $15.39 per share. The value of the Restricted Shares has been recorded as deferred compensation and is being amortized to compensation expense over the period the restriction lapses on December 31, 2005. Any deferred compensation remaining upon closing of the Transaction with InfraSource on January 27, 2004 will be recognized as expense at that time. Amortization of the deferred compensation expense in 2003 was approximately $840,000.

        On December 12, 2003, the Company entered into Option Buy-Out Agreements with 15 common stock option holders ("Optionees"), whereby the Optionees terminated and sold to the Company all of their rights to acquire an aggregate of 26,000 shares of common stock in the Company. Payments made to Optionees under these agreements totaled approximately $1,887,000 and were recorded as compensation expense in 2003.

        During 2000, the Company sold 400 shares of its $1,000 par value preferred stock ("Preferred") resulting in gross proceeds of $400,000. The holder of the Preferred shall have no voting power, except in the event of failure of the Company to comply with the provisions of the Preferred certificate.

        The Preferred shares, or any portion, shall be redeemable at any time by the Company according to the following formula: year one (2000) $1,150 per share, year two (2001) $1,325 per share, year three (2002) $1,522.50 per share, year four (2003) $1,750 per share, year five (2004) and after at the face amount increased at a compounded annual rate of 18 percent from the date of issuance.

        Commencing on January 1, 2004, and for a period of 120 days thereafter, the holder of the Preferred shares may compel the purchase by the Company of any such Preferred shares then outstanding at the sum of $1,750 per share.

        If during the period beginning on January 1, 2000 and ending on December 31, 2003, the Company or any of its common stockholders enter into negotiations that result in the transfer of over 50 percent of the common stock of the Company, or transfer of substantially all of the operating assets of the Company to an unrelated third party, then as a result of the commencement of such negotiations, the holder shall have the option (but not obligation) to convert each share of Preferred outstanding as of the date negotiations begin into .00025 percent of the then outstanding common shares of the Company as of the date of the conversion.

        If negotiations commence within a period of 365 days following the redemption of some or all of the Preferred, then the holder of the redeemed Preferred shall have the right, but not the obligation, to purchase common shares attributable to such redeemed Preferred Stock Shares according to the formula (.00025 percent) above for an amount equal to the redemption proceeds received by the preferred shareholder plus interest measured from the date of redemption through the date of purchase of such common shares computed at the rate of 15 percent per annum.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holder of the Preferred shall be entitled to receive an amount equal to the redemption value of the then outstanding shares determined by the Redemption Value.

        The Preferred certificate requires compliance with certain positive covenants such as maintaining a ratio of current assets to current liabilities of at least 1.25 to 1, net worth of at least $450,000 and certain negative covenants, which prohibit issuance of any other stock which shall have a preference or equality over the Preferred shares, payment of any dividends, loans except in the ordinary course of the Company's business, sale or transfer of stock between current shareholders or others, and various other restrictions.

        In the event of default which remains uncorrected for a period of 30 days, the holder, at the holder's option, may cause the Company to redeem all of the Preferred. In the event the Company does not redeem the Preferred, the holder shall have the right to require the dissolution or liquidation of the Company.

        On January 27, 2004, the preferred shareholder converted all of his shares of preferred stock into 18,132 shares of common stock in the Company and participated in the sale of the Company to InfraSource Incorporated, as described in Note 1 to these financial statements.

12. Stock Option Plan

        On January 1, 2001, the Company adopted the 2001 Stock Option Plan (the "Plan"). The Plan allows for issuance of up to 75,000,000 shares of the Company's common stock. At December 31, 2002 and 2003, the Company has 74,682,000 and 75,000,000 shares, respectively, available for future grants. Options granted under the Plan must be granted at the fair market value of such shares on the date of grant and shall automatically terminate on the tenth anniversary of the option grant date. The options vest 12.5 percent quarterly over two years. Options immediately vest if the Company is sold, dissolved, or reorganized at or above certain specified levels based on the date of such event.

        Summary information related to the Plan is as follows:

	Options	Price Per Share	Weighted- Average Exercise Price
Options outstanding at December 31, 2000	—	$—	$—
Granted	250,000	14.00	14.00
Exercised	—	—	—
Canceled	—	—	—

Options outstanding at December 31, 2001	250,000	14.00	14.00
Granted	68,000	23.28	23.00
Exercised	—	—	—
Canceled	—	—	—

Options outstanding at December 31, 2002	318,000	14.00-23.28	15.98
Granted	56,000	31.60-38.81	35.98
Exercised	—	—	—
Canceled	(374,000)	14.00-38.81	18.98

Options outstanding at December 31, 2003	—	$—	$—

        The following table summarizes information about stock-based employee compensation grants outstanding and exercisable at December 31, 2002:

	Outstanding Options			Exercisable Options
Exercise Price	Number Shares	Weighted- Average Contractual Life (in years)	Weighted- Average Exercise Price	Number Shares	Weighted- Average Contractual Life (in years)	Weighted- Average Exercise Price
$14.00	250,000	7.25	$14.00	218,750	7.25	$14.00
$23.28	68,000	8.75	$23.28	8,500	8.75	$23.28

Totals	318,000			227,250

13. Related Party Transactions

        The Company had advances to officers and stockholders of $661,739 and $1,203,180 as of December 31, 2002 and 2003, respectively. Advances to officers are made under the terms and conditions of various loan agreements and are collateralized by all the officers' common stock and option grants in the Company.

        The Company has renewable yearly agreements to rent properties from the president of the Company for a combined monthly amount of approximately $16,500 per month. The related-party rent expense for the years ended December 31, 2001, 2002 and 2003 was $20,000, $104,315 and $162,250, respectively.

14. Major Customers

        Due to the nature of the Company's business, it contracts with customers on a nonrecurring basis. The Company's top three customers represented 24.6 percent, 21.8 percent and 21.5 percent of total revenue for fiscal year 2001. For the year ended December 31, 2002, the Company's top three customers represented 49.0 percent, 25.2 percent and 17.5 percent of total revenue, and 97.1 percent, 0 percent and 0 percent, respectively, of contracts receivable at December 31, 2002. For the year ended December 31, 2003, the Company's top three customers represented 63.7 percent, 27.2 percent and 3.9 percent of total revenue, and 57.3 percent, 19.8 percent and 1.8 percent, respectively, of contracts receivable at December 31, 2003.

15. Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors with voting rights or (c) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The Company adopted the provisions of FIN 46 effective February 1, 2003 and such adoption did not have an impact on its consolidated financial statements since it currently has no variable interest entities. In December 2003, the FASB issued FIN 46R with respect to variable interest entities created before January 31, 2003, which among other things, revised the implementation date to the first fiscal year or interim period ending after March 15, 2004, with the exception of Special Purpose Entities ("SPE"). The consolidation requirements apply to all SPE's in the first fiscal year or interim period beginning after December 15, 2003. The adoption of the provisions of FIN 46R is not expected to have an impact on the Company's consolidated financial statements since it currently has no SPE's.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities("SFAS 149"). SFAS 149 is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS 149 amends SFAS 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133, in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. The Company adopted SFAS 149 on July 1, 2003, which did not have an impact on the Company's financial condition and results of operations.

        In May 2003, the FASB issued SFAS No. 150, Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS 150"). SFAS 150 established standards for how a company clarifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires a company to classify such instruments as liabilities, whereas they previously may have been classified as equity. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and other provisions are effective beginning July 1, 2003.

10,000,000 Shares

InfraSource Services, Inc.

Common Stock

PROSPECTUS
                  , 2004

LEHMAN BROTHERS

MERRILL LYNCH & CO.

BEAR, STEARNS & CO. INC.
D.A. DAVIDSON & CO.
FIRST ALBANY CAPITAL
STIFEL, NICOLAUS & COMPANY
INCORPORATED

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the New York Stock Exchange application fee.

SEC registration fee	$38,569
NASD filing fee	30,500
New York Stock Exchange application fee	200,100
Accounting fees and expenses	750,000
Legal fees and expenses	850,000
Printing and engraving expenses	300,000
Transfer agent fees and expenses	30,000
Blue sky fees and expenses	10,000
Miscellaneous fees and expenses	65,831

Total	$2,275,000

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to InfraSource Services, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

        Article Sixth of InfraSource Services, Inc.'s certificate of incorporation provides that a director of InfraSource Services, Inc. shall not be liable to InfraSource Services, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article Seventh of InfraSource Services, Inc.'s certificate of incorporation provides that InfraSource Services shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including the right to be paid by InfraSource Services, Inc. the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        Prior to the completion of this offering, we intend to enter into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We have also obtained directors' and officers' liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 15. Recent Sales of Unregistered Securities

        In June 2003, in connection with our formation, we issued and sold 2,177 shares of our common stock at a per share purchase price of less than one cent for an aggregate purchase price of $1.00 to OCM/GFI Power Opportunities Fund, L.P., 1,089 shares, and OCM Principal Opportunities Fund II, L.P., 1,089 shares. These shares of common stock were issued in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

        In September 2003, in connection with the Exelon Transaction, we issued and sold 19,741,284 shares of our common stock at a per share purchase price of $4.60 for an aggregate purchase price of $90.7 million to OCM/GFI Power Opportunities Fund, L.P., 12,819,034 shares, and OCM Principal Opportunities Fund II, L.P., 12,819,012 shares. These shares of common stock were issued in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

        In September 2003, in connection with the Exelon Transaction, we issued a $29 million subordinated unsecured promissory note payable to Exelon Enterprises Company LLC, which was increased to $30 million in December 2003 upon completion of our acquisition of an additional entity from Exelon. The note was issued in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

        In October 2003, we issued and sold 171,380 shares of our common stock at a per share purchase price of $4.60 for an aggregate purchase price of $787,500 to three of our executive officers: David R. Helwig, 108,813 shares, Terence R. Montgomery, 46,246 shares and Paul M. Daily, 16,322 shares. These shares of common stock were issued in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

        Since September 24, 2003, we have granted options to directors and employees to purchase an aggregate of 2,702,518 shares of common stock under our 2003 Omnibus Stock Incentive Plan and 2004 Omnibus Stock Incentive Plan, net of canceled grants, of which 489,549 options have been exercised at a price of $4.60 per share. These options were granted in transactions exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of and Rule 701 promulgated under the Securities Act.

        In January 2004, in connection with the Maslonka acquisition, we issued and sold an aggregate of 5,931,950 shares of our common stock at a per share purchase of $4.60 for an aggregate purchase price of $27.3 million to OCM/GFI Power Opportunities Fund, L.P., 2,947,292 shares, OCM Principal Opportunities Fund II, L.P., 2,947,292 shares and certain of our executive officers, 37,367 shares. These shares of common stock were issued in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

        In January 2004, we issued 4,330,820 shares of our common stock to the Maslonka stockholders as part of the consideration in the Maslonka acquisition. These shares of common stock were issued to seven stockholders, all of which were "accredited investors" within the meaning of the Securities Act, in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

        In January 2004, we issued and sold to David R. Helwig, 380,844 shares of our common stock at a per share price of $4.60, pursuant to the exercise of options granted pursuant to an exemption from registration under Section 4(2) of the Securities Act.

        In January 2004, we issued and sold to Terence R. Montgomery, 43,525 shares of our common stock at a per share price of $4.60, pursuant to Mr. Montgomery's exercise of options granted pursuant to an exemption from registration under Section 4(2) of the Securities Act.

        In January 2004, we issued and sold to John R. Marshall, 39,826 shares of our common stock at a per share price of $4.60, pursuant to Mr. Marshall's exercise of options granted pursuant to an exemption from registration under Section 4(2) of the Securities Act.

        In January 2004, we issued and sold to John Brayman, 19,913 shares of common stock at a per share price of $4.60, pursuant to Mr. Brayman's exercise of options granted pursuant to an exemption from registration under Section 4(2) of the Securities Act.

        In March 2004, we issued and sold to Paul M. Daily, 5,441 shares of our common stock at a per share price of $4.60, pursuant to Mr. Daily's exercise of options granted pursuant to an exemption from registration under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No.	Document
1.1	Form of Underwriting Agreement.(1)
2.1	Agreement and Plan of Merger, dated as of June 17, 2003, by and among InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation), Exelon Enterprises Company, LLC, InfraSource Incorporated and Dearborn Merger Sub, Inc.†(1)
2.2	Agreement and Plan of Merger by and among Dearborn Holdings Corporation, InfraSource Incorporated, MAI Acquisition, Inc., Maslonka & Associates, Inc., Martin Maslonka, Mark C. Maslonka, Jon Maslonka, Justin Campbell, Joseph Gabbard, Sidney N. Strauss and Thomas B. Tilford, dated as of January 16, 2004.**†(1)
3.1	Form of Restated Certificate of Incorporation of InfraSource Services, Inc.(1)
3.1.1	Form of Certificate of Amendment to the Restated Certificate of Incorporation of InfraSource Services, Inc.(1)
3.2	Form of Amended and Restated Bylaws of InfraSource Services, Inc.(1)
3.3	Specimen of stock certificate.(1)
4.1	Stockholders Agreement, dated as of September 24, 2003, by and among InfraSource Services, Inc. (f/k/a the Dearborn Holdings Corporation) and its Security Holders party thereto.(1)
4.2	Registration Rights Agreement, dated as of April 20, 2004, by and among InfraSource Services Inc., OCM/GFI Power Opportunities Funds, L.P., OCM Principal Opportunities Fund II, L.P., Martin Maslonka, Thomas B. Tilford, Mark C. Maslonka, Justin Campbell, Joseph Gabbard, Sidney Strauss, Jon Maslonka, David R. Helwig, Terence R. Montgomery and Paul M. Daily.(1)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being sold in the initial public offering.(1)
10.1	Form of Officer and Director Indemnification Agreement.(1)
10.2	Credit Agreement, dated September 24, 2003, made by InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation), InfraSource Incorporated in favor of LaSalle Bank National Association.(1)
10.3	First Amendment, dated as of January 22, 2004, to the Credit Agreement, dated as of September 24, 2003, among InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation), InfraSource Incorporated in favor of LaSalle Bank National Association.(1)

10.4	Volume Agreement, dated as of September 24, 2003, between InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and Exelon Enterprises Company, LLC.**(1)
10.5	2003 Omnibus Stock Incentive Plan.(1)
10.6	Form of 2004 Omnibus Stock Incentive Plan.(1)
10.7	Form of 2004 Employee Stock Purchase Plan.(1)
10.8	InfraSource Incorporated Deferred Compensation Plan.(1)
10.9	Management Agreement, dated September 24, 2003, by and among David Helwig, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)
10.10	Management Agreement, dated September 24, 2003, by and among Terence R. Montgomery, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)
10.11	Management Agreement, dated September 24, 2003, by and among Henry E. Jackson, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)
10.12	Management Agreement, dated September 24, 2003, by and among Stephen J. Reiten, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)
10.13	Management Agreement, dated September 24, 2003, by and among Paul M. Daily, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)
10.14	Amendment to Non-Qualified Time-Based Stock Option Agreement, dated January 27, 2004, by and between Paul Daily and InfraSource Services, Inc.(1)
10.15	Settlement Agreement and General Release of Claims, dated September 29, 2003, by Terence R. Montgomery and InfraSource Incorporated.(1)
10.16	Subscription Agreement, dated January 27, 2004, by OCM Principal Opportunities Fund II, L.P. and InfraSource Services, Inc.(1)
10.17	Subscription Agreement, dated January 27, 2004, by OCM/GFI Power Opportunities Fund, L.P. and InfraSource Services, Inc.(1)
10.18	Subscription Agreement, dated January 29, 2004, by David Helwig and InfraSource Services, Inc.(1)
10.19	Subscription Agreement, dated January 29, 2004, by Paul Daily and InfraSource Services, Inc.(1)
10.20	Form of 2004 Omnibus Stock Incentive Plan Non-Qualified Stock Option Agreement.(1)
10.21	Second Amendment and Waiver, dated April 21, 2004, to the Credit Agreement and the Guarantee and Collateral Agreement.(1)
10.22	Guarantee and Collateral Agreement, dated as of September 24, 2003, by and among InfraSource Services, Inc., (f/k/a Dearborn Holdings Corporation), InfraSource Incorporated and its subsidiaries party thereto, in favor of Barclays Bank PLC.(1)
10.23	Management Agreement, dated April 19, 2004, by and between James Leyden, InfraSource Corporate Services Inc. and solely with respect to Section 4(c), InfraSource Services, Inc.(1)
10.24	Management Agreement, dated April 6, 2004, by and between R. Barry Sauder, InfraSource Corporate Services Inc. and, solely with respect to Section 4(c), InfraSource Services, Inc.(1)
21.1	List of Subsidiaries.(1)
23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.2	Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.3	Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the Registration Statement).(1)
24.2	Power of Attorney.(1)

**
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Securities and Exchange Commission.

†
InfraSource Services agrees to furnish copies of the Schedules and Exhibits referenced in this agreement to the Securities and Exchange Commission upon request.

(1)
Previously filed.

(b)
Financial Statement Schedules

    Report of Independent Auditors on Financial Statement Schedule

    Schedule II—Valuation and Qualifying Accounts

Item 17. Undertakings

  (a)
  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in "Item 14—Indemnification of Directors and Officers" above, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification by the Registrant against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, InfraSource Services, Inc. has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aston, Commonwealth of Pennsylvania, on May 6, 2004.

INFRASOURCE SERVICES, INC.

By:	/s/ DAVID R. HELWIG David R. Helwig Chief Executive Officer and President

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID R. HELWIG David R. Helwig	Chief Executive Officer, President and Director (Principal Executive Offier)	May 6, 2004
* Terence R. Montgomery	Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2004
* John R. Marshall	Director and Chairman of the Board	May 6, 2004
* John Brayman	Director	May 6, 2004
* Christopher S. Brothers	Director	May 6, 2004
* Michael P. Harmon	Director	May 6, 2004
* Ian A. Schapiro	Director	May 6, 2004

* Richard S. Siudek	Director	May 6, 2004
*By:	/s/ DAVID R. HELWIG Attorney-in-fact	May 6, 2004

Report of Independent Auditors on Financial Statement Schedule

To the Board of Directors
of InfraSource Services, Inc.:

Our audits of the consolidated financial statements referred to in our reports dated March 19, 2004, except for Note 18 which the date is April 21, 2004 appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement on Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
March 19, 2004, except for Note 18,
which the date is April 21, 2004

S-1

Schedule II—Valuation and Qualifying Accounts

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES
For the years ended December 31, 2001 and 2002 and
For the period January 1 to September 23, 2003
(predecessor entity-InfraSource Incorporated and Subsidiaries)
and May 30 to December 31, 2003
(in thousands)

		Additions
Descriptions	Balance at Beginning of Period	Charged to Expenses	Charged to Other Accounts		Deductions		Balance at End of Period
Allowance for Uncollectible Accounts Receivable:
InfraSource Services, Inc. and Subsidiaries:
May 30, to December 31, 2003	$8,081	$178	$(3,287)	(a)	$34		$4,938

Predecessor entity-InfraSource Incorporated and Subsidiaries:
January 1 to September 23, 2003	7,462	236	438		55		8,081
Year 2002	18,404	7,964	—		18,906	(b)	7,462
Year 2001	$13,586	$8,676	$—		$3,858	(b)	$18,404
Valuation Allowance for Deferred Tax Assets:
InfraSource Services, Inc. and Subsidiaries:
May 30 to December 31, 2003	$—	$—	$—		$—		$—

Predecessor entity-InfraSource Incorporated and Subsidiaries:
January 1 to September 23, 2003	5,001	915	—		699	(d)	5,217
Year 2002	1,920	(4,311)	7,167	(c)	(225)		5,001
Year 2001	$1,099	$821	$—		$—		$1,920

(a)
Allowance for Uncollectible Accounts Receivable includes net amounts associated with acquisitions and discontinued operations.

(b)
Amounts written off as uncollectible or transferred.

(c)
Amounts established with adoption of SFAS No. 142.

(d)
Reclass to deferred state taxes.

S-2

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement.(1)
2.1	Agreement and Plan of Merger, dated as of June 17, 2003, by and among InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation), Exelon Enterprises Company, LLC, InfraSource Incorporated and Dearborn Merger Sub, Inc.†(1)
2.2	Agreement and Plan of Merger by and among Dearborn Holdings Corporation, InfraSource Incorporated, MAI Acquisition, Inc., Maslonka & Associates, Inc., Martin Maslonka, Mark C. Maslonka, Jon Maslonka, Justin Campbell, Joseph Gabbard, Sidney N. Strauss and Thomas B. Tilford, dated as of January 16, 2004.**†(1)
3.1	Form of Restated Certificate of Incorporation of InfraSource Services, Inc.(1)
3.1.1	Form of Certificate of Amendment to the Restated Certificate of Incorporation of InfraSource Services, Inc.(1)
3.2	Form of Amended and Restated Bylaws of InfraSource Services, Inc.(1)
3.3	Specimen of stock certificate.(1)
4.1	Stockholders Agreement, dated as of September 24, 2003, by and among InfraSource Services, Inc. (f/k/a the Dearborn Holdings Corporation) and its Security Holders party thereto.(1)
4.2	Registration Rights Agreement, dated as of April 20, 2004, by and among InfraSource Services, Inc. OCM Principal Opportunities Fund II, L.P., OCM/GFI Power Opportunities Funds, L.P., Martin Maslonka, Thomas B. Tilford, Mark C. Maslonka, Justin Campbell, Joseph Gabbard, Sidney Strauss, Jon Maslonka, David R. Helwig, Terence R. Montgomery and Paul M. Daily.(1)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being sold in the initial public offering.(1)
10.1	Form of Officer and Director Indemnification Agreement.(1)
10.2	Credit Agreement, dated September 24, 2003, made by InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation), InfraSource Incorporated in favor of LaSalle Bank National Association.(1)
10.3	First Amendment, dated as of January 22, 2004, to the Credit Agreement, dated as of September 24, 2003, among InfraSource Services, Inc. (f/k/a the Dearborn Holdings Corporation), InfraSource Incorporated in favor of LaSalle Bank National Association.(1)
10.4	Volume Agreement, dated as of September 24, 2003, between InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and Exelon Enterprises Company, LLC.**(1)
10.5	2003 Omnibus Stock Incentive Plan.(1)
10.6	Form of 2004 Omnibus Stock Incentive Plan.(1)
10.7	Form of 2004 Employee Stock Purchase Plan.(1)
10.8	InfraSource Incorporated Deferred Compensation Plan.(1)
10.9	Management Agreement, dated September 24, 2003, by and among David Helwig, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)
10.10	Management Agreement, dated September 24, 2003, by and among Terence R. Montgomery, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)
10.11	Management Agreement, dated September 24, 2003, by and among Henry E. Jackson, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)

10.12	Management Agreement, dated September 24, 2003, by and among Stephen J. Reiten, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)
10.13	Management Agreement, dated September 24, 2003, by and among Paul M. Daily, InfraSource Services, Inc. (f/k/a Dearborn Holdings Corporation) and InfraSource Incorporated.(1)
10.14	Amendment to Non-Qualified Time-Based Stock Option Agreement, dated January 27, 2004, by and between Paul Daily and InfraSource Services, Inc.(1)
10.15	Settlement Agreement and General Release of Claims, dated September 29, 2003, by Terence R. Montgomery and InfraSource Incorporated.(1)
10.16	Subscription Agreement, dated January 27, 2004, by OCM Principal Opportunities Fund II, L.P. and InfraSource Services, Inc.(1)
10.17	Subscription Agreement, dated January 27, 2004, by OCM/GFI Power Opportunities Fund, L.P. and InfraSource Services, Inc.(1)
10.18	Subscription Agreement, dated January 29, 2004, by David Helwig and InfraSource Services, Inc.(1)
10.19	Subscription Agreement, dated January 29, 2004, by Paul Daily and InfraSource Services, Inc.(1)
10.20	Form of 2004 Omnibus Stock Incentive Plan Non-Qualified Stock Option Agreement.(1)
10.21	Second Amendment and Waiver, dated April 21, 2004, to the Credit Agreement and the Guarantee and Collateral Agreement.(1)
10.22	Guarantee and Collateral Agreement, dated as of September 24, 2003, by and among InfraSource Services, Inc., (f/k/a Dearborn Holdings Corporation), InfraSource Incorporated and its subsidiaries party thereto, in favor of Barclays Bank PLC.(1)
10.23	Management Agreement, dated April 19, 2004, by and between James Leyden, InfraSource Corporate Services Inc. and solely with respect to Section 4(c), InfraSource Services, Inc.(1)
10.24	Management Agreement, dated April 6, 1993 by and between R. Barry Sauder, InfraSource Corporate Services Inc. and, solely with respect to Section 4(c), InfraSource Services, Inc.(1)
21.1	List of Subsidiaries.(1)
23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.2	Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.3	Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the Registration Statement).(1)
24.2	Power of Attorney.(1)

**
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Securities and Exchange Commission.

†
InfraSource Services agrees to furnish copies of the Schedules and Exhibits referenced in this agreement to the Securities and Exchange Commission upon request.

(1)
Previously filed.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
InfraSource Services, Inc.
The Offering
Summary Consolidated Financial and Other Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
INFRASOURCE SERVICES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Income Statement For The Period January 1—December 31, 2003 (in thousands, except share and per share data)
INFRASOURCE SERVICES, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 (in thousands, except share data)
InfraSource Services, Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2003 (in thousands)
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW OF ELECTRIC POWER TRANSMISSION AND DISTRIBUTION INFRASTRUCTURE
BUSINESS
MANAGEMENT
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Report of Independent Auditors
Report of Independent Auditors
INFRASOURCE SERVICES, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands, except share amounts)
Consolidated Statements of Operations and Comprehensive Income (Loss)
INFRASOURCE SERVICES, INC. AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity (In thousands, except share amounts)
INFRASOURCE SERVICES, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands)
Report of Independent Auditors
MASLONKA & ASSOCIATES, INC. Balance Sheets
MASLONKA & ASSOCIATES, INC. Statements of Income
MASLONKA & ASSOCIATES, INC. Statements of Stockholders' Equity
MASLONKA & ASSOCIATES, INC. Statements of Cash Flows
MASLONKA & ASSOCIATES, INC. Notes to Financial Statements For the Years Ended December 31, 2001, 2002 and 2003
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
POWER OF ATTORNEY
EXHIBIT INDEX